                                                                     Exhibit 4.3

                                 CFP GROUP, INC.
                               CFP HOLDINGS, INC.

                                CREDIT AGREEMENT

      This CREDIT AGREEMENT is dated as of December 30, 1996 and entered into by and among CFP HOLDINGS, INC., a Delaware corporation ("Borrower"), CFP GROUP, INC., a Delaware corporation ("Parent"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "Lender" and collectively as "Lenders"), NATIONSBANK OF TEXAS, N.A. ("NATIONSBANK"), as administrative agent for Lenders (in such capacity, "Administrative Agent"), NATIONS-BANC CAPITAL MARKETS, INC. ("NCMI"), as arranging agent (in such capacity, "Arranging Agent") and as syndication agent (in such capacity, "Syndication Agent"), and FLEET NATIONAL BANK, as Documentation Agent (in such capacity, "Documentation Agent").

                                 R E C I T A L S

      WHEREAS, on the Closing Date (this and other capitalized terms used herein without definition shall have the meanings assigned to those terms in subsection 1.1), (x) Borrower intends to purchase substantially all of the outstanding limited partnership interests in Quality Foods, L.P. and all of the outstanding shares of capital stock of QF Acquisition and QF Management pursuant to the Acquisition Agreement, (y) the remaining limited partnership interests in Quality Foods, L.P. will be exchanged for capital stock of Parent and all limited partnership interests of Quality Foods, L.P. will be contributed to QF Acquisition and (z) immediately upon the consummation of the Acquisition, (i) QF Management will be merged with and into QF Acquisition with QF Acquisition being the surviving corporation in such merger, (ii) Quality Foods, L.P. will transfer all of its assets and liabilities to QF Acquisition and (iii) Quality Foods, L.P. will be liquidated and dissolved;

      WHEREAS, Lenders have agreed to extend certain credit facilities to Borrower, the proceeds of which will be used (i) together with the proceeds of the Bridge Financing, to fund (1) the purchase price payable in connection with the Acquisition, (2) the refinancing of certain indebtedness, (3) the repurchase of certain preferred stock of Parent, and (4) the payment of the Transaction Costs, and (ii) to provide financing for general corporate purposes of Borrower and its Subsidiaries;

      WHEREAS, upon the request of Borrower and subject to the terms and conditions hereof, on the Closing Date, Lenders have agreed to make certain Term Loans and Revolving Loans, to issue the Acquisition Letter of Credit in support of the Seller Notes and to enter into the IRB Reimbursement Agreement;

      WHEREAS, Lenders have agreed to make the remaining Term Loans available hereunder to Borrower to pay the sum due on the Seller Notes, or if not paid, to reimburse the Issuing Lender for a drawing under the Acquisition Letter of Credit;

      WHEREAS, upon a Permitted Securities Issuance, the Net Securities Proceeds therefrom shall be applied (i) to all obligations of Borrower under the Bridge Notes, (ii) under certain circumstances set forth herein, to fund the Distribution Transaction in an amount not to exceed $16,000,000, (iii) to the extent of any remaining portion of such Net Securities Proceeds, first to prepay the Tranche A and Tranche B Term Loans as provided herein and to the extent of any remaining proceeds, to prepay Revolving Loans to the full extent thereof;

      WHEREAS, Borrower desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a first priority Lien on substantially all of its real, personal and mixed property, including without limitation a pledge of all of the capital stock of each of its Subsidiaries; and

      WHEREAS, Parent and all of the Subsidiaries of Borrower have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to Administrative Agent, on behalf of Lenders, a first priority Lien on substantially all of their respective real, personal and mixed property, including without limitation a pledge of all of the capital stock of each of their respective Subsidiaries.

      NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Parent, Borrower, Lenders, Arranging Agent and Syndication Agent agree as follows:

Section 1. DEFINITIONS

1.1 Certain Defined Terms.

      The following terms used in this Agreement shall have the following meanings:

      "Accepting Tranche B Lenders" has the meaning assigned to that term in subsection 2.4B(iv)(c).

      "Accounts Receivable" means, as at any date of determination, the unpaid portion of the obligations (which, if an invoice has been issued, shall be as stated on the respective invoice issued to a customer) with respect to (a) Inventory sold and shipped in the ordinary course of business by any Operating Subsidiary and (b) services provided in the ordinary course of business by any Operating Subsidiary.

      "Acquisition" means the acquisition by Borrower of all of the outstanding limited partnership interests in Quality Foods, L.P. and all of the outstanding shares of capital stock of

QF Acquisition and QF Management, and the other transactions contemplated by the Acquisition Agreement.

      "Acquisition Agreement" means that certain Securities Purchase Agreement by and among Quality Foods, L.P., the partners of Quality Foods, L.P., the stockholders of QF Acquisition and QF Management and Borrower dated as of December 31, 1996, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement and as such agreement may be amended from time to time thereafter to the extent permitted under subsection 7.13A.

      "Acquisition Documents" means the Acquisition Agreement and all material agreements and documents entered into in connection with the Acquisition (including the Assignment and Assumption Agreement between Quality Foods, L.P. and QF Acquisition), in each case, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement, as any such Acquisition Document may be amended from time to time thereafter to the extent permitted under subsection 7.13A

      "Acquisition Financing Requirements" means the aggregate of all amounts necessary (i) to finance the purchase price payable in connection with the Acquisition, (ii) to refinance the Indebtedness set forth on Schedule 4.1E and
(iii) to pay Transaction Costs.

      "Acquisition Letter of Credit" means the letters of credit substantially in the forms attached hereto as Exhibit IV issued for the purpose of supporting the obligation of Borrower to pay the Seller Notes pursuant to subsection 3.1A(2).

      "Acquisition Reimbursement Date" means the earlier of (i) the Reimbursement Date in respect of the Acquisition Letter of Credit and (ii) January 8, 1997.

      "Additional Subordinated Note Documents" the Additional Subordinated Notes and all material agreements entered into in connection with the Additional Subordinated Notes in such form and substance reasonably satisfactory to Administrative Agent and Requisite Lenders, as any of such Additional Subordinated Note Documents may be amended from time to time to the extent permitted under subsection 7.13B.

      "Additional Subordinated Notes" means the promissory notes of Borrower or its Subsidiaries issued after the Closing Date in an aggregate principal amount permitted under subsection 7.1(xii) pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms which taken as a whole are no less favorable to Lenders or Borrower and its Subsidiaries than the corresponding terms in the Bridge Financing Documents; provided that in no event shall such Additional Subordinated Notes contain any provision granting holders thereof the rights with respect to amendments to the Loan Documents set forth in Section 9.16(a) of the note purchase agreement relating to the Bridge Notes as in effect on the Closing Date.

      "Adjusted Eurodollar Rate" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) the offered quotation (rounded upward to the nearest 1/16 of one percent) to first class banks in the London interbank market by NationsBank for U.S. dollar deposits of amounts in same day funds comparable to the principal amount of the Eurodollar Rate Loan of NationsBank for which the Adjusted Eurodollar Rate is then being determined (which principal amount shall be deemed to be $1,000,000 in the event NationsBank is not making, converting to or continuing such a Eurodollar Rate Loan) with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D).

      "Affected Lender" has the meaning assigned to that term in subsection
2.6C.

      "Affected Loan" has the meaning assigned to that term in subsection 2.6C.

      "Affiliate" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any executive officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control", when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling", "controlled" and "under common control" have meanings correlative to the foregoing.

      "Administrative Agent" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

      "Agreement" means this Credit Agreement dated as of December 30, 1996, as it may be amended, supplemented or otherwise modified from time to time.

      "Applicable Margin" means the following:

            (i) for Term Loans A and Tranche A Term Loans for the period prior to the Permitted Securities Issuance Prepayment Date, (1) from the Closing Date until delivery of financial statements for the period ending December 31, 1997 as required pursuant to subsection 6.1(ii), 1.5% per annum for Base Rate Loans and 2.75% per annum for Eurodollar Rate Loans, and (2) thereafter, the percentage per annum determined by reference to the applicable Level set forth below:

            =====================================================
                               Eurodollar            Base
                Level          Rate Loans         Rate Loans
            =====================================================
            Level I              2.75%              1.50%
            =====================================================
            Level II             2.50%              1.50%
            =====================================================
            Level III            2.25%              1.25%
            =====================================================
            Level IV             2.00%              1.00%
            =====================================================

            (ii) for Term Loans A for the period from and after the Permitted Securities Issuance Prepayment Date, (1) from the Permitted Securities Issuance Prepayment Date until delivery of financial statements for the period ending December 31, 1997 as required pursuant to subsection 6.1(ii), 2% per annum for Base Rate Loans and 3% per annum for Eurodollar Rate Loans, and (2) thereafter, the percentage per annum determined by reference to the applicable Level set forth below:

            =====================================================
                               Eurodollar            Base
                Level          Rate Loans         Rate Loans
            =====================================================
            Level I              3.00%             2.00%
            =====================================================
            Level II             2.75%             1.75%
            =====================================================
            Level III            2.50%             1.50%
            =====================================================
            Level IV             2.25%             1.25%
            =====================================================

            (iii) for Revolving Loans (1) from the Closing Date until delivery of financial statements for the period ending December 31, 1997 as required pursuant to subsection 6.1(ii), 1.25% per annum for Base Rate Loans and 2.5% per annum for Eurodollar Rate Loans, and (2) thereafter, the percentage per annum determined by reference to the applicable Level set forth below:

            =====================================================
                               Eurodollar            Base
                Level          Rate Loans         Rate Loans
            =====================================================
            Level I              2.50%             1.25%
            =====================================================
            Level II             2.25%             1.25%
            =====================================================
            Level III            2.00%             1.00%
            =====================================================
            Level IV             1.75%             0.75%
            =====================================================

            The Level with respect to the Applicable Margin shall be determined as of each Measurement Date and shall be the basis for determining the Applicable Margin until the next succeeding Measurement Date; provided, however, that the Applicable Margin for each Loan shall be the percentage per annum determined by reference to Level I for such Loan, for so long as Borrower has not submitted to the Administrative Agent the information necessary for determining the applicable Level as and when required under subsection 6.1(ii) and 6.1(iv).

      "Applied Amount" has the meaning assigned to that term in subsection 2.4B(iv)(b).

      "Asset Sale" means the sale by Parent or any of its Subsidiaries to any Person other than Borrower or any of its Subsidiaries of (i) any of the stock of Borrower or any of Borrower's Subsidiaries, (ii) all or substantially all of the assets of any division or line of business of Parent or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Parent or any of its Subsidiaries outside of the ordinary course of business (other than (a) inventory sold in the ordinary course of business and (b) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions does not exceed $250,000 and in all transactions during any twelve month period does not exceed $1,000,000).

      "Assignment Agreement" means an Assignment Agreement in substantially the form of Exhibit XII annexed hereto.

      "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

      "Base Rate" means, at any time, the higher of (x) the Prime Rate or (y) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

      "Base Rate Loans" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

      "Borrower" means CFP Holdings, Inc., a Delaware corporation.

      "Borrower Pledge Agreement" means the Borrower Pledge Agreement executed and delivered by Borrower on the Closing Date, substantially in the form of
Exhibit XVII annexed hereto, as such Borrower Pledge Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

      "Borrower Security Agreement" means the Borrower Security Agreement executed and delivered by Borrower on the Closing Date, substantially in the form of Exhibit XVIII annexed hereto, as such Borrower Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

      "Borrowing Base" means, as of any date of determination, the sum of 85% of Eligible Accounts Receivable plus 60% of Eligible Inventory in which Administrative Agent, for the benefit of itself and Lenders, holds a fully perfected First Priority security interest, plus, from the Closing Date until the second anniversary of the Closing Date, an amount equal to $750,000 less any proceeds of PIDC Loans (up to $750,000) received after the Closing Date (provided that such amount shall not exceed $375,000 from the first anniversary of the Closing Date to the second anniversary of the Closing Date), as calculated pursuant to the most recent Borrowing Base Certificate and otherwise in accordance with the provisions of subsection 6.12.

      "Borrowing Base Certificate" means a certificate substantially in the form annexed hereto as Exhibit XXVIII delivered by Borrower pursuant to subsection 6.1(xviii).

      "Bridge Financing" means the loans obtained from the issuance by Borrower of the Bridge Notes.

      "Bridge Financing Documents" means all of the Bridge Notes, the note purchase agreements and related agreements and documents pursuant to which the Bridge Financing is being made, in each case, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement, as any such Bridge Financing Document may be amended, supplemented or otherwise modified from time to time thereafter to the extent permitted under subsection 7.13B.

      "Bridge Notes" means the promissory notes of Borrower in the initial principal amount of $25,000,000 issued on the Closing Date (and any notes issued in exchange therefor in the same principal amount pursuant to the Bridge Financing Documents and any additional notes issued in payment of interest thereon, in either case, pursuant to the Bridge Financing Documents) in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement, as such Bridge Notes may be amended, supplemented or otherwise modified from time to time thereafter to the extent permitted under subsection 7.13B.

      "Business Day" means (i) for all purposes other than as covered by clause
(ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any

Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

      "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

      "Cash" means money, currency or a credit balance in a Deposit Account of Parent or any of its Subsidiaries.

      "Cash Equivalents" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date;
(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's.

      "Certificate re Non-Bank Status" means a certificate substantially in the form of Exhibit XIV annexed hereto delivered by a Lender to Administrative Agent pursuant to subsection 2.7B(iii).

      "Change of Control" means the occurrence of any of the following events:

            (i) prior to an Initial Public Offering, Atlantic Equity Partners, L.P. and/or its Affiliates shall cease to beneficially own and control (x) at least 66-2/3% of the number of shares of equity Securities (excluding
      (a) the Series A Preferred Stock owned by Atlantic Equity Partners, L.P. and its Affiliates and (b) from and after the Permitted Securities Issuance Prepayment Date, the Preferred Distribution Stock) of
      Parent (as such number of shares may be adjusted to take into account stock splits, reverse stock splits, dividends payable in share of capital stock and similar transactions) beneficially owned and controlled by such Persons as of the Closing Date and (y) a majority of the issued and outstanding Voting Stock of Parent;

            (ii) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Atlantic Equity Partners, L.P., its Affiliates and/or management employees of Parent or any of its Subsidiaries is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (1) more than 30% of the voting power of all classes of Voting Stock of Parent prior to the Permitted Securities Issuance Prepayment Date and (2) more than 50% of voting power of all classes of Voting Stock of Parent from and after the Permitted Securities Issuance Prepayment Date;

            (iii) Parent, either individually or in conjunction with one or more Subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties of Parent and the Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including capital stock of the Subsidiaries, to any person (other than Borrower or a Subsidiary);

            (iv) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent then in office; or

            (v) Parent or Borrower is liquidated or dissolved or adopts a plan of liquidation or dissolution (other than as a result of a merger, liquidation or dissolution of Borrower into Parent or Parent into Borrower).

      "Class" means, as applied to Lenders, each of the following two classes of
Lenders: (i) Lenders having Term Loans A, Tranche A Term Loan Exposure and/or Revolving Loan Exposure (taken together as a single class) and (ii) Lenders having Tranche B Term Loan Exposure.

      "Closing Date" means the date on or before December 31, 1996, on which either the initial Loans are made and/or the Acquisition Letter of Credit is issued.

      "Collateral" means, collectively, all of the real, personal and mixed property (including capital stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

      "Collateral Account" has the meaning assigned to that term in the Collateral Account Agreement.

      "Collateral Account Agreement" means the Collateral Account Agreement executed and delivered by Borrower and Administrative Agent on the Closing Date, substantially in the form of Exhibit XVI annexed hereto, as such Collateral Account Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

      "Collateral Documents" means the Parent Pledge Agreement, the Borrower Pledge Agreement, the Parent Security Agreement, the Borrower Security Agreement, the Collateral Account Agreement, the Subsidiary Pledge Agreements, the Subsidiary Security Agreements, the Subsidiary Patent Security Agreements, the Subsidiary Trademark Security Agreements, the Mortgages, the MELF Intercreditor Agreement and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

      "Commitments" means the commitments of Lenders to make Loans as set forth in subsection 2.1A.

      "Compliance Certificate" means a certificate substantially in the form of
Exhibit IX annexed hereto delivered to Administrative Agent and Lenders by Borrower pursuant to subsection 6.1(iv).

      "Conforming Leasehold Interest" means any Recorded Leasehold Interest as to which the lessor has agreed in writing for the benefit of Administrative Agent (which writing has been delivered to Administrative Agent), whether under the terms of the applicable lease, under the terms of a Landlord Consent and Estoppel, or otherwise, to the matters described in the definition of "Landlord Consent and Estoppel", which interest, if a subleasehold or sub-subleasehold interest, is not subject to any contrary restrictions contained in a superior lease or sublease.

      "Consolidated Adjusted EBITDA" means, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) total Transaction Costs (to the extent deducted in arriving at Consolidated Net Income), (vii) non-recurring non-operating costs and non-recurring adjustments reducing Consolidated Net Income, in each case, as mutually acceptable to Borrower and Administrative Agent (after consultation with Lenders), and (viii) other non-cash items reducing Consolidated Net Income less other non-cash items increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Parent and its Subsidiaries in conformity with GAAP.

      "Consolidated Adjusted Net Income" means Consolidated Net Income in any Fiscal period adjusted for the after-tax effect, on a cumulative basis from the Closing Date, of (i) purchase accounting adjustments including, but not limited to, amortization of acquired intangibles and step-up depreciation, (ii) the amount of all fees and expenses incurred, expensed, written off, or amortized in conjunction with the Acquisition, the Restructuring, the Distribution Transaction and subsequent refinancings, and (iii) other non-cash expenses incurred including accretion of warrant value and compensation costs resulting from exercise and disposition of, or accretion in value of employee stock options.

      "Consolidated Adjusted Net Worth" means Consolidated Net Worth at the time of determination, adjusted for the after-tax effect, on a cumulative basis from the Closing Date, of (i) purchase accounting adjustments including, but not limited to, amortization of acquired intangibles, step-up depreciation and write-up and/or write-down of inventory and accounts receivable, (ii) the amount of all fees and expenses incurred, expensed, written-off, or amortized in conjunction with the Acquisition, the Restructuring, the Distribution Transaction and subsequent refinancings, and (iii) other non-cash expenses incurred including accretion of warrant value and compensation costs resulting from exercise and disposition of, or accretion in value of employee stock options.

      "Consolidated Capital Expenditures" means, for any period, the sum of (i) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Parent and its Subsidiaries) by Parent and its Subsidiaries during such period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Parent and its Subsidiaries plus (ii) to the extent not covered by clause (i) of this definition, the aggregate of all expenditures by Parent and its Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of Parent minus the sum of all Net Asset Sale Proceeds and proceeds of sales of assets pursuant to clause (b) of the definition of "Asset Sale"; provided that expenditures made in order to consummate acquisitions pursuant to subsection 7.7(vii) shall not be included in the defined term Consolidated Capital Expenditures.

      "Consolidated Cash Interest Expense" means, for any period, Consolidated Interest Expense for such period excluding, however, any interest expense not payable in Cash (including amortization of discount, amortization of debt issuance costs and accretion of value of warrants or non-cash charges with respect to warrants).

      "Consolidated Current Assets" means, as at any date of determination, the total assets of Parent and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

      "Consolidated Current Liabilities" means, as at any date of determination, the total liabilities of Parent and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding any current portion of any long term liabilities and any other liabilities for borrowed money payable in one year or less from the date of incurrence.

      "Consolidated Excess Cash Flow" means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA and (b) the Consolidated Working Capital Adjustment minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of Revolving Loans except to the extent the

Revolving Loan Commitments are permanently reduced in connection with such repayments), (b) Consolidated Capital Expenditures and expenditures made to consummate acquisitions in accordance with the provisions of subsection 7.7(vii) (net of any proceeds of any related financings with respect to such expenditures), (c) Consolidated Cash Interest Expense, (d) the provision for current taxes based on income of Parent and its Subsidiaries and payable in cash with respect to such period and (e) non-recurring and non operating costs referred to in clause (vii) of the definition of Consolidated Adjusted EBITDA with respect to such period.

      "Consolidated Fixed Charges" means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Interest Expense, (ii) all scheduled principal payments on Consolidated Total Debt (including the principal portion of Capitalized Leases), (iii) actual payments of taxes, and (iv) to the extent not included in Consolidated Adjusted EBITDA, all Restricted Junior Payments (excluding the Distribution Transactions, the Preferred Stock Redemption and any payments made to First Atlantic, Ltd. or any of its Affiliates in respect of management consulting or other services to Parent and/or its Subsidiaries), all of the foregoing as determined on a consolidated basis for Parent and its Subsidiaries in conformity with GAAP.

      "Consolidated Interest Expense" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest and Operating Lease payments to the extent not deducted in calculating Consolidated Net Income) of Parent and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Parent and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders on or before the Closing Date.

      "Consolidated Net Income" means, for any period, the net income (or loss) of Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Parent) in which any other Person (other than Parent or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Parent or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Parent or is merged into or consolidated with Parent or any of its Subsidiaries or that Person's assets are acquired by Parent or any of its Subsidiaries, (iii) the income of any Subsidiary of Parent to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses and (vi) the after-tax effect of purchase accounting adjustments related to the write-up and/or write-down of inventory and accounts receivable.

      "Consolidated Net Worth" means, as at any date of determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficits) of Parent and its Subsidiaries on a consolidated basis determined in conformity with GAAP.

      "Consolidated Rental Payments" means, for any period, the aggregate amount of all rents paid or payable by Parent and its Subsidiaries on a consolidated basis during that period under all Operating Leases to which Parent or any of its Subsidiaries is a party as lessee (net of sublease income).

      "Consolidated Total Debt" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Parent and its Subsidiaries less Cash and Cash Equivalents, determined on a consolidated basis in accordance with GAAP.

      "Consolidated Working Capital" means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

      "Consolidated Working Capital Adjustment" means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period, excluding the effect of purchase accounting adjustments related to the write-up and/or write-down of inventory and accounts receivable.

      "Contingent Obligation", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or under acceptance or similar facilities or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

      "Contractual Obligation", as applied to any Person, means any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument relating to the issuance of such Security to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

      "Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Parent or any of its Subsidiaries is a party.

      "Custom Foods" means Custom Food Products, Inc., a California corporation.

      "Declined Tranche B Prepayment Amount" has the meaning assigned to that term in subsection 2.4B(iv)(c).

      "Declining Tranche B Lenders" has the meaning assigned to that term in subsection 2.4B(iv)(c).

      "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

      "Distribution Transaction" means the declaration and payment by Borrower of a distribution to Parent and the subsequent declaration and payment of a distribution by Parent, in an aggregate amount not exceeding $16,000,000, on and with respect to Parent's Class A (Voting and Nonvoting) Common Stock.

      "Dollars" and the sign "$" mean the lawful money of the United States of America.

      "Eligible Accounts Receivable" means, at any date of determination, except as hereinafter provided in this definition, the face amount of all Accounts Receivable of any Operating Subsidiary payable in Dollars, reduced (without duplication for the amounts referred to in clauses (i) through (xv) below) by the amount of all returns, discounts, claims, credits, charges or other allowances. Unless otherwise approved in writing by Administrative Agent, no Account Receivable shall be deemed to be an Eligible Account Receivable if:

            (i) it arises out of a sale made by any Operating Subsidiary to an Affiliate (other than a Subsidiary of Borrower) unless made on an arms length basis in accordance with past practice; or

            (ii) the Account Receivable is unpaid more than 75 days after its due date or more than 105 days after the date of the original invoice with respect thereto; or

            (iii) it is from the same account debtor (or any Affiliate thereof) and 50% or more, in face amount, of all Accounts Receivable from such account debtor (or any Affiliate thereof) are ineligible pursuant to clause (ii) above; or

            (iv) it is from (a) an account debtor (other than a Major Customer) the aggregate Accounts Receivable of which, at the date of determination, exceed 10% of the aggregate amount of all Accounts Receivable at such date of determination or (b) any Major Customer or any Affiliate thereof the aggregate Accounts Receivable of which, at the date of determination, exceed 40% of the aggregate amount of all Accounts Receivable at such date of determination, but in each case under (a) or (b) only to the extent of such excess; or

            (v) the account debtor has disputed in writing its liability on, or the account debtor has made any claim with respect to, such Account Receivable or any other Account Receivable due from such account debtor to the applicable Operating Subsidiary, which has not been resolved within 90 days, to the extent of the amount of such dispute or claim; or

            (vi) the account debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction over the account debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under the federal bankruptcy laws has been filed by or against the account debtor, or if the account debtor has filed a certificate of dissolution under applicable law or shall be liquidated, dissolved or wound-up, or shall authorize or commence any action or proceeding for dissolution, winding-up or liquidation, or if the account debtor has failed, suspended business, declared itself to be insolvent, is generally not paying its debts as they become due or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; unless
      (a) the payment of Accounts Receivable from such account debtor is secured in a manner reasonably satisfactory to Administrative Agent and Administrative Agent does not notify Borrower in writing within 10 days of receipt of notice with respect thereto that such security is not reasonably satisfactory or (b) the Account Receivable from such account debtor arises subsequent to a decree or order for relief with respect to such account debtor under the federal bankruptcy laws as now or hereafter in effect and Agent notifies Borrower in writing that it has determined that the timely payment and collection of such Account Receivable will not be impaired; or

            (vii) the sale is to an account debtor outside of the continental United States or Canada, unless (a) the account debtor thereon has supplied Borrower or the applicable Operating Subsidiary with an irrevocable letter of credit in form and substance reasonably satisfactory to Administrative Agent, issued by a financial institution reasonably satisfactory to Administrative Agent and which has been duly transferred to Administrative Agent (together with sufficient documentation to permit direct draws by Administra-tive Agent) and Administrative Agent does not notify Borrower in writing within 10 days of receipt that such security is not reasonably satisfactory or (b) payment of the Accounts Receivable is unconditionally guarantied by an Affiliate of such account debtor located in the United States or Canada (and, at Administrative Agent's reasonable request, Administrative Agent shall have received reasonable assurance of the enforceability of such guaranty) or secured by a letter of credit or other arrangement that is, in each case, upon terms and conditions reasonably satisfactory to Administrative Agent; or

            (viii) Administrative Agent determines in its reasonable discretion based upon standard practices in the banking industry consistent with past determinations made by Administrative Agent pursuant to this Agreement that collection of such Account Receivable is unlikely or that such Account Receivable may not be paid by reason of the account debtor's financial inability to pay and notifies Borrower in writing to such effect; or

            (ix) the account debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Operating Subsidiary duly assigns its rights to payment of such Account Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. ss.3727 et seq.); or

            (x) the goods giving rise to such Account Receivable have not been shipped to the account debtor or the services giving rise to such Account Receivable have not been performed by the applicable Operating Subsidiary and accepted by the account debtor or the Account Receivable otherwise does not represent a final sale or is on a guarantied sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return; or

            (xi) Administrative Agent does not have a valid and perfected First Priority security interest in such Account Receivable or the Account Receivable does not otherwise materially conform to the representations and warranties contained in this Agreement or the other Loan Documents; or

            (xii) the Accounts Receivable arises out of a service contract or other contract other than with respect to Inventory sold to an account debtor or pursuant to co-packing or other commodity processing arrangements; or

            (xiii) any Accounts Receivable against which the account debtor or any Person obligated to make payment thereon asserts in writing any defense, offset, counterclaim, or other right to avoid or reduce the liability represented by such Accounts Receivable, other than discounts in the ordinary course of business (but only to the extent thereof); or

            (xiv) the Account Receivable is not based upon an actual and bona fide sale and shipment or delivery of goods to customers, or upon the provision of services to customers, in either case made by the Operating Subsidiaries in the ordinary course of business; or

            (xv) the Account Receivable does not meet such additional standards of eligibility for Eligible Accounts Receivable as shall be imposed by Administrative Agent in its reasonable discretion based upon standard practices in the banking industry consistent with past determinations made by Administrative Agent pursuant to this Agreement and of which Borrower has been notified in advance in writing.

      "Eligible Assignee" means (A) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including, but not limited to, insurance companies, mutual funds and lease financing companies; and (B) any Lender and any Affiliate of any Lender; provided that no Affiliate of Borrower shall be an Eligible Assignee.

      "Eligible Inventory" means, as at any date of determination, the Dollar value valued at the lower of cost or market value of all of each Operating Subsidiary's Inventory, excluding the following:

            (a) any Inventory which is not owned solely by an Operating Subsidiary free and clear of all Liens except the security interests granted pursuant to the Collateral Documents;

            (b) any Inventory which is (i) not located on an Operating Subsidiary's owned premises or (ii) not located on premises leased by an Operating Subsidiary with respect to which a Landlord's Consent and Estoppel has been obtained, or (iii) is in transit to a location other than an Operating Subsidiary's owned premises or premises leased by an Operating Subsidiary with respect to which a Landlord's Consent and Estoppel has been obtained, or (iv) in any case, not located in the United States of America or other locations approved by Administrative Agent;

            (c) any Inventory which is on lease or consignment from any Person to an Operating Subsidiary;

            (d) any Inventory which is packaging material or supplies;

            (e) any Inventory which is obsolete, damaged, unsalable or otherwise unfit for its intended use or sale; and

            (f) to the extent not already excluded from or reflected in the value of Eligible Inventory, any reserves required by the Administrative Agent in its discretion for special order goods, market value declines and bill-and-hold (deferred shipment) sales in accordance with standard practices in the banking industry consistent, as applicable, with past determinations made by Administrative Agent pursuant to this Agreement for the evaluation of Inventory.

      "Employee Benefit Plan" means any "employee benefit plan" as defined in
Section 3(3) of ERISA which is or was maintained or contributed to by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

      "Environmental Claim" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or
(iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

      "Environmental Laws" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of governmental authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Parent or any of its Subsidiaries or any Facility, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), the Federal Insec- ticide, Fungicide and Rodenticide Act (7 U.S.C. ss.136 et seq.), the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.), the Oil Pollution Act (33 U.S.C. ss. 2701 et seq) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. ss. 11001 et seq.), each as amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, the rules and regulations promulgated thereunder from time to time in effect, and any successor thereto.

      "ERISA Affiliate" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of
Section 414(b) of the Internal Revenue Code of which that Person is a member;
(ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Parent or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Parent or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Parent or such Subsidiary and with respect to liabilities arising after such period for which Parent or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

      "ERISA Event" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan;
(iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Parent, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multi-employer Plan if there is any potential liability therefor, or the receipt by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to
Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Parent, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under
Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Parent, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under
Section 501(a) of the Internal Revenue Code; or

(xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

      "Escrow Funds" shall mean any and all Cash held in escrow as provided in the Acquisition Agreement.

      "Estimated Tranche B Prepayment Amount" has the meaning assigned to that term in subsection 2.4B(iv)(c).

      "Eurodollar Rate Loans" means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

      "Event of Default" means each of the events set forth in Section 8.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

      "Facilities" means any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Parent or any of its Subsidiaries or any of their respective predecessors.

      "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

      "Financial Plan" has the meaning assigned to that term in subsection 6.1(xiii).

      "Financial Statements" has the meaning assigned to that term in subsection 4.1L.

      "First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the most senior Lien (other than Permitted Liens to the extent not perfected by filing of any UCC financing statements) to which such Collateral is subject.

      "Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

      "Fiscal Year" means the fiscal year of Parent and its Subsidiaries ending on September 30 (provided that at Borrower's election the Fiscal Year of Parent and its Subsidiaries may be changed on or prior to September 30, 1997 to any date from December 31 through March 31 of each calendar year) except that, in the case of Quality Foods, L.P., QF Management and QF Acquisition for any period prior to the Closing Date, "Fiscal Year" means the fiscal year of such Persons ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

      "Flood Hazard Property" means a Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

      "Funding and Payment Office" means (i) the office of Administrative Agent and Swing Line Lender located at 901 Main Street, Dallas, Texas 75202 or (ii) such other office of Administrative Agent and Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent and Swing Line Lender to Borrower and each Lender.

      "Funding Date" means the date of the funding of a Loan.

      "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

      "Governmental Acts" has the meaning assigned to that term in subsection 3.5A.

      "Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

      "Guaranties" means the Parent Guaranty and the Subsidiary Guaranty.

      "Hazardous Materials" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", acutely hazardous waste, "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation;

(viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

      "Hazardous Materials Activity" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

      "Hedge Agreement" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

      "Indebtedness", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations of such Person as lessee under Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements and Currency Agreements shall constitute (X) in the case of Hedge Agreements, Contingent Obligations and (Y) in all other cases, Investments, and in neither case constitute Indebtedness.

      "Indemnitee" has the meaning assigned to that term in subsection 10.3.

      "Initial Public Offering" means a public offering of the capital stock of Parent that first results in the capital stock of Parent becoming listed for trading on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market and, if the Permitted Securities Issuance Prepayment Date has not occurred, results in gross proceeds to Parent of not less than $30,000,000.

      "Intellectual Property" means all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of Borrower and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Borrower and its Subsidiaries, taken as a whole.

      "Interest Payment Date" means (i) with respect to any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 1997, and

(ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months "Interest Payment Date" shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

      "Interest Period" has the meaning assigned to that term in subsection
2.2B.

      "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Borrower or any of its Subsidiaries is a party.

      "Interest Rate Determination Date" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

      "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

      "Inventory" means, with respect to any Person as of any date of determination, all goods, merchandise and other personal property which are then held by such Person for sale or lease, including raw materials and work in process.

      "Investment" means (i) any direct or indirect purchase or other acquisition by Parent or any Subsidiary of Parent of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Parent), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by Parent or any Subsidiary of Parent from any Person other than Parent or any of its Subsidiaries, of any equity Securities of such Loan Party, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Parent or any of its Subsidiaries to, or any other investment by Parent or any of its Subsidiaries in, any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or
(iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

      "IP Collateral" means, collectively, the Collateral under the Subsidiary Trademark Security Agreements and the Subsidiary Patent Security Agreements.

      "IRB Debt" means the Indebtedness evidenced by the Taxable Development Revenue Bonds, 1995 Series D issued by PEDFA on December 27, 1995 in the original aggregate principal amount of $4,400,000.

      "IRB Letter of Credit" means the PNC Letter of Credit attached hereto as
Schedule 9.2 and any replacement letter of credit issued by the Issuing Lender as set forth in subsection 9.2A.

      "IRB Reimbursement Advance" means any amounts paid or payable by the Issuing Lender under the IRB Reimbursement Agreement.

      "IRB Reimbursement Agreement" means the Participation and Reimbursement Agreement and the Pledge, Security and Indemnification Agreement, in each case, dated as of December 30, 1996 between NationsBank and PNC Bank, National Association, substantially in the form of Exhibit XXIX annexed hereto, as such Participation and Reimbursement Agreement or Pledge, Security and Indemnification Agreement may be amended, supplemented or otherwise modified from time to time, together with the any replacement agreements having substantially the same terms.

      "IRB Trust Indenture" means that certain Trust Indenture dated as of December 1, 1995 between PEDFA and Mellon Bank, N.A., as in effect on the Closing Date.

      "Issuing Lender" means NationsBank in its capacity as the issuer of a Letter of Credit or in its capacity as the "Participation Bank" under the IRB Reimbursement Agreement, as applicable.

      "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

      "Landlord Consent and Estoppel" means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, substantially in the form of either Exhibit XXIIIA or
Exhibit XXIIIB.

      "Leasehold Property" means any leasehold interest of any Loan Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Administrative Agent in its sole discretion as not being required to be included in the Collateral.

      "Lender" and "Lenders" means the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term "Lenders" shall include Swing Line Lender unless the context otherwise requires; provided that the term "Lenders", when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

      "Letter of Credit" or "Letters of Credit" means the Revolving Letters of Credit and the Acquisition Letter of Credit.

      "Level" means Level I, Level II or Level III, as applicable.

      "Level I" means the existence, as of any Measurement Date, of a Leverage Ratio for the twelve consecutive month period ending on the last day of the period covered by the financial statements relating to such Measurement Date of greater than or equal to 3.70 to 1.00; provided that for purposes of determining the Applicable Margin for Term Loans A after the Permitted Securities Issuance Prepayment Date, Level I means the existence of a Leverage Ratio of greater than or equal to 4.40 to 1.00.

      "Level II" means the existence, as of any Measurement Date, of a Leverage Ratio for the twelve consecutive month period ending on the last day of the period covered by the financial statements relating to such Measurement Date of less than 3.70 to 1.00 but greater than or equal to 3.00 to 1.00; provided that for purposes of determining the Applicable Margin for Term Loans A after the Permitted Securities Issuance Prepayment Date, Level II means the existence of a Leverage Ratio of less than 4.40 to 1.00 but greater than or equal to 3.80 to 1.00.

      "Level III" means the existence, as of any Measurement Date, of a Leverage Ratio for the twelve consecutive month period ending on the last day of the period covered by the financial statements relating to such Measurement Date of less than 3.00 to 1.00 but greater than or equal to 2.30 to 1.00; provided that for purposes of determining the Applicable Margin for Term Loans A after the Permitted Securities Issuance Prepayment Date, Level III means the existence of a Leverage Ratio of less than 3.80 to 1.00 but greater than or equal to 3.00 to 1.00.

      "Level IV" means the existence, as of any Measurement Date, of a Leverage Ratio for the twelve consecutive month period ending on the last day of the twelve consecutive month period ending on the last day of the period covered by the financial statements relating to such measurement Date of less than 2.30 to 1.00; provided that for purposes of determining the Applicable Margin for Term Loans A after the Permitted Securities Issuance Prepayment Date, Level IV means the existence of a Leverage Ratio of less than 3.00 to 1.00.

      "Leverage Ratio" has the meaning set forth in subsection 7.6C.

      "Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

      "Loan" or "Loans" means one or more of the Term Loans A, Tranche A Term Loans, Tranche B Term Loans, Revolving Loans or Swing Line Loans or any combination thereof.

      "Loan Documents" means this Agreement, the Notes and the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Borrower in favor of Issuing Lender relating to the Letters of Credit), the Guaranties, IRB Reimbursement Agreement and the Collateral Documents.

      "Loan Party" means each of Parent, Borrower and any of Borrower's Subsidiaries from time to time executing a Loan Document, and "Loan Parties" means all such Persons, collectively.

      "Major Customer" means any of (i) Chef America, Inc., (ii) Sysco Corp.,
(iii) Arby's, together with all of its distributors, franchisees, buying cooperatives and company-owned stores, and (iv) Subway, together with all of its distributors, franchisees, buying cooperatives and company-owned stores.

      "Management Consulting Agreement" means that certain Management Consulting Agreement dated as of December 30, 1996, by and between First Atlantic Capital, Ltd. and Parent.

      "Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

      "Material Adverse Effect" means any change or changes, or effect or effects, that have occurred or are threatened, and that individually or in the aggregate could be reasonably likely to be materially adverse to (a) the business, operations, assets, prospects or condition (financial or otherwise) of Borrower individually or Parent together with its Subsidiaries taken as a whole, or (b) the legality, validity, binding nature or enforceability against Borrower of any Loan Document or any Material Contract to which it is a party or pursuant to which it has any obligation.

      "Material Contract" means any contract or other arrangement to which Parent or any of its Subsidiaries is a party (other than the Loan Documents and the Related Agreements), or by which any of their assets or properties are bound, for which breach, nonperformance, cancellation or failure to renew would have a Material Adverse Effect.

      "Material Leasehold Property" means a Leasehold Property reasonably determined by Administrative Agent to be of material value as Collateral or of material importance to the operations of Borrower or any of its Subsidiaries; provided, however that a Leasehold Property with respect to which the aggregate amount of all rents payable during any one Fiscal Year does not exceed $350,000 shall not be a "Material Leasehold Property".

      "Material Subsidiary" means Custom Foods, QF Acquisition and each Subsidiary of Borrower or Parent now existing or hereafter acquired or formed by Borrower which, on a consolidated basis for such Subsidiary and its Subsidiaries, (i) for the most recent Fiscal Year accounted for more than 7.5% of the consolidated revenues of Borrower and its Subsidiaries or (ii) as at the end of such Fiscal Year, was the owner of more than 7.5% of the consolidated assets of Borrower and its Subsidiaries.

      "Maximum Exposure Under IRB Reimbursement Agreement" means, as of the date of determination, the maximum exposure of Issuing Lender under the IRB Reimbursement Agreement, including possible exposure for reimbursement payments, interest, fees, expenses, increased costs and indemnification claims, all as determined in good faith by Issuing Lender.

      "Measurement Date" means the third Business Day following receipt by Lenders of the financial statements required to be delivered pursuant to subsection 6.1(ii) and the Compliance

Certificate required to be delivered by subsection 6.1(iv)(b) with respect to the accounting period covered by such financial statements.

      "MELF" means the Commonwealth of Pennsylvania, acting through the Department of Commerce Machinery and Equipment Loan Fund.

      "MELF Intercreditor Agreement" means the Intercreditor Agreement executed and delivered by Administrative Agent and MELF on the Closing Date, substantially in the form of Exhibit XXX annexed hereto, as such Intercreditor Agreement may be amended, supplemented or otherwise modified from time to time.

      "Mortgage" means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, substantially in the form of Exhibit XXVII annexed hereto or in such other form as may be approved by Administrative Agent in its sole discretion, in each case with such changes thereto as may be recommended by Administrative Agent's local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at Administrative Agent's option, in the case of an Additional Mortgaged Property (as defined in subsection 6.9), an amendment to an existing Mortgage, in form satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage, in either case as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time. "Mortgages" means all such instruments, including the Closing Date Mortgages (as defined in subsection 4.1H) and any Additional Mortgages (as defined in subsection 6.9), collectively.

      "Mortgaged Property" means a Closing Date Mortgaged Property (as defined in subsection 4.1H) or an Additional Mortgaged Property (as defined in subsection 6.9).

      "Multiemployer Plan" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

      "NationsBank" has the meaning assigned to that term in the introduction to this Agreement.

      "Net Asset Sale Proceeds" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Parent or any of its Subsidiaries from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including without limitation (i) taxes reasonably estimated to be actually payable in connection with such Asset Sale, (ii) payment of liabilities relating to assets sold at the time of, or within 30 days after the date of such Asset Sale, (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans, the Bridge Financing or any Permitted Securities Issuance) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (iv) reasonable and customary fees, commissions and expenses, other costs paid by Parent or any of its Subsidiaries to any Person (other than an Affiliate of Parent) in connection with such Asset Sale.

      "Net Insurance/Condemnation Proceeds" means any Cash payments or proceeds received by Parent or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Parent or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Parent or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Parent or such Subsidiary in respect thereof.

      "Net Pension Proceeds" has the meaning assigned to that term in subsec-tion 2.4B(iii)(c).

      "Net Securities Proceeds" means, with respect to any sale or issuance of any Indebtedness or capital stock or other ownership or profit interest, any securities convertible into or exchangeable for capital stock or other ownership or profit interest or any warrants, rights, options or other securities to acquire capital stock or other ownership or profit interest or any other Securities by any Person, the aggregate amount of Cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions and (b) the amount of taxes payable in connection with or as a result of such transaction, in each case to the extent, but only to the extent, that the fees, commissions and other amounts so deducted are, at the time of receipt of such Cash, actually paid to a Person pursuant to an arm's-length transaction on commercially reasonable terms to Parent and/or its Subsidiaries and are properly attributable to such transaction or to the asset that is the subject thereof.

      "Notes" means one or more of the Term Loans A Notes, Tranche A Term Notes, Tranche B Term Notes, Revolving Notes or Swing Line Note or any combination thereof.

      "Notice of Borrowing" means a notice substantially in the form of Exhibit I annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 2.1B with respect to a proposed borrowing.

      "Notice of Conversion/Continuation" means a notice substantially in the form of Exhibit II annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

      "Notice of Issuance of Letter of Credit" means a notice substantially in the form of Exhibit III annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

      "Obligations" means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit or the IRB Reimbursement Agreement, fees, expenses, indemnification or otherwise.

      "Officers' Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer or its treasurer; provided that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto,
(ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with; provided further that no officer of any Loan Party executing and delivering an Officer's Certificate in good faith shall be personally liable under such Officer's Certificate, except to the extent of fraud, gross negligence or willful misconduct.

      "Operating Lease" means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

      "Operating Subsidiary" means each Subsidiary of Parent other than Borrower, and "Operating Subsidiaries" means all such Subsidiaries collectively.

      "Parent" means CFP Group, Inc., a Delaware corporation.

      "Parent Guaranty" means the Parent Guaranty executed and delivered by Parent on the Closing Date, substantially in the form of Exhibit XXIV annexed hereto, as such Parent Guaranty may thereafter be amended, supplemented or otherwise modified from time to time.

      "Parent Pledge Agreement" means the Parent Pledge Agreement executed and delivered by Parent on the Closing Date, substantially in the form of Exhibit XXV annexed hereto, as such Parent Pledge Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

      "Parent Security Agreement" means the Parent Security Agreement executed and delivered by Parent on the Closing Date, substantially in the form of
Exhibit XXVI annexed hereto, as such Parent Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

      "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

      "PEDFA" means the Pennsylvania Economic Development Financing Authority, a public instrumentality and body corporate and politic of the Commonwealth of Pennsylvania.

      "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

      "Permitted Encumbrances" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

            (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

            (ii) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

            (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

            (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

            (v) leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

            (vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its

      Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations and exceptions to title set forth on title reports delivered to Administrative Agent pursuant to subsection 4.1H(v);

            (vii) any (a) interest or title of a lessor or sublessor under any lease, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

            (viii) Liens arising from filing UCC financing statements relating solely to leases permitted by this Agreement;

            (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

            (x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

            (xi) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Borrower and its Subsidiaries; and

            (xii) licenses of patents, trademarks and other intellectual property rights granted by Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Borrower or such Subsidiary.

      "Permitted Liens" means the Liens permitted pursuant to subsection 7.2A.

      "Permitted Securities Issuance" means any of the following issued after the Closing Date: (i) the Senior Guaranteed Notes; (ii) the Subordinated Notes; and (iii) equity Securities of Parent, in each case, to the extent proceeds thereof are applied in accordance with subsection 2.4B(iii)(e).

      "Permitted Securities Issuance Prepayment Date" means the date on which the Net Securities Proceeds from one or more Permitted Securities Issuances results in a prepayment of all Term Loans other than Term Loans A.

      "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

      "PIDA Loan" means the loans in the aggregate principal amount of $1,750,000 to be made by the Pennsylvania Industrial Development Authority after the Closing Date, in form and substance reasonably satisfactory to Administrative Agent and the Requisite Lenders.

      "PIDC Loan" means the loans in the aggregate principal amount of at least $750,000 to be made by the Pennsylvania Industrial Development Corporation after the Closing Date, in form and substance reasonably satisfactory to Administrative Agent and the Requisite Lenders.

      "Pledged Collateral" means, collectively, the "Pledged Collateral" as defined in the Parent Pledge Agreement, Borrower Pledge Agreement and the Subsidiary Pledge Agreements.

      "Potential Event of Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

      "Preferred Distribution Stock" means a new class of preferred stock of Parent (having aggregate liquidation preference of $16,000,000) issued as a dividend or distribution on and with respect to Parent's Class A (Voting and Nonvoting) Common Stock, which preferred stock shall have rights, preferences and designations reasonably acceptable to Administrative Agent (after consultation with Lenders).

      "Preferred Stock Redemption" means the redemption or repurchase by Parent of up to 3,528 shares of the Series A Preferred Stock of Parent, in accordance with Parent's Certificate of Incorporation on or prior to June 30, 1997 for an aggregate amount not to exceed $1,225,000.

      "Prepayment Date" has the meaning assigned to that term in subsection 2.4B(iv)(c).

      "Prepayment Notice" has the meaning assigned to that term in subsection 2.4B(iv)(c).

      "Prime Rate" means the rate that NationsBank announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. NationsBank or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

      "Pro Rata Share" means (i) with respect to all payments, computations and other matters relating to the Term Loans A Commitment or Term Loans A of any Lender, the percentage obtained by dividing (x) the outstanding principal amount of the Term Loans A of that Lender by (y) the aggregate principal amount of all Term Loans A of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Tranche A Term Loan Commitment or the Tranche A Term Loan of any Lender, the percentage obtained by dividing (x) the Tranche A Term Loan Exposure of that Lender by (y) the aggregate Tranche A Term Loan Exposure of all Lenders, (iii) with respect to all payments, computations and other matters relating to the Tranche B Term Loan Commitment or the Tranche B Term Loan of any Lender, the percentage obtained by dividing (x) the Tranche B Term Loan Exposure of that Lender by (y) the aggregate Tranche B Term Loan Exposure of all Lenders,
(iv) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender or the IRB Reimbursement Agreement or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (v) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Term Loans A of that Lender, the Tranche A Term Loan Exposure of that Lender plus the Tranche B Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (y) the sum of the aggregate Term Loans A of all Lenders, Tranche A Term Loan Exposure of all Lenders plus the aggregate Tranche B Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted as a result of prepayments of the Declined Tranche B Prepayment Amount pursuant to subsection 2.4B(iv)(c) or by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender for purposes of each of clauses (i), (ii), (iii), (iv) and (v) of the preceding sentence is set forth opposite the name of that Lender in Schedule
2.1 annexed hereto.

      "PTO" means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

      "Purchase Price Adjustment Payments" means any and all Cash received by Borrower or any other Loan Party pursuant to the purchase price adjustment provisions of the Acquisition Agreement.

      "QF Acquisition" means QF Acquisition Corp., a Delaware corporation.

      "QF Management" means QF Management Corp., a Delaware corporation.

      "Quality Foods, L.P." means Quality Foods, L.P., a Delaware limited partnership.

      "Real Property Asset" means, at any time of determination, any interest then owned by any Loan Party in any real property.

      "Recorded Leasehold Interest" means a Leasehold Property with respect to which a Record Document (as hereinafter defined) has been recorded in all places necessary or desirable, in Administrative Agent's reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property. For purposes of this definition, the term "Record Document" means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Administrative Agent.

      "Refunded Swing Line Loans" has the meaning assigned to that term in subsection 2.1A(v).

      "Register" has the meaning assigned to that term in subsection 2.1D.

      "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

      "Reimbursement Date" has the meaning assigned to that term in subsection 3.3B.

      "Related Agreements" means, collectively, the Acquisition Documents, the Senior Guaranteed Note Documents, the Bridge Financing Documents, the Subordinated Note Documents, the Seller Notes, the Stockholders Agreement, the Additional Subordinated Note Documents and all material agreements entered into in connection with the IRB Debt, PIDA Loan, PIDC Loan or any loan from MELF to any Loan Party.

      "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

      "Requisite Class Lenders" means, at any time of determination (i) for the Class of Lenders having outstanding Term Loans A, Tranche A Term Loan Exposure and/or Revolving Loan Exposure, Lenders having or holding more than 50% of the sum of the aggregate outstanding Term Loans A of all Lenders plus the aggregate Tranche A Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders and (ii) for the Class of Lenders having Tranche B Term Loan Exposure, Lenders having or holding more than 50% of the aggregate Tranche B Term Loan Exposure of all Lenders.

      "Requisite Lenders" means Lenders having or holding more than 66 2/3% of the sum of the aggregate principal amount of outstanding Term Loans A, plus Tranche A Term Loan Exposure of all Lenders plus the aggregate Tranche B Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders.

      "Responsible Officer" means any senior financial officer and any other officer of Parent, Borrower or any of their Subsidiaries with responsibility for the administration of the relevant portion of this Agreement.

      "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or Parent now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or Parent now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or Parent now or hereafter outstanding, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, the Bridge Financing, Seller Notes, any Senior Guaranteed Notes, any Subordinated Notes and any Additional Subordinated Notes and (v) any payment made to First Atlantic Capital, Ltd. or any of its Affiliates in respect of management consulting or other services provided to Parent and/or its Subsidiaries.

      "Restructuring" means the following transactions, as a result of which substantially all of the assets and liabilities of Quality Foods, L.P. will be transferred to and assumed by QF Acquisition: (i) the merger of QF Management with and into QF Acquisition with QF Acquisition being the surviving corporation; (ii) the contribution by Parent and Borrower of all limited partnership interests of Quality Foods, L.P. to QF Acquisition, as a result of which QF Acquisition holds all of the limited partnership interests of Quality Foods, L.P.; (iii) the transfer of all assets and liabilities of Quality Foods, L.P. to QF Acquisitions; and (iv) the liquidation and dissolution of Quality Foods, L.P., all on terms and conditions reasonably satisfactory to Administrative Agent and Requisite Lenders.

      "Revolving Letter of Credit" or "Revolving Letters of Credit" means the Letters of Credit issued or to be issued by Issuing Lender for the account of Borrower pursuant to subsection 3.1A(1) for the purpose of supporting obligations of Borrower and or any of its Subsidiaries in the ordinary course of business of Borrower or such Subsidiary.

      "Revolving Letter of Credit Usage" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Revolving Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Revolving Letters of Credit honored by Issuing Lender and not theretofore reimbursed by Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) plus (iii) the Maximum Exposure Under IRB Reimbursement Agreement.

      "Revolving Loan Commitment" means the commitment of a Lender to make Revolving Loans to Borrower pursuant to subsection 2.1A(iv), and "Revolving Loan Commitments" means such commitments of all Lenders in the aggregate.

      "Revolving Loan Commitment Termination Date" means June 30, 2002.

      "Revolving Loan Exposure" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender's

Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the case of Issuing Lender, the aggregate Revolving Letter of Credit Usage (net of any participations purchased by other Lenders in any Letter of Credit, the IRB Reimbursement Agreement or any unreimbursed drawings under such Letter of Credit or IRB Reimbursement Advance) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit, the IRB Reimbursement Agreement or any unreimbursed drawings under any Letters of Credit or IRB Reimbursement Advance plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein purchased by other Lenders) plus (e) the aggregate amount of all participations purchased by that Lender in any outstanding Swing Line Loans.

      "Revolving Loans" means the Loans made by Lenders to Borrower pursuant to subsection 2.1A(iv).

      "Revolving Notes" means (i) the promissory notes of Borrower issued pursuant to subsection 2.1E(i)(c) on the Closing Date and (ii) any promissory notes issued by Borrower pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Lenders, in each case substantially in the form of Exhibit VII annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

      "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

      "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

      "Sellers" means all of the stockholders of QF Acquisition and QF Management and all of the limited partners of Quality Foods, L.P.

      "Seller Notes" means the promissory notes of Borrower in an aggregate principal amount of up to $58,000,000 issued on the Closing Date to the Sellers in connection with the Acquisition in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement, as such Seller Notes may be amended from time to time thereafter to the extent permitted under subsection 7.13B.

      "Seller Notes Maturity Date" means January 3, 1997.

      "Senior Guaranteed Note Documents" means the Senior Guaranteed Notes, the indenture pursuant to which the Senior Guaranteed Notes will be issued, and all other material agreements entered into in connection with the Senior Guaranteed Notes (including only such terms and conditions as described in the draft "Description of the Notes" section of the Preliminary Offering Memorandum delivered to Lenders on or before the Closing Date pursuant to subsection 4.1E or other terms and conditions no less favorable to Borrower and its Subsidiaries or Lenders, taken as a whole, from those set forth therein), as any of such Senior Guaranteed Note Documents may be amended from time to time to the extent permitted under subsection 7.13B.

      "Senior Guaranteed Notes" means the Senior Guaranteed Notes of Borrower in an aggregate amount of not less than $110,000,000 (or, if the Distribution Transaction is not effected, $94,000,000) issued pursuant to the Senior Guaranteed Note Documents, as such Senior Guaranteed Notes may be amended from time to time to the extent permitted under subsection 7.13B.

      "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute or matured, (c) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person's ability to pay as such debts and liabilities mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's property would constitute an unreasonably small capital.

      "Stockholders Agreement" means the Stockholders Agreement executed and delivered by Parent and certain of its stockholders on the Closing Date, delivered to Administrative Agent and Lenders pursuant to subsection 4.1A, as such Stockholders Agreement may thereafter be amended, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.13B.

      "Subordinated Note Documents" means Subordinated Notes, the indenture pursuant to which the Subordinated Notes will be issued, and all other material agreements entered into in connection with the Subordinated Notes, as any of such Subordinated Note Documents may be amended from time to time to the extent permitted under subsection 7.13B.

      "Subordinated Notes" means the promissory notes of Borrower issued after the Closing Date in an aggregate principal amount of not less than the amount of all outstanding Bridge Financing outstanding on the date of issuance of the Subordinated Notes issued pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms which taken as a whole are no less favorable to Lenders or Borrower and its Subsidiaries taken as a whole than the corresponding terms of the Bridge Financing being repaid with the proceeds thereof; provided that
(x) such Subordinated Notes shall not contain any provision granting holders thereof the right to approve amendments to or waiver of the Loan Documents and (y) such Subordinated Notes shall contain a provision comparable to the "standstill" provisions of subsection 13.2(b)(b)(2) of the note purchase agreement for the Bridge Financing except that the standstill period provided thereby shall be no less than twenty-five days.

      "Subsidiary" of any Person at any time shall mean (i) any corporation, joint venture, limited liability company, trust, estate or other entity of which 50% or more (by number of shares or number of votes) of the outstanding Voting Stock is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, or any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries, or (ii) any corporation, trust, partnership or other entity which is controlled or capable of being controlled by such Person and/or one or more of such Person's Subsidiaries.

      "Subsidiary Guarantor" means any Subsidiary of Borrower that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.8.

      "Subsidiary Guaranty" means the Subsidiary Guaranty executed and delivered by existing Subsidiaries of Borrower on the Closing Date and to be executed and delivered by additional Subsidiaries of Borrower from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit XIX annexed hereto, as such Subsidiary Guaranty may hereafter be amended, supplemented or otherwise modified from time to time.

      "Subsidiary Pledge Agreement" means each Subsidiary Pledge Agreement executed and delivered by an existing Subsidiary Guarantor on the Closing Date (if any) or executed and delivered by any additional Subsidiary Guarantor from time to time thereafter in accordance with subsection 6.8, in each case substantially in the form of Exhibit XX annexed hereto, as such Subsidiary Pledge Agreement may be amended, supplemented or otherwise modified from time to time, and "Subsidiary Pledge Agreements" means all such Subsidiary Pledge Agreements, collectively.

      "Subsidiary Security Agreement" means each Subsidiary Security Agreement executed and delivered by an existing Subsidiary Guarantor on the Closing Date or executed and delivered by any additional Subsidiary Guarantor from time to time thereafter in accordance with subsection 6.8, in each case substantially in the form of Exhibit XXI annexed hereto, as such Subsidiary Security Agreement may be amended, supplemented or otherwise modified from time to time, and "Subsidiary Security Agreements" means all such Subsidiary Security Agreements, collectively.

      "Subsidiary Patent Security Agreement" means each Subsidiary Patent Security Agreement executed and delivered by an existing Subsidiary Guarantor on the Closing Date or executed and delivered by any additional Subsidiary Guarantor from time to time thereafter in accordance with subsection 6.8, in each case substantially in the form of Exhibit XXII annexed hereto, as such Subsidiary Patent Security Agreement may be amended, supplemented or otherwise modified from time to time, and "Subsidiary Patent Security Agreements" means all such Subsidiary Patent Security Agreements, collectively.

      "Subsidiary Trademark Security Agreement" means each Subsidiary Trademark Security Agreement executed and delivered by an existing Subsidiary Guarantor on the Closing Date or executed and delivered by an additional Subsidiary Guarantor from time to time thereafter in accordance with subsection 6.8, in each case substantially in the form of Exhibit XXIII annexed hereto, as such Subsidiary Trademark Security Agreement amy be amended, supplemented or otherwise modified from time to time, and "Subsidiary Trademark Security Agreements" means all such Subsidiary Trademark Security Agreements, collectively.

      "Supplemental Collateral Agent" has the meaning assigned to that term in subsection 9.1B.

      "Swing Line Lender" means NationsBank, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

      "Swing Line Loan Commitment" means the commitment of Swing Line Lender to make Swing Line Loans to Borrower pursuant to subsection 2.1A(v).

      "Swing Line Loans" means the Loans made by Swing Line Lender to Borrower pursuant to subsection 2.1A(v).

      "Swing Line Note" means (i) the promissory note of Borrower issued pursuant to subsection 2.1E(ii) on the Closing Date and (ii) any promissory note issued by Borrower to any successor Administrative Agent and Swing Line Lender pursuant to the last sentence of subsection 9.5B, in each case substantially in the form of Exhibit VIII annexed hereto, as it may be amended, supplemented or otherwise modified from time to time.

      "Tax" or "Taxes" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "Tax on the overall net income" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its lending office), including a franchise tax that is measured by net income.

      "Term Loans" means, collectively, Term Loans A, the Tranche A Term Loans and the Tranche B Term Loans.

      "Term Loans A Commitment" means the commitment of a Lender to make Term Loans A to Borrower pursuant to subsection 2.1A(i), and "Term Loans A Commitments" means such commitments of all Lenders in the aggregate.

      "Term Loans A" means the Loans made by Lenders to Borrower pursuant to subsection 2.1A(i).

      "Term Loans A Notes" means (i) the promissory notes of Borrower issued pursuant to subsection 2.1E(i)(a) on the Closing Date and (ii) any promissory notes issued by Borrower pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Term Loan A Commitments or Term Loans A of any Lenders, in each case substantially in the form of Exhibit V-A annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

      "Title Company" means, collectively, First American Title Insurance Company and/or one or more other title insurance companies reasonably satisfactory to Administrative Agent.

      "Total Utilization of Revolving Loan Commitments" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Lender for any amount drawn under any Revolving Letter of Credit but not yet so applied) plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Revolving Letter of Credit Usage.

      "Tranche A Term Loan Commitment" means the commitment of a Lender to make Tranche A Term Loans to Borrower pursuant to subsection 2.1A(ii), and "Tranche A Term Loan Commitments" means such commitments of all Lenders in the aggregate.

      "Tranche A Term Loan Exposure" means, with respect to any Lender as of any date of determination (i) prior to the Acquisition Reimbursement Date, that Lender's Tranche A Term Loan Commitment plus the outstanding principal amount of any Tranche A Term Loan of that Lender and (ii) after the Acquisition Reimbursement Date, the outstanding principal amount of all Tranche A Term Loans of that Lender.

      "Tranche A Term Loans" means the Loans made by Lenders to Borrower pursuant to subsection 2.1A(ii).

      "Tranche A Term Notes" means (i) the promissory notes of Borrower issued pursuant to subsection 2.1E(i)(b) on the Closing Date and (ii) any promissory notes issued by Borrower pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Tranche A Term Loan Commitments or Tranche A Term Loans of any Lenders, in each case substantially in the form of Exhibit V-B annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

      "Tranche B Prepayment Amount" has the meaning assigned to that term in subsection 2.4B(iv)(c).

      "Tranche B Term Lender" means any Lender of the Tranche B Term Loans.

      "Tranche B Term Loan Commitment" means the commitment of a Lender to make Tranche B Term Loans to Borrower pursuant to subsection 2.1A(iii), and "Tranche B Term Loan Commitments" means such commitments of all Lenders in the aggregate.

      "Tranche B Term Loan Exposure" means, with respect to any Lender as of any date of determination (i) prior to the Acquisition Reimbursement Date, that Lender's Tranche B Term Loan Commitment plus the outstanding principal amount of any Tranche B Term Loan of that Lender and (ii) after the Acquisition Reimbursement Date, the outstanding principal amount of all Tranche B Term Loans of that Lender.

      "Tranche B Term Loans" means the Loans made by Lenders to Borrower pursuant to subsection 2.1A(iii).

      "Tranche B Term Notes" means (i) the promissory notes of Borrower issued pursuant to subsection 2.1E(i)(c) on the Closing Date and (ii) any promissory notes issued by Borrower pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Tranche B Term Loan Commitments or Tranche B Term Loans of any Lenders, in each case substantially in the form of Exhibit VI annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

      "Transaction Costs" means the fees, costs and expenses payable by Borrower or Parent on or before the Closing Date in connection with the transactions contemplated by the Loan Documents and the Related Agreements.

      "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

      "Voting Stock" means capital stock issued by, or equivalent interests in, any Person, the holders of which are ordinarily, in the absence of any contingency, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

      "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

      Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

Financial statements and other information required to be delivered by Borrower to Lenders pursuant to clauses (i), (ii), (iii) and (xiii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 5.3.

1.3 Other Definitional Provisions and Rules of Construction.

      A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

      B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

      C. The use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.


Section 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1 Commitments; Making of Loans; the Register; Notes.

      A. Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Parent and Borrower herein set forth, each Lender hereby severally agrees to make the Loans described in subsections 2.1A(i), 2.1A(ii), 2.1A(iii) and 2.1A(iv) and Swing Line Lender hereby agrees to make the Loans described in subsection 2.1A(v).

            (i) Term Loans A. Each Lender severally agrees to lend to Borrower on the Closing Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Term Loans A Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Lender's Term Loans A Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate amount of the Term Loans A Commitments is $10,000,000; provided that the Term Loans A Commitments of Lenders shall be adjusted to give effect to any assignments of the Term Loans A Commitments pursuant to subsection 10.1B. Each Lender's Term Loan A Commitment shall expire immediately and without further action on December 31, 1996 if the Term Loans A are not made on or before that date. Borrower may make one borrowing under the Term Loans A Commitments on the Closing Date. Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

            (ii) Tranche A Term Loans. Each Lender severally agrees to lend to Borrower an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Tranche A Term Loan Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Lender's Tranche A Term Loan Commitment is set forth opposite its name on Schedule
      2.1 annexed hereto and the aggregate amount of the Tranche A Term Loan Commitments is $41,000,000; provided that the Tranche A Term Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Tranche A Term Loan Commitments pursuant to subsection 10.1B. Each Lender's Tranche A Term Loan Commitment shall expire immediately and without further action on January 12, 1997 if the Tranche A Term Loans are not made on or before that date. Borrower may make one borrowing under the Tranche A Term Loan Commitments on the Closing Date in an amount not exceeding $8,000,000.00 and a second borrowing under the Tranche A Term Loan Commitments on the earlier to occur of the Seller Note Maturity Date and the Acquisition Reimbursement Date in an amount not exceeding $33,000,000.00; provided that unless no drawing under the Acquisition Letter of Credit has been made and the Acquisition Letter of Credit has been returned to the Issuing Lender and cancelled on or before the Acquisition Reimbursement Date, no Tranche A Term Loans shall be made other than pursuant to subsection 3.3B for the purpose of reimbursing drawings under the Acquisition Letter of Credit. Amounts borrowed under this subsection 2.1A(ii) and subsequently repaid or prepaid may not be reborrowed.

            (iii) Tranche B Term Loans. Each Lender severally agrees to lend to Borrower an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Tranche B Term Loan Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Lender's Tranche B Term Loan Commitment is set forth opposite its name on Schedule
      2.1 annexed hereto and the aggregate amount of the Tranche B Term Loan Commitments is $25,000,000; provided that the Tranche B Term Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Tranche B Term Loan Commitments pursuant to subsection 10.1B. Each Lender's Tranche B Term Loan Commitment shall expire immediately and without further action on January 12, 1997 if the Tranche B Term Loans are not made on or before that date. Borrower may make one borrowing under the Tranche B Term Loan Commitments which borrowing shall be on the earlier to occur of the Seller Notes Maturity Date and the Acquisition Reimbursement Date; provided that, unless no drawing under the Acquisition Letter of Credit has been made and the Acquisition Letter of Credit has been returned to the Issuing Lender and cancelled on or before the Acquisition Reimbursement Date, no Tranche B Term Loans shall be made other than pursuant to subsection 3.3B for the purpose of reimbursing drawings under the Acquisition Letter of Credit. Amounts borrowed under this subsection 2.1A(iii) and subsequently repaid or prepaid may not be reborrowed.

            (iv) Revolving Loans. Each Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Borrower from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B. The original amount of each Lender's Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Revolving Loan Commitments is $20,000,000; provided that the Revolving Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B; and provided, further that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4B(ii). Each Lender's Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date; provided that each Lender's Revolving Loan Commitment shall expire immediately and without further action on January 12, 1997 if initial Term Loans are not made on or before that date. Amounts borrowed under this subsection 2.1A(iv) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

            Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the lesser of
      (1) the Revolving Loan Commitments then in effect and (2) the Borrowing Base then in effect.

            (v) Swing Line Loans. Swing Line Lender hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Borrower from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Borrower in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender's outstanding Revolving Loans and Swing Line Lender's Pro Rata Share of the Revolving Letter of Credit Usage then in effect, may exceed Swing Line Lender's Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $5,000,000; provided that any reduction of the Revolving Loan Commitments made pursuant to subsection 2.4B(ii) which reduces the aggregate Revolving Loan Commitments to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitments, as so reduced, without any further action on the part of Borrower, Administrative Agent or Swing Line Lender. The Swing

      Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date; provided that the Swing Line Loan Commitment shall expire immediately and without further action on January 12, 1997 if initial Term Loans are not made on or before that date. Amounts borrowed under this subsection 2.1A(v) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

            Anything contained in this Agreement to the contrary notwithstanding, the Swing Line Loans and the Swing Line Loan Commitment shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

            With respect to any Swing Line Loans which have not been voluntarily prepaid by Borrower pursuant to subsection 2.4B(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Borrower), no later than 11:00 A.M. (Dallas, Texas time) on the first Business Day in advance of the proposed Funding Date, a notice (which shall be deemed to be a Notice of Borrowing given by Borrower) requesting Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Loans made by Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Loans are made, Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender's outstanding Revolving Loans and shall be due under the Revolving Note of Swing Line Lender. Borrower hereby authorizes Administrative Agent and Swing Line Lender to charge Borrower's accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

            If for any reason (a) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans or (b) the Revolving Loan Commitments are terminated at a time when any Swing Line Loans are outstanding, each Lender shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (b), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loans together with accrued interest thereon. Upon one Business Day's notice from Swing Line Lender, each Lender shall deliver to Swing Line Lender an amount equal to its respective participation in same day funds at the Funding and Payment Office. In order to further evidence such participation (and without prejudice to the effectiveness of the participation provisions set forth above), each Lender agrees to enter into a separate participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender fails to make available to Swing Line Lender the amount of such Lender's participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount in which other Lenders have purchased participations as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Lender its Pro Rata Share of such payment.

            Anything contained herein to the contrary notwithstanding, each Lender's obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender's obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (a) any set-off, counter-claim, recoupment, defense or other right which such Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuation of an Event of Default or a Potential Event of Default; (c) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries; (d) any breach of this Agreement or any other Loan Document by any party thereto; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that (X) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (Y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

      B. Borrowing Mechanics. Term Loans A, Tranche A Term Loans, Tranche B Term Loans or Revolving Loans made on any Funding Date (other than Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(v) for the purpose of repaying any Refunded Swing Line Loans, or Revolving Loans or Term Loans, as the case may be, made pursuant to subsection 3.3B for the purpose of reimbursing Issuing Lender for the amount of a drawing under a Letter of Credit or an IRB Reimbursement Advance) shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount; provided that Term Loans A, Tranche A Term Loans or Tranche B Term Loans or Revolving Loans made on any Funding Date as Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $500,000 and integral multiples of $500,000 in excess of that amount. Whenever Borrower desires that Lenders make Term Loans or Revolving Loans it shall deliver to Administrative Agent a Notice of Borrowing no later than 11:00 A.M. (Dallas, Texas time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Whenever Borrower desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Administrative Agent a Notice of Borrowing no later than 11:00 A.M. (Dallas, Texas time) on the proposed Funding Date. The Notice of Borrowing shall specify
(i) the proposed Funding Date (which shall be a Business Day), (ii) the amount and type of Loans requested, (iii) in the case of any Loans made on the Closing Date, the Acquisition Reimbursement Date or at any time prior to February 1, 1997, that such Loans shall be Base Rate Loans, (iv) in the case of Revolving Loans made on or after February 1, 1997, whether such Loans shall be Base Rate Loans or Eurodollar Rate Loans, and (v) in the case of any Loans requested to be made as Eurodollar Rate Loans, the initial Interest Period requested therefor. Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

      Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected Loans hereunder.

      Borrower shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Borrower is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Borrower of the proceeds of any Loans shall constitute a re-certification by Borrower, as of the applicable Funding Date, as to the matters to which Borrower is required to certify in the applicable Notice of Borrowing.

      Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.

      C. Disbursement of Funds. All Term Loans and Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender or Swing Line Lender, as the case may be, of the proposed borrowing. Each Lender shall make the amount of its Loan available to Administrative Agent not later than 2:00 P.M. (Dallas, Texas time) on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 P.M. (Dallas, Texas time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Funding and Payment Office. Except as provided in subsection 2.1A(v) with respect to Revolving Loans used to repay Refunded Swing Line Loans, or subsection 3.3B with respect to Revolving Loans or Term Loans, as the case may be, used to reimburse Issuing Lender for the amount of a drawing under a Letter of Credit or an IRB Reimbursement Advance, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Borrower on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders or Swing Line Lender, as the case may be, to be credited to the account of Borrower at the Funding and Payment Office.

      Unless Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

      D. The Register.

            (i) Agent shall maintain, at its address referred to in subsection 10.8, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the "Register"). The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (ii) Agent shall record in the Register the Term Loans A Commitment, Tranche A Term Loan Commitment, Tranche B Term Loan Commitment and Revolving Loan Commitment and the Term Loans A, Tranche A Term Loan, Tranche B Term Loan and Revolving Loans from time to time of each Lender, the Swing Line Loan Commitment and the Swing Line Loans from time to time of Swing Line Lender, and each repayment or prepayment in respect of the principal amount of the Term Loans A, Tranche A Term Loan, Tranche B Term Loan or Revolving Loans of each Lender or the Swing Line Loans of Swing Line Lender. Any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Borrower's Obligations in respect of any applicable Loans.

            (iii) Each Lender shall record on its internal records (including, without limitation, the Notes held by such Lender) the amount of the Term Loans A, Tranche A Term Loan, Tranche B Term Loan and each Revolving Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Borrower's Obligations in respect of any applicable Loans; and provided, further that in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

            (iv) Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

            (v) Borrower hereby designates NationsBank to serve as Borrower's agent solely for purposes of maintaining the Register as provided in this subsection 2.1D, and Borrower hereby agrees that, to the extent NationsBank serves in such capacity, NationsBank and its officers, directors, employees, agents and affiliates shall constitute Indemnitees for all purposes under subsection 10.3.

      E. Notes. Borrower shall execute and deliver on the Closing Date (i) to each Lender (or to Administrative Agent for that Lender) (a) a Term Loans A Note substantially in the form of Exhibit V-A annexed hereto to evidence that Lender's Term Loans A and with other appropriate insertions, (b) a Tranche A Term Note substantially in the form of Exhibit V-B annexed hereto to evidence that Lender's Tranche A Term Loan, in the principal amount of that Lender's Tranche A Term Loan Commitment and with other appropriate insertions, (c) a Tranche B Term Note substantially in the form of Exhibit VI annexed hereto to evidence that Lender's Tranche B Term Loan, in the principal amount of that Lender's Tranche B Term Loan Commitment and with other appropriate insertions, and (d) a Revolving Note substantially in the form of Exhibit VII annexed hereto to evidence that Lender's Revolving Loans, in the principal amount of that Lender's Revolving Loan Commitment and with other appropriate insertions, and
(ii) to Swing Line Lender (or to Administrative Agent for Swing Line Lender) a Swing Line Note substantially in the form of Exhibit VIII annexed hereto to evidence Swing Line Lender's Swing Line Loans, in the principal amount of the Swing Line Loan Commitment and with other appropriate insertions.

      Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent as provided in subsection 10.1B(ii). Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, assignee or transferee of that Note or of any Note or Notes issued in exchange therefor.

2.2 Interest on the Loans.

      A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted Eurodollar Rate; provided that until February 1, 1997 Loans shall bear interest only at a rate determined by reference to the Base Rate. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to sub-

section 2.1B, and the basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

            (i) Subject to the provisions of subsections 2.2E and 2.7, the Term Loans A and Tranche A Term Loans shall bear interest through maturity as follows:

                  (a) if a Base Rate Loan, then at the sum of the Base Rate plus the Applicable Margin; or

                  (b) if a Eurodollar Rate Loan, then at the sum of the Adjusted
            Eurodollar Rate plus the Applicable Margin.

            (ii) Subject to the provisions of subsections 2.2E and 2.7, the Tranche B Term Loans shall bear interest through maturity as follows:

                  (a) if a Base Rate Loan, then at the sum of the Base Rate plus
            2% per annum; or

                  (b) if a Eurodollar Rate Loan, then at the sum of the Adjusted
            Eurodollar Rate plus 3.25% per annum.

            (iii) Subject to the provisions of subsections 2.2E and 2.7, the Revolving Loans shall bear interest through maturity as follows:

                  (a) if a Base Rate Loan, then at the sum of the Base Rate plus the Applicable Margin; or

                  (b) if a Eurodollar Rate Loan, then at the sum of the Adjusted
            Eurodollar Rate plus the Applicable Margin.

            (iv) Subject to the provisions of subsections 2.2E and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus 0.75% per annum.

      B. Interest Periods. In connection with each Eurodollar Rate Loan, Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "Interest Period") to be applicable to such Loan, which Interest Period shall be, at Borrower's option, either a one, two, three or six month period; provided that:

            (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

            (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conver-sion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

            (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

            (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

            (v) no Interest Period with respect to any portion of the Term Loans A or Tranche A Term Loans shall extend beyond June 30, 2002, no Interest Period with respect to any portion of the Tranche B Term Loans shall extend beyond December 31, 2003, and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

            (vi) no Interest Period with respect to any portion of the Term Loans A, Tranche A Term Loans or Tranche B Term Loans shall extend beyond a date on which Borrower is required to make a scheduled payment of principal of the Term Loans A, Tranche A Term Loans or Tranche B Term Loans, as the case may be, unless the sum of (a) the aggregate principal amount of Term Loans A, Tranche A Term Loans or Tranche B Term Loans, as the case may be, that are Base Rate Loans plus (b) the aggregate principal amount of Term Loans A, Tranche A Term Loans or Tranche B Term Loans, as the case may be, that are Eurodollar Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on the Term Loans A, Tranche A Term Loans or Tranche B Term Loans, as the case may be, on such date;

            (vii) prior to the Permitted Securities Issuance Prepayment Date, there shall be no more than seven Interest Periods outstanding at any time and thereafter, there shall be no more than five Interest Periods outstanding at any time; and

            (viii) in the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conver-sion/Continuation, Borrower shall be deemed to have selected an Interest Period of one month.

      C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Swing Line Loans or Revolving Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

      D. Conversion or Continuation. Subject to the provisions of subsection 2.6, Borrower shall have the option (i) to convert at any time all or any part of its outstanding Term Loans A, Tranche A Term Loans, Tranche B Term Loans or Revolving Loans equal to $2,000,000 and integral multiples of $500,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $2,000,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

      Borrower shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 11:00 A.M. (Dallas, Texas time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Notice of Conver-sion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued,
(iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Borrower may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, Administrative Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender.

      Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Borrower or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected a conversion or continuation, as the case may be, hereunder.

      Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conver-sion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

      E. Post-Maturity Interest. Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

      F. Computation of Interest. Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366 day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

2.3 Fees.

      A. Commitment Fees. Borrower agrees to pay to Administrative Agent, for distribution to each Lender in proportion to that Lender's Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan

Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the sum of (i) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) plus (ii) the Revolving Letter of Credit Usage multiplied by 1/2 of 1% per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 1997, and on the Revolving Loan Commitment Termination Date.

      B. Annual Administrative Fee. Borrower agrees to pay to Administrative Agent an annual administrative fee payable in advance on February 15, 1997 and on each anniversary thereof, in an amount equal to the greater of (x) 0.1% multiplied by the sum of (i) the Revolving Loan Commitments, (ii) the outstanding principal amount of Term Loans A, (iii) the Tranche A Term Loan Exposure and (iv) the Tranche B Term Loan Exposure and (y) $50,000.

      C. Other Fees. Borrower agrees to pay to Administrative Agent such other fees in the amounts and at the times separately agreed upon between Borrower or Parent and Administrative Agent.

2.4 Repayments, Prepayments and Reductions in Revolving Loan Commitments; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Subsidiary Guaranty.

      A. Scheduled Payments of Term Loans.

            (i) Scheduled Payments of Term Loans A.

                  (a) Borrower shall make principal payments on the Term Loans A in installments on the dates and in the amounts set forth below until such time the Term Loans A are repaid in full:

            ==============================================================
                                                  Scheduled Repayment
                Date                                   of Term Loans A
            ==============================================================
            --------------------------------------------------------------
            June 30, 1997                              $333,333
            --------------------------------------------------------------
            September 30, 1997                         $333,333
            --------------------------------------------------------------
            December 31, 1997                          $333,334
            --------------------------------------------------------------
            March 31, 1998                             $375,000
            --------------------------------------------------------------
            June 30, 1998                              $375,000
            --------------------------------------------------------------
            September 30, 1998                         $375,000
            --------------------------------------------------------------
            December 31, 1998                          $375,000
            --------------------------------------------------------------

            ==============================================================
                                                Scheduled Repayment
                        Date                       of Term Loans A
            ==============================================================
            March 31, 1999                             $500,000
            --------------------------------------------------------------
            June 30, 1999                              $500,000
            --------------------------------------------------------------
            September 30, 1999                         $500,000
            --------------------------------------------------------------
            December 31, 1999                          $500,000
            --------------------------------------------------------------
            March 31, 2000                             $525,000
            --------------------------------------------------------------
            June 30, 2000                              $525,000
            --------------------------------------------------------------
            September 30, 2000                         $525,000
            --------------------------------------------------------------
            December 31, 2000                          $525,000
            --------------------------------------------------------------
            March 31, 2001                             $550,000
            --------------------------------------------------------------
            June 30, 2001                              $550,000
            --------------------------------------------------------------
            September 30, 2001                         $550,000
            --------------------------------------------------------------
            December 31, 2001                          $550,000
            --------------------------------------------------------------
            March 31, 2002                             $600,000
            --------------------------------------------------------------
            June 30, 2002                              $600,000
            ==============================================================

            ; provided that the scheduled installments of principal of the Term Loans A set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans A in accordance with subsection 2.4B(iv); and provided, further that the Term Loans A and all other amounts owed hereunder with respect to the Term Loans A shall be paid in full no later than June 30, 2002, and the final installment payable by Borrower in respect of the Term Loans A on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Borrower under this Agreement with respect to the Term Loans A.

            (ii) Scheduled Payments of Tranche A Term Loans. Borrower shall make principal payments on the Tranche A Term Loans in installments on the dates and in the amounts set forth below until such time the Tranche A Term Loans are repaid in full:

           =======================================================
                                        Scheduled Repayment
                    Date              of Tranche A Term Loans
           =======================================================
           -------------------------------------------------------
           June 30, 1997                       $ 917,000
           -------------------------------------------------------
           September 30, 1997                  $1,292,000
           -------------------------------------------------------
           December 31, 1997                   $1,041,000
           -------------------------------------------------------
           March 31, 1998                      $1,437,500
           -------------------------------------------------------
           June 30, 1998                       $1,437,500
           -------------------------------------------------------
           September 30, 1998                  $1,437,500
           -------------------------------------------------------
           December 31, 1998                   $1,437,500
           -------------------------------------------------------
           March 31, 1999                      $2,062,500
           -------------------------------------------------------
           June 30, 1999                       $2,062,500
           -------------------------------------------------------
           September 30, 1999                  $2,062,500
           -------------------------------------------------------
           December 31, 1999                   $2,062,500
           -------------------------------------------------------
           March 31, 2000                      $2,162,500
           -------------------------------------------------------
           June 30, 2000                       $2,162,500
           -------------------------------------------------------
           September 30, 2000                  $2,162,500
           -------------------------------------------------------
           December 31, 2000                   $2,162,500
           -------------------------------------------------------
           March 31, 2001                      $2,262,500
           -------------------------------------------------------
           June 30, 2001                       $2,262,500
           -------------------------------------------------------
           September 30, 2001                  $2,262,500
           -------------------------------------------------------
           December 31, 2001                   $2,262,500
           -------------------------------------------------------
           March 31, 2002                      $3,025,000
           -------------------------------------------------------
           June 30, 2002                       $3,025,000
           =======================================================

            ; provided that the scheduled installments of principal of the Tranche A Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche A Term Loans in accordance with subsection 2.4B(iv); and provided, further that the Tranche A Term Loans and all other amounts owed hereunder with respect to the Tranche A Term Loans shall be paid in full no later than June 30, 2002, and the final installment payable by Borrower in respect of the Tranche A Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Borrower under this Agreement with respect to the Tranche A Term Loans.

            (iii) Scheduled Payments of Tranche B Term Loans. Borrower shall make principal payments on the Tranche B Term Loans in installments on the dates and in the amounts set forth below:

           =======================================================
                                        Scheduled Repayment
                    Date              of Tranche B Term Loans
           =======================================================
           -------------------------------------------------------
           December 31, 1997                   $ 250,000
           -------------------------------------------------------
           December 31, 1998                   $ 250,000
           -------------------------------------------------------
           December 31, 1999                   $ 250,000
           -------------------------------------------------------
           December 31, 2000                   $ 250,000
           -------------------------------------------------------
           December 31, 2001                   $ 250,000
           -------------------------------------------------------
           December 31, 2002                   $ 8,000,000
           -------------------------------------------------------
           December 31, 2003                   $15,750,000
           =======================================================

      ; provided that the scheduled installments of principal of the Tranche B Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche B Term Loans in accordance with subsection 2.4B(iv); and provided, further that the Tranche B Term Loans and all other amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than December 31, 2003, and the final installment payable by Borrower in respect of the Tranche B Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Borrower under this Agreement with respect to the Tranche B Term Loans.

      B. Prepayments and Reductions in Revolving Loan Commitments.

            (i) Voluntary Prepayments. Borrower may, upon written or telephonic notice to Administrative Agent on or prior to 11:00 A.M. (Dallas, Texas time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $500,000 in excess of that amount. Borrower may, upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 11:00 A.M. (Dallas, Texas time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative

      Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount; provided, however, that a Eurodollar Rate Loan may only be prepaid on the expiration of the Interest Period applicable thereto. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

            (ii) Voluntary Reductions of Revolving Loan Commitments. Borrower may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount. Borrower's notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Borrower's notice and shall reduce the Revolving Loan Commitment of each Lender proportionately to its Pro Rata Share.

            (iii) Mandatory Prepayments of Loans. The Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4B(iv):

                  (a) Prepayments From Net Asset Sale Proceeds. No later than the first Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Borrower shall prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds; provided that, except with respect to an Asset Sale involving a sale and leaseback transaction, to the extent such Net Asset Sale Proceeds will be used within 180 days of such Asset Sale to purchase replacement assets (as certified by Borrower to Administrative Agent in an Officer's Certificate) no such payment or reduction shall be required unless any of such Net Asset Sale Proceeds are not so used within 180 days, in which case, Borrower shall, at the end of such 180th day, deliver to the Administrative Agent an Officer's Certificate specifying the amount of Net Asset Sale Proceeds not so used and shall prepay the Loans in such amount on the first Business Day after the end of such period.

                  (b) Prepayments From Net Insurance/ Condemnation Proceeds. No
            later than the first Business Day following the date of receipt by Administrative Agent or by Borrower or any of its Subsidiaries of any Net Insur-ance/Condemnation Proceeds that are required to be applied to prepay the Loans pursuant to the provisions of subsection 6.4C, Borrower shall prepay the Loans in an aggregate amount equal to the amount of such Net Insur-ance/Condemnation Proceeds.

                  (c) Prepayments Due to Reversion of Surplus Assets of Pension
            Plans. On the date of return to Borrower or any of its Subsidiaries of any surplus assets of any pension plan of Borrower or any of its Subsidiaries, Borrower shall prepay the Loans in an aggregate amount (such amount being the "Net Pension Proceeds") equal to 100% of such returned surplus assets, net of transaction costs and expenses incurred in obtaining such return, including incremental taxes payable as a result thereof.

                  (d) Prepayments Upon Issuance of Debt or Equity Securities. On
            the date of receipt by Borrower of the Net Securities Proceeds from the issuance of any debt or equity Securities of Borrower after the Closing Date (other than any Permitted Securities Issuance), Borrower shall prepay the Loans in an aggregate amount equal to such Net Securities Proceeds. In the event the Preferred Stock Redemption is not consummated by June 30, 1997 and the PIDA Loan is funded, Borrower shall on such date prepay Term Loans in an amount equal to the gross proceeds of the PIDA Loan minus the face amount of any Letter of Credit issued to support the PIDA Loan as contemplated by the PIDA Commitment Letter annexed hereto as Schedule 7.2(vii).

                  (e) Prepayments Upon a Permitted Securities Issuance. On the
            date of receipt by Parent or any of its Subsidiaries of the Net Securities Proceeds from any Permitted Securities Issuance, Parent shall immediately make a capital contribution of such Net Securities Proceeds (in the case of a Permitted Securities Issuance constituting equity Securities of Parent) and Borrower shall, in all cases, apply such Net Securities Proceeds first to all obligations of Borrower under the Bridge Notes, second, to the extent the remaining portion of such Net Securities Proceeds exceeds $69,000,000 (in the case of Senior Guaranteed Notes) or $59,000,000 (in the case of Subordinated Notes), to fund the Distribution Transaction in an amount not to exceed $16,000,000, third, to the extent of any remaining portion of such Net Securities Proceeds, to prepay the Tranche A Term Loans and Tranche B Term Loans, and fourth, to the extent of any remaining portion of such Net Securities Proceeds, to repay Revolving Loans to the full extent thereof.

                  (f) Prepayments From Consolidated Excess Cash Flow. In the
            event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the first Fiscal Year ending after the Closing Date), Borrower shall, no later than 90 days after the end of such Fiscal Year, prepay the Loans in an aggregate amount equal to (i) 75% of such Consolidated Excess Cash Flow if the Leverage Ratio at such time (as most recently calculated prior to making any prepayment required hereunder) is equal to or greater than 3:1 or (ii) 50% of such Consolidated Excess Cash Flow if the Leverage Ratio at such time (as most recently calculated prior to making any prepayment required hereunder) is less than 3:1.

                  (g) Prepayments Due to Purchase Price Adjustment and Escrow
            Funds. On the date of receipt by Borrower of any Purchase Price Adjustment Payments pursuant to the Acquisition Documents, to the extent such funds in the aggregate exceed $2,000,000, Borrower shall apply such funds to the full extent thereof to repay Revolving Loans. On the date of receipt by Borrower of any Escrow Funds pursuant to the Acquisition Documents, Borrower shall apply such funds, to the extent such funds are not owed to third party claimants, to repay Term Loans.

                  (h) Calculations of Net Proceeds Amounts; Additional
            Prepayments and Reductions Based on Subsequent Calculations. Concurrently with any prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(g), Borrower shall deliver to Administrative Agent an Officers' Certificate demonstrating the calculation of the amount (the "Net Proceeds Amount") of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, the applicable Net Pension Proceeds or Net Securities Proceeds, or the applicable Consolidated Excess Cash Flow, as the case may be, that gave rise to such prepayment and/or reduction. In the event that Borrower shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such Officers' Certificate, Borrower shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and Borrower shall concurrently therewith deliver to Administrative Agent an Officers' Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.

                  (i) Prepayments Due to Reductions or Restrictions of Revolving
            Loan Commitments. Borrower shall from time to time prepay first the Swing Line Loans and second the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the lesser of (x) the Revolving Loan Commitments then in effect and (y) the Borrowing Base then in effect.

      (iv) Application of Prepayments and Reductions of Revolving Loan Commitments.

                  (a) Application of Voluntary Prepayments by Type of Loans and
            Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by Borrower in the applicable notice of prepayment; provided that in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, second to repay outstanding

            Revolving Loans to the full extent thereof, and third to repay outstanding Term Loans to the full extent thereof. Any voluntary prepayments of the Term Loans pursuant to subsection 2.4B(i) shall be applied first to prepay the Tranche A Term Loans and the Tranche B Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and to reduce the scheduled installments of principal of the Tranche A Term Loans and Tranche B Term Loans set forth in subsections 2.4A(ii) and 2.4A(iii) on a pro rata basis and second to prepay Term Loans A and to reduce the scheduled installments of Term Loans A set forth in subsection 2.4A(i) in inverse order or maturity.

                  (b) Application of Mandatory Prepayments by Type of Loans.
            Except as otherwise set forth in subsection 2.4B(iii)(e) and (h), any amount (the "Applied Amount") required to be applied as a mandatory prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(g) shall be applied first to prepay the Tranche A Term Loan and Tranche B Term Loans to the full extent thereof, second to the extent of any remaining portion of the Applied Amount, to prepay Term Loans A to the full extent thereof, third, to the extent of any remaining portion of the Applied Amount, to prepay the Swing Line Loans to the full extent thereof and to permanently reduce the Revolving Loan Commitments by the amount of such prepayment and fourth, to the extent of any remaining portion of the Applied Amount, to prepay the Revolving Loans to the full extent thereof.

                  (c) Application of Mandatory Prepayments of Term Loans to Term
            Loans A, Tranche A Term Loans and Tranche B Term Loans and the Scheduled Installments of Principal Thereof.

                        (1) Any mandatory prepayments of the Term Loans pursuant
                  to subsection 2.4B(iii) shall initially be applied to prepay the Tranche A Term Loans and the Tranche B Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and to reduce the scheduled installments of principal of the Tranche A Term Loans and the Tranche B Term Loans set forth in subsections 2.4A(ii) and 2.4A(iii) on a pro rata basis and thereafter to prepay Term Loans A and to reduce scheduled installments of principal on Term Loans A set forth in subsection 2.4(i) on a pro rata basis.

                        Notwithstanding the foregoing, any mandatory prepayment
                  of the Term Loans pursuant to subsection 2.4B(iii) which would otherwise be applied to prepay the Tranche B Term Loans in accordance with the foregoing (the "Tranche B Prepayment Amount") shall be applied as follows:

                        At any time not less than three Business Days prior to
                  the anticipated receipt, or upon receipt by Borrower, of any amount required to be applied as a mandatory prepayment under subsection 2.4B(iii) (other than subsection 2.4B(iii)(e)), Borrower shall deliver written notice to Administrative Agent (a "Prepayment Notice") setting forth (A) the Tranche B Prepayment Amount, or, if unknown at the time the Prepayment Notice is given, a good faith estimate by Borrower of the Tranche B Prepayment Amount (such estimate being the "Estimated Tranche B Prepayment Amount"), and (B) the date of such prepayment in accordance with subsection 2.4B(iii) (the "Prepayment Date"). On the second Business Day immediately preceding the Prepayment Date, Administrative Agent shall give written notice to each Tranche B Lender (y) stating the Tranche B Prepayment Amount (or the Estimated Tranche B Prepayment Amount, as the case may be) and the Prepayment Date and (z) stating that any Tranche B Lender may elect to decline such prepayment (Tranche B Lenders electing to so decline such prepayment are referred to in this subsection as "Declining Tranche B Lenders" and the portion of the Tranche B Prepayment Amount that the Declining Tranche B Lenders have elected to decline a prepayment hereunder are referred to in this subsection as "Declined Tranche B Prepayment Amount") by delivering written notice of its election to Administrative Agent no later than 11:00 A.M. (Dallas, Texas time) on the Business Day immediately preceding the Prepayment Date. If notice of the Tranche B Lender's election to decline prepayment is not received by Administrative Agent by such time, such Tranche B Lender will be deemed to have accepted prepayment of the Tranche B Term Loans. On the Business Day immediately preceding the Prepayment Date, Administrative Agent shall determine the amount of the Declined Tranche B Prepayment Amount and distribute to Borrower and Lenders a written notice stating the Declined Tranche B Prepayment Amount which will be applied toward the prepayment of Tranche A Term Loans and Tranche B Term Loans held by Tranche B Lenders other than the Declining Tranche B Lenders ("Accepting Tranche B Lenders"). The Declined Tranche B Prepayment Amount shall be applied toward the Tranche A Term Loans and the Tranche B Term Loans of the Accepting Tranche B Lenders on a pro rata basis in accordance with the respective outstanding principal amounts thereof.

                        (2) Any mandatory prepayment applied to the Tranche A
                  Term Loans and the Tranche B Term Loans held by Accepting Tranche B Lenders in accordance with the terms of this subsection 2.4B(iv)(c) shall be applied on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each scheduled installment of principal of the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, set forth in subsection 2.4A(i) or 2.4A(ii), respectively, that is unpaid at the time of such prepayment.

                  (d) Application of Prepayments to Base Rate Loans and
            Eurodollar Rate Loans. Considering Term Loans A, Tranche A Term Loans, Tranche B Term


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

            Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to subsection 2.6D.

      C. General Provisions Regarding Payments.

            (i) Manner and Time of Payment. All payments by Borrower of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 11:00 A.M. (Dallas, Texas time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day. Borrower hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

            (ii) Application of Payments to Principal and Interest. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

            (iii) Apportionment of Payments. Except as permitted in subsection 2.4B(iv)(c), aggregate principal and interest payments in respect of Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees of such Lender when received by Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

            (iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.


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

            (v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Borrower hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

      D. Application of Proceeds of Collateral and Payments Under Subsidiary Guaranty.

            (i) Application of Proceeds of Collateral. Except as otherwise provided in subsection 2.4B(iii), all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Secured Obligations (as defined in such Collateral Document) in the following order of priority:

                  (a) To the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Administrative Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to indemnification under such Collateral Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy under such Collateral Document, all in accordance with the terms of this Agreement and such Collateral Document;

                  (b) thereafter, to the extent of any excess such proceeds, to the payment of all other such Secured Obligations for the ratable benefit of the holders thereof; and

                  (c) thereafter, to the extent of any excess such proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

            (ii) Application of Payments Under Guaranties. All payments received by Administrative Agent under either Guaranty shall be applied promptly from time to time by Administrative Agent in the following order of priority:

                  (a) To the payment of the reasonable costs and expenses of any collection or other realization under such Guaranty, including reasonable


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

            compensation to Administrative Agent and its agents and counsel, and all reasonable expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, all in accordance with the terms of this Agreement and such Guaranty;

                  (b) thereafter, to the extent of any excess such payments, to the payment of all other Guarantied Obligations (as defined in such Guaranty) for the ratable benefit of the holders thereof; and

                  (c) thereafter, to the extent of any excess such payments, to the payment to Parent or the applicable Subsidiary Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5 Use of Proceeds.

      A. Term Loans. On the Closing Date, up to $8,000,000.00 in proceeds of the Tranche A Term Loans, together with the proceeds of the Term Loans A and up to $4,000,000 in proceeds of the initial Revolving Loans (the "Acquisition Revolving Loans") and the proceeds of the Bridge Financing described in subsection 4.1D, shall be applied by Borrower to fund the Acquisition Financing Requirements. If the Acquisition Letter of Credit is no longer outstanding and no drawings have been made thereunder, on the Seller Notes Maturity Date, the remaining proceeds of the Term Loans may be immediately utilized to satisfy the obligations under the Seller Notes, and, to the extent the Seller Notes are not so satisfied, then on the Acquisition Reimbursement Date, the remaining proceeds of the Term Loans may be immediately utilized to pay the reimbursement obligations under the Acquisition Letter of Credit.

      B. Revolving Loans; Swing Line Loans. The proceeds of the Acquisition Revolving Loans shall be applied by Borrower as provided in subsection 2.5A. The proceeds of any other Revolving Loans and any Swing Line Loans shall be applied by Borrower for general corporate purposes, which may include the making of intercompany loans to any of Borrower's Subsidiaries, in accordance with subsection 7.1(iv) and to consummate the Preferred Stock Redemption in accordance with subsection 7.5.

      C. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Borrower or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.


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

2.6 Special Provisions Governing Eurodollar Rate Loans.

      Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

      A. Determination of Applicable Interest Rate. As soon as practicable after 12:00 Noon (Dallas, Texas time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

      B. Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conver-sion/Continuation given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

      C. Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring, in each case, after the date of this Agreement which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "Affected Lender" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conver-sion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans


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

(the "Affected Loans") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

      D. Compensation For Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds but excluding, in any case, loss of anticipated profits) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conver-sion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment (including without limitation any prepayment pursuant to subsection 2.4B(i)) or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower, (iv) as a consequence of any other default by Borrower in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement, or (v) as a consequence of any assignment of the Commitments, Loans, Letters of Credit, the IRB Reimbursement Agreement or participations therein by NationsBank at any time during the first ninety (90) days after the Closing Date.

      E. Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

      F. Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such


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

Eurodollar Rate Loan and having a maturity and a principal amount comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

      G. Eurodollar Rate Loans After Default. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) Borrower may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conver-sion/Continuation given by Borrower with respect to a requested borrowing or conver-sion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower.

2.7 Increased Costs; Taxes; Capital Adequacy.

      A. Compensation for Increased Costs and Taxes. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

            (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

            (ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar
      Rate); or

            (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) causing it to have increased costs in connection with its participation in the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

      B. Withholding of Taxes.

            (i) Payments to Be Free and Clear. Subject to the provisions of the following clause (ii), all sums payable by Borrower under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Borrower or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

            (ii) Grossing-up of Payments. If Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Borrower to Administrative Agent or any Lender under any of the Loan Documents:

                  (a) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it;

                  (b) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Borrower) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

                  (c) the sum payable by Borrower in respect of which the
            relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                  (d) within 30 days after paying any sum from which it is
            required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

      provided that no such additional amount shall be required to be paid to or on behalf of any Lender under clause (b) or (c) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof) or after the date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

            (iii) Evidence of Exemption from U.S. Withholding Tax.

                  (a) Each Lender that is organized under the laws of any
            jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a "Non-US Lender") shall deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form 1001 or 4224 (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (1) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

                  (b) Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form 1001 or 4224, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

                  (c) Borrower shall not be required to pay any additional
            amount to or on behalf of any Non-US Lender under clause (b) or (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or (b)(1) of this subsection 2.7B(iii) or if the representations set forth in clauses (a) or (b) of this subsection 2.7B(iii) made by any Lender are not true; provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant to clause (c) of subsection 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

                  (d) If any Lender shall become aware that it is entitled to receive a refund in respect of Taxes or other taxes as to which it has been indemnified by Borrower pursuant to this Section 2.7 (including any Taxes applicable to any additional amounts payable under this Section), it shall promptly notify Borrower of the availability of such refund and shall, within 30 days after receipt of a request by Borrower, apply for such refund at the expense of Borrower. If any Lender receives a refund in respect of any Taxes or other taxes as to which it has been indemnified by Borrower pursuant to this Section (including any Taxes applicable to any additional amounts payable under this Section), it shall promptly notify Borrower of such refund and shall, within 30 days after receipt of a request by Borrower (or promptly upon receipt, if Borrower has requested application for such refund pursuant hereto), repay such refund (including any interest actually received from the taxing authority with respect thereto) to Borrower (to the extent of amounts that have been paid by Borrower under this subsection 2.7B with respect to such refund), net of all out-of-pocket expenses of such Lender and taxes imposed with respect to such refund; provided that Borrower, upon the request of such Lender, agrees to return such refund (plus penalties, interest or other charges) to such Lender in the event such Lender is required to repay such refund. Nothing contained in this subsection (e) shall require any Lender to make available any tax returns (or any other information relating to its taxes that it deems confidential).

                  (e) Any Lender claiming any additional amounts payable
            pursuant to this Section 2.7, shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender, and Borrower shall pay all reasonable costs associated therewith.

      C. Capital Adequacy Adjustment. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit or the IRB Reimbursement Agreement or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit or the IRB Reimbursement Agreement to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.8 Obligation of Lenders and Issuing Lender to Mitigate.

      Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event


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or the existence of a condition that would cause such Lender to become an
Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7 or subsection 3.6, it will, to the extent not inconsistent with the internal policies of such Lender or Issuing Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, or (ii) take such other measures as such Lender or Issuing Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 or subsection 3.6 would be materially reduced and if, as determined by such Lender or Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or Letters of Credit or the interests of such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8 unless Borrower agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

Section 3. LETTERS OF CREDIT; IRB REIMBURSEMENT AGREEMENT

3.1 Issuance of Letters of Credit, Execution of IRB Reimbursement Agreement and Lenders' Purchase of Participations Therein.

      A. Revolving Letters of Credit; Acquisition Letter of Credit; and IRB Reimburse- ment Agreement.

            1. Revolving Letters of Credit. In addition to Borrower requesting that Lenders make Loans pursuant to subsection 2.1A, Borrower may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date, that Issuing Lender issue Revolving Letters of Credit for the account of Borrower for the purposes specified in the definition of Revolving Letter of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, Issuing Lender shall issue Revolving Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Borrower shall not request that Issuing Lender issue and Issuing Lender shall not issue:


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                  (i) any Revolving Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments (including the Maximum Exposure Under IRB Reimbursement Agreement), would exceed the lesser of (1) the Revolving Loan Commitments then in effect and (2) the Borrowing Base then in effect;

                  (ii) any Revolving Letter of Credit if, after giving effect to such issuance, the Revolving Letter of Credit Usage would exceed $3,000,000;

                  (iii) any Revolving Letter of Credit having an expiration date
            (a) later than the earlier of (x) the Revolving Loan Commitment Termination Date and (y) the date which is one year from the date of issuance of such Revolving Letter of Credit; provided that the immediately preceding clause (y) shall not prevent Issuing Lender from agreeing that a Revolving Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless Issuing Lender elects not to extend for any such additional period; and provided, further that Issuing Lender shall elect not to extend such Revolving Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time Issuing Lender must elect whether or not to allow such extension or (b) that is otherwise unacceptable to Issuing Lender in its reasonable discretion; or

                  (iv) any Revolving Letter of Credit denominated in a currency other than Dollars.

            2. Acquisition Letter of Credit. In addition to Borrower requesting that Lenders make Loans pursuant to subsection 2.1A and that Issuing Lender issue Revolving Letters of Credit pursuant to subsection 3.1A.1, Borrower may request, in accordance with the provisions of this subsection 3.1A.2, that Issuing Lender issue the Acquisition Letter of Credit for the account of Borrower for the purposes specified in the definition of Acquisition Letter of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, Issuing Lender shall issue the Acquisition Letter of Credit in accordance with the provisions of this subsection 3.1; provided that (i) the maximum aggregate amount which is or at any time may become available for drawing under the Acquisition Letter of Credit shall not exceed $58,000,000 and (ii) the Acquisition Letter of Credit shall have an expiration date no later than January 8, 1997.

            3. IRB Reimbursement Agreement. Borrower may request, in accordance with the provisions of this subsection 3.1A.3, that Issuing Lender enter into the IRB Reimbursement Agreement for the account of Borrower and its Subsidiaries. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower set forth herein, Issuing Lender shall make IRB Reimbursement Advances in accordance with the provisions of the IRB Reimbursement Agreement.


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      B. Mechanics of Issuance.

            (i) Notice of Issuance. Whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Notice of Issuance of Letter of Credit substantially in the form of Exhibit III annexed hereto no later than 11:00 A.M. (Dallas, Texas time) at least five Business Days (in the case of Revolving Letters of Credit), or one Business Day (in the case of the Acquisition Letter of Credit), or in each case such shorter period as may be agreed to by Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Notice of Issuance of Letter of Credit shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) whether the Letter of Credit is to be a Revolving Letter of Credit or Acquisition Letter of Credit, (c) the face amount of the Letter of Credit, (d) the expiration date of the Letter of Credit, (e) the name and address of the beneficiary, and (f) in the case of a Revolving Letter of Credit, either the verbatim text of the proposed Revolving Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Revolving Letter of Credit, would require Issuing Lender to make payment under the Revolving Letter of Credit; provided that Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Revolving Letter of Credit or any such documents; and provided, further that no Revolving Letter of Credit shall require payment against a conforming draft to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of Issuing Lender to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of Issuing Lender) on such business day.

            Borrower shall notify Issuing Lender prior to the issuance of any Letter of Credit in the event that any of the matters to which Borrower is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit, Borrower shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Borrower is required to certify in the applicable Notice of Issuance of Letter of Credit.

            (ii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, Issuing Lender shall issue the requested Letter of Credit in accordance with Issuing Lender's standard operating procedures.

            (iii) Execution of IRB Reimbursement Agreement. Upon satisfaction or waiver (in accordance with Section 10.6) of the conditions set forth in subsection 4.1, Issuing Lender shall enter into IRB Reimbursement Agreement. Each Lender agrees that, unless otherwise notified by Issuing Lender, the IRB Reimbursement Agreement shall be executed and delivered by Issuing Lender on the Closing Date.


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

            (iv) Notification to Lenders. Upon the issuance of any Letter of Credit Issuing Lender shall promptly notify Administrative Agent and each other Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit and identify the amount of such Lender's respective participation in such Letter of Credit, determined in accordance with subsection 3.1C.

      C. Lenders' Purchase of Participations.

            (i) Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder (assuming, for purposes of determining such Pro Rata Share with respect to the Acquisition Letter of Credit, that the Acquisition Letter of Credit is comprised of up to $33,000,000.00 of Tranche A Term Loans and $25,000,000 of Tranche B Term Loans).

            (ii) IRB Reimbursement Agreement. Immediately upon the execution of the IRB Reimbursement Agreement, each Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from Issuing Lender a participation in the IRB Reimbursement Agreement (including any IRB Reimbursement Advances thereunder) in an amount equal to such Lender's Pro Rata Share of the Maximum Exposure Under IRB Reimbursement Agreement

3.2 Letter of Credit Fees; IRB Reimbursement Account Fees.

      A. Letter of Credit Fees. Borrower agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

            (i) with respect to each Letter of Credit, (a) a fronting fee, payable directly to Issuing Lender for its own account, equal to 0.25% per annum of the daily amount available to be drawn under such Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Lenders, equal to (A) the product of (x) the Applicable Margin for Revolving Loans made as Eurodollar Rate Loans and (y) the available amount to be drawn under any Revolving Letter of Credit and (B) 3% per annum of the available amount to be drawn under the Acquisition Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) each March 31, June 30, September 30 and December 31 of each year commencing on March 31, 1997 and in the case of such fees with respect to the Acquisition Letter of Credit, on January 8, 1997, and, in each case, computed on the basis of a 360-day year for the actual number of days elapsed; and

            (ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clauses (i) above), documentary and processing charges payable directly to Issuing


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      Lender for its own account in accordance with Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clauses (i) and (ii) of this subsection 3.2A, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination. Promptly upon receipt by Administrative Agent of any amount described in clause (i)(b) of this subsection 3.2A, Administrative Agent shall distribute to each Lender its Pro Rata Share of such amount (determined in accordance with the parenthetical in subsection 3.1C in the case of the Acquisition Letter of Credit).

      B. IRB Reimbursement Agreement Fees. Borrower agrees to pay the following amounts with respect to the IRB Reimbursement Agreement:

            (i) with respect to the IRB Reimbursement Agreement, (a) a fronting fee, payable directly to Issuing Lender for its own account, equal to 0.25% per annum of the Maximum Exposure Under IRB Reimbursement Agreement and (b) an IRB Reimbursement Advance fee, payable to Administrative Agent for the account of Lenders, equal to the product of (x) the Applicable Margin for Revolving Loans made as Eurodollar Rate Loans and (y) the Maximum Exposure Under IRB Reimbursement Agreement, each such fronting fee or IRB Reimbursement Advance fee to be payable in arrears on and to (but excluding) each March 31, June 30, September 30 and December 31 of each year commencing on March 31, 1997 and, in each case, computed on the basis of a 360-day year for the actual number of days elapsed; and

            (ii) with respect to the IRB Reimbursement Agreement and each IRB Reimbursement Advance (without duplication of the fees payable under clause (i) above), documentary and processing charges payable directly to Issuing Lender for its own account in accordance with Issuing Lender's standard schedule for such charges in effect at the time of such payment (treating, for these purposes, the execution of the IRB Reimbursement Agreement as the issuance of a Letter of Credit and each IRB Reimbursement Advance as a draw under a Letter of Credit).

For purposes of calculating any fees payable under clauses (i) and (ii) of this subsection 3.2B, the daily Maximum Exposure Under IRB Reimbursement Agreement shall be determined as of the close of business on any date of determination. Promptly upon receipt by Administrative Agent of any amount described in clause
(i) of this subsection 3.2B, Administrative Agent shall distribute to each Lender its Pro Rata Share of such amount.

3.3 Drawings and Reimbursement of Amounts Paid Under Letters of Credit and the IRB Reimbursement Agreement.

      A. Responsibility of Issuing Lender With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit


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with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

      B. Reimbursement by Borrower of Amounts Paid Under Letters of Credit and the IRB Reimbursement Agreement. In the event that either (x) Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it or (y) Issuing Lender makes any IRB Reimbursement Advance under the IRB Reimbursement Agreement, Issuing Lender shall immediately notify Borrower, and Borrower shall reimburse Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored or such IRB Reimbursement Advance is made, as applicable (the "Reimbursement Date"), in an amount in Dollars and in same day funds equal to the amount of such honored drawing or such IRB Reimbursement Advance; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and Issuing Lender prior to 10:00 A.M. (Dallas, Texas time) on the date such drawing is honored or IRB Reimbursement Advance is made that Borrower intends to reimburse Issuing Lender for the amount of such honored drawing or IRB Reimbursement Advance with funds other than the proceeds of Revolving Loans (or in the case of the Acquisition Letter of Credit, the Term Loans), Borrower shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Lenders to make Revolving Loans (or in the case of the Acquisition Letter of Credit, Term Loans) that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing or IRB Reimbursement Advance and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Lenders shall, on the Reimbursement Date, make Revolving Loans (or in the case of the Acquisition Letter of Credit, Term Loans) that are Base Rate Loans in the amount of such honored drawing or IRB Reimbursement Advance, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Lender for the amount of such honored drawing or IRB Reimbursement Advance; and provided, further that if for any reason proceeds of Revolving Loans (or in the case of the Acquisition Letter of Credit, the Term Loans) are not received by Issuing Lender on the Reimbursement Date in an amount equal to the amount of such honored drawing or IRB Reimbursement Advance, Borrower shall reimburse Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing or IRB Reimbursement Advance over the aggregate amount of such Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Lender from its obligation to make Loans on the terms and conditions set forth in this Agreement, and Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Loans under this subsection 3.3B.

      C. Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit or the IRB Reimbursement Agreement.

            (i) Payment by Lenders. In the event that Borrower shall fail for any reason to reimburse Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any drawing honored by Issuing Lender under a Letter of Credit issued by it or under the IRB Reimbursement Agreement, as applicable, Issuing Lender shall promptly notify each other Lender of the unreimbursed amount of such honored drawing or IRB


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      Reimbursement Advance and of such other Lender's respective participation therein based on such Lender's Pro Rata Share (determined in accordance with the parenthetical in subsection 3.1C in the case of the Acquisition Letter of Credit). Each Lender shall make available to Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Lender specified in such notice, not later than 2:00 P.M. (Dallas, Texas time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Lender is located) after the date notified by Issuing Lender. In the event that any Lender fails to make available to Issuing Lender on such business day the amount of such Lender's participation in such Letter of Credit or the IRB Reimbursement Agreement, as applicable, as provided in this subsection 3.3C, Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Lender to recover from Issuing Lender any amounts made available by such Lender to Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit or the IRB Reimbursement Agreement by Issuing Lender in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Lender.

            (ii) Distribution to Lenders of Reimbursements Received From Borrower. In the event Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by Issuing Lender under a Letter of Credit issued by it, or under the IRB Reimbursement Agreement, as applicable, Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender's Pro Rata Share of all payments subsequently received by Issuing Lender from Borrower in reimbursement of such honored drawing or IRB Reimbursement Advance when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

      D. Interest on Amounts Paid Under Letters of Credit and the IRB Reimburse-ment Agreement.

            (i) Payment of Interest by Borrower. Borrower agrees to pay to Issuing Lender, with respect to drawings honored under any Letters of Credit issued by it, and with respect to IRB Reimbursement Advances, interest on the amount paid by Issuing Lender in respect of each such honored drawing or IRB Reimbursement Advance from the date such drawing is honored or IRB Reimbursement Advance is made to but excluding the date such amount is reimbursed by Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored or IRB Reimbursement Advance is made to but excluding the Reimbursement Date, the rate then


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      in effect under this Agreement with respect to Revolving Loans that are
      Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit or IRB Reimbursement Advance is reimbursed in full.

            (ii) Distribution of Interest Payments by Issuing Lender. Promptly upon receipt by Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing honored under a Letter of Credit issued by it, or with respect to an IRB Reimbursement Advance, (a) Issuing Lender shall distribute to each other Lender, out of the interest received by Issuing Lender in respect of the period from the date such drawing is honored or such IRB Reimbursement is made to but excluding the date on which Issuing Lender is reimbursed for the amount of such drawing or IRB Reimbursement Advance (including any such reimbursement out of the proceeds of Revolving Loans or Term Loans, as the case may be, pursuant to subsection 3.3B), the amount that such other Lender would have been entitled to receive either (x) in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, or (y) in respect of the IRB Reimbursement Agreement fee that would have been payable for such period pursuant to subsection 3.2 if no IRB Reimbursement Advance had been made, as applicable, and (b) in the event Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such honored drawing, or IRB Reimbursement Advance, Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing or IRB Reimbursement Advance such other Lender's Pro Rata Share of any interest received by Issuing Lender in respect of that portion of such honored drawing or IRB Reimbursement Advance so reimbursed by other Lenders for the period from the date on which Issuing Lender was so reimbursed by other Lenders to but excluding the date on which such portion of such honored drawing or IRB Reimbursement Advance is reimbursed by Borrower. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

3.4 Obligations Absolute.

      The obligation of Borrower to reimburse Issuing Lender for drawings honored under Letters of Credit and IRB Reimbursement Advances and to repay any Revolving Loans made by Lenders pursuant to subsection 3.3B and the obligations of Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, any of the following circumstances:


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            (i) any lack of validity or enforceability of any Letter of Credit or the IRB Reimbursement Agreement;

            (ii) the existence of any claim, set-off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting) or any beneficiary of the IRB Reimbursement Agreement, Issuing Lender or other Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

            (iii) any draft or other document presented under any Letter of Credit or with respect to the IRB Reimbursement Agreement proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (iv) payment by Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit;

            (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries;

            (vi) any breach of this Agreement or any other Loan Document by any party thereto;

            (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

            (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by Issuing Lender under the applicable Letter of Credit or with respect to the IRB Reimbursement Agreement shall not have constituted gross negligence or willful misconduct of Issuing Lender under the circumstances in question.

3.5 Indemnification; Nature of Issuing Lender's Duties.

      A. Indemnification. In addition to amounts payable as provided in subsection 3.6, Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Lender, other than, subject to the following


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clause (ii), the wrongful dishonor by Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it, (ii) the failure of Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Governmental Acts") or (iii) the execution, delivery and performance of the IRB Reimbursement Agreement, in any case, other than as a result of the gross negligence or willful misconduct of Issuing Lender.

      B. Nature of Issuing Lender's Duties. As between Borrower and Issuing Lender, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Lender, including without limitation any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuing Lender's rights or powers hereunder, except, in any case, as a result of the gross negligence or willful misconduct of the Issuing Lender. As between Borrower and Issuing Lender, Borrower assumes all risks of the acts and omissions of the beneficiaries of the IRB Reimbursement Agreement.

      In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by Issuing Lender under or in connection with the Letters of Credit issued by it, the IRB Reimbursement Agreement or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct, shall not put Issuing Lender under any resulting liability to Borrower.

      Notwithstanding anything to the contrary contained in this subsection 3.5, Borrower shall retain any and all rights it may have against Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.


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3.6 Increased Costs and Taxes Relating to Letters of Credit.

      Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that Issuing Lender or Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by Issuing Lender or Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

            (i) subjects Issuing Lender or Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall net income of Issuing Lender or Lender) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by any particular Issuing Lender;

            (ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by Issuing Lender or participations therein purchased by any Lender; or

            (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting Issuing Lender or Lender (or its applicable lending or letter of credit office) regarding this Section 3, any Letter of Credit or any participation therein or the IRB Reimbursement Agreement;

and the result of any of the foregoing is (x) to increase the cost to Issuing Lender or Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or purchasing its obligations under the IRB Reimbursement Agreement or
(y) to reduce any amount received or receivable by Issuing Lender or Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, Borrower shall promptly pay to Issuing Lender or Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate Issuing Lender or Lender for any such increased cost or reduction in amounts received or receivable hereunder. Issuing Lender or Lender, as the case may be, shall deliver to Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Issuing Lender or Lender under this subsection 3.6, which statement shall be conclusive and binding upon all parties hereto absent manifest error.


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Section 4. CONDITIONS TO LOANS AND LETTERS OF CREDIT

      The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1 Conditions to Term Loans, Initial Revolving Loans, Swing Line Loans and Acquisi- tion Letter of Credit.

      The obligations of Lenders to make any Term Loans and any Revolving Loans and Swing Line Loans to be made on the Closing Date, to issue the Acquisition Letter of Credit and to enter into the IRB Reimbursement Agreement on the Closing Date are, in addition to the conditions precedent specified in subsections 4.2 and 4.3, as the case may be, subject to prior or concurrent satisfaction of the following conditions:

      A. Loan Party Documents. On or before the Closing Date, Parent shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following with respect to Parent or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing
Date:

            (i) Certified copies of the Certificate or Articles of Incorporation of such Person, together with a good standing certificate from the Secretary of State of its jurisdiction of incorporation and each other state in which such Person is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

            (ii) Copies of the Bylaws of such Person, certified as of the Closing Date by such Person's corporate secretary or an assistant secretary;

            (iii) Resolutions of the Board of Directors of such Person approving and authorizing the execution, delivery and performance of the Loan Documents and Related Agreements to which it is a party, certified as of the Closing Date by the corporate secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment;

            (iv) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

            (v) Executed originals of the Loan Documents to which such Person is a party;

            (vi) Correct copies of all Related Agreements entered into on or prior to the Closing Date including all exhibits and schedules thereto; and


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            (vii) Such other documents as Administrative Agent may reasonably request.

      B. No Material Adverse Effect. There shall have occurred no Material Adverse Effect (in the reasonable opinion of Administrative Agent) since September 30, 1995 in the case of Borrower and Custom Foods Products, Inc. and since December 31, 1995 in the case of Quality Foods, L.P., QF Acquisition and QF Management.

      C. Corporate and Capital Structure, Ownership, Management, Etc.

            (i) Corporate Structure. The corporate organizational structure of Parent and its Subsidiaries, both before and after giving effect to the Acquisition and the Restructuring, shall be as set forth on Schedule 4.1C annexed hereto.

            (ii) Capital Structure and Ownership. The capital structure and ownership of Parent and Borrower, both before and after giving effect to the Acquisition and the Restructuring, shall be as set forth on Schedule 4.1C annexed hereto.

            (iii) Management; Employment Contracts. The management structure of Parent and Borrower after giving effect to the Acquisition and the Restructuring shall be as set forth on Schedule 4.1C annexed hereto, and Administrative Agent shall have received copies of, and shall be satisfied with the form and substance of (1) any and all employment contracts with and senior management of Parent, Borrower and its Subsidiaries, (2) any and all shareholders agreement among any of the shareholders of Parent and
      (3) any stock option plans and similar arrangements provided by Parent to any Person.

      D. Proceeds of Bridge Financing.

            (i) Bridge Financing. Borrower and its Subsidiaries shall have entered into the Bridge Financing Documents to which it is a party and the Borrower shall have received an gross aggregate principal amount of not less than $25,000,000 under the Bridge Financing.

            (ii) Use of Proceeds by Borrower. Borrower shall have provided evidence satisfactory to Administrative Agent that the proceeds of the Bridge Financing have been irrevocably committed, prior to the application of the proceeds of any Term Loans and any Revolving Loans made on the Closing Date or the issuance of the Acquisition Letter of Credit, to the payment of a portion of the Acquisition Financing Requirements.

      E. Matters Relating to Existing Indebtedness and Senior Guaranteed Notes.

            (i) Termination of Certain Existing Indebtedness and Related Liens; Existing Letters of Credit. On the Closing Date, Borrower and its Subsidiaries shall have (a) repaid in full all Indebtedness set forth on
      Schedule 4.1E (the aggregate principal amount of which Indebtedness shall not exceed $36,500,000), (b) terminated any commitments


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

      to lend or make other extensions of credit thereunder, (c) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Borrower and its Subsidiaries thereunder, and (d) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Borrower and its Subsidiaries with respect thereto.

            (ii) Consent. Borrower shall have obtained all such consents with respect to the IRB Trust Indenture as may be required to permit the consummation of the Acquisition and the Restructuring, the related financings (including the incurrence of the Obligations hereunder) and the other transactions contemplated by the Loan Documents and the Related Agreements. The terms and conditions of such consents shall be in form and substance satisfactory to Administrative Agent. Borrower shall have delivered to Administrative Agent a fully executed or conformed copy of the IRB Trust Indenture.

            (iii) Existing Indebtedness to Remain Outstanding. Administrative Agent shall have received an Officers' Certificate of Borrower stating that, after giving effect to the transactions described in this subsection 4.1E, the Indebtedness of Loan Parties (other than Indebtedness under the Loan Documents, the Bridge Financing Documents and the Seller Notes) shall consist solely of Indebtedness and Capital Leases (in such outstanding principal amounts) described in Schedule 7.1 annexed hereto.

            (iv) Description of Senior Guaranteed Notes. On or before the Closing Date, Lenders shall have received from Borrower a draft of the "Description of the Notes" section of the Preliminary Offering Memorandum relating to the Senior Guaranteed Notes, the terms and conditions of which shall be reasonably satisfactory to Administrative Agent and Requisite Lenders.

      F. Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. Borrower shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the Acquisition and the Restructuring, the other transactions contemplated by the Loan Documents and the Related Agreements, and the continued operation of the business conducted by Quality Foods, L.P. in substantially the same manner as conducted prior to the consummation of the Acquisition and the Restructuring, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the Restructuring or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.


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

      G.    Consummation of Acquisition and Restructuring.

            (i) All conditions to the Acquisition and the Restructuring, including those set forth in the Acquisition Agreement, shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent;

            (ii) the Acquisition shall have become effective in accordance with the terms of the Acquisition Agreement;

            (iii) the Restructuring shall have become effective in accordance with applicable law;

            (iv) the Seller Notes shall have been issued to each of the Sellers and the aggregate cash consideration (including the Seller Notes) paid to the Sellers in connection with the Acquisition shall not exceed $63,000,000;

            (v) Transaction Costs shall not exceed $9,000,000, and Administrative Agent shall have received evidence to its satisfaction to such effect; and

            (vi) Agent shall have received an Officers' Certificate of Borrower to the effect set forth in clauses (i)-(v) above and stating that Borrower will proceed to consummate the Acquisition and the Restructuring immediately upon the making of the initial Loans or the issuance of the Acquisition Letter of Credit.

      H. Closing Date Mortgages; Closing Date Mortgage Policies; Etc. Administrative Agent shall have received from Borrower and each applicable Subsidiary Guarantor:

            (i) Closing Date Mortgages. Fully executed and notarized Mortgages (each a "Closing Date Mortgage" and, collectively, the "Closing Date Mortgages"), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Property Asset listed in Part A of Schedule 4.1H annexed hereto (each a "Closing Date Mortgaged Property" and, collectively, the "Closing Date Mortgaged Properties");

            (ii) Opinions of Local Counsel. An opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Closing Date Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

            (iii) Landlord Consents and Estoppels; Recorded Leasehold Interests. In the case of each Real Property Asset listed on Part B of Schedule 4.1H, a Landlord Consent and Estoppel with respect thereto;


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

            (iv) Title Insurance. (a) ALTA mortgagee title insurance policies or unconditional commitments therefor (the "Closing Date Mortgage Policies") issued by the Title Company with respect to the Closing Date Mortgaged Properties listed (and marked with an asterisk) in Part A of Schedule 4.1H annexed hereto, in amounts not less than the respective amounts designated therein with respect to any particular Closing Date Mortgaged Properties, insuring fee simple title to, or a valid leasehold interest in, each such Closing Date Mortgaged Property vested in such Loan Party and assuring Administrative Agent that the applicable Closing Date Mortgages create valid and enforceable First Priority mortgage Liens on the respective Closing Date Mortgaged Properties encumbered thereby, subject only to a standard survey exception, which Closing Date Mortgage Policies (1) shall include an endorsement for mechanics' liens, for future advances under this Agreement and for any other matters reasonably requested by Administrative Agent and (2) shall provide for affirmative insurance and such reinsurance as Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent; and (b) evidence satisfactory to Administrative Agent that such Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Closing Date Mortgage Policies and (ii) paid to the Title Company or to the appropriate governmental authorities all expenses and premiums of the Title Company in connection with the issuance of the Closing Date Mortgage Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Closing Date Mortgages in the appropriate real estate records;

            (v) Title Reports. With respect to each Closing Date Mortgaged Property listed (and marked with an asterisk) in Part A of Schedule 4.1H annexed hereto, a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the Closing Date and satisfactory in form and substance to Administrative Agent;

            (vi) Copies of Documents Relating to Title Exceptions. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Closing Date Mortgage Policies or in the title reports delivered pursuant to subsection 4.1H(v);

            (vii) Matters Relating to Flood Hazard Properties. (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether (1) any Closing Date Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if there are any such Flood Hazard Properties, such Loan Party's written acknowledgement of receipt of written notification from Administrative Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Borrower has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; and


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

            (viii) Environmental Indemnity . An environmental indemnity agreement, satisfactory in form and substance to Administrative Agent and its counsel, with respect to the indemnification of Administrative Agent and Lenders for any liabilities that may be imposed on or incurred by any of them as a result of any Hazardous Materials Activity.

      I. Security Interests in Personal and Mixed Property. To the extent not otherwise satisfied pursuant to subsection 4.1H, Administrative Agent shall have received evidence satisfactory to it that Parent, Borrower and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (iii), (iv) and (v) below) that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal and mixed property Collateral. Such actions shall include, without limitation, the following:

            (i) Schedules to Collateral Documents. Delivery to Administrative Agent of accurate and complete schedules to all of the applicable Collateral Documents.

            (ii) Stock Certificates and Instruments. Delivery to Administrative Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all capital stock pledged pursuant to the Parent Pledge Agreement, Borrower Pledge Agreement and the Subsidiary Pledge Agreements and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Collateral;

            (iii) Lien Searches and UCC Termination Statements. Delivery to Administrative Agent of (a) the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).

            (iv) UCC Financing Statements and Fixture Filings. Delivery to Administrative Agent of UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Loan Party with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;


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


            (v) PTO Cover Sheets, Etc. Delivery to Administrative Agent of all cover sheets or other documents or instruments required to be filed with the PTO in order to create or perfect Liens in respect of any IP Collateral;

            (vi) Opinions of Local Counsel. Delivery to Administrative Agent of an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) under the laws of each jurisdiction in which any Loan Party or any personal or mixed property Collateral is located with respect to the creation and perfection of the security interests in favor of Administrative Agent in such Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent.

      J. Real Estate Appraisals. Administrative Agent shall have received appraisals from one or more independent real estate appraisers satisfactory to Administrative Agent, in form, scope and substance satisfactory to Administrative Agent and satisfying the requirements of any applicable laws and regulations, concerning any Closing Date Mortgaged Properties (as defined in subsection 4.1H), in each case to the extent required under such laws and regulations as determined by Administrative Agent in its discretion.

      K. Environmental Reports. Administrative Agent shall have received reports and other information, in form, scope and substance satisfactory to Administrative Agent, regarding environmental matters relating to the Facilities, which reports shall include (i) a Phase I environmental assessment for each of the Facilities listed in Schedule 4.1K annexed hereto (collectively, the "Phase I Report") which (a) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process E 1527 and (b) was conducted by one or more environmental consulting firms reasonably satisfactory to Administrative Agent, and (ii) a compliance audit setting forth an assessment of Borrower's, its Subsidiaries' and such Facilities' current and past compliance with Environmental Laws.

      L. Financial Statements; Pro Forma Balance Sheet. On or before the Closing Date, Lenders shall have received from Borrower the following (the "Financial Statements"):

            (i) the consolidated balance sheets of Borrower and its Subsidiaries as at September 30, 1994, 1995 and 1996, and the related consolidated statements of income and cash flows of Borrower and its Subsidiaries for the fiscal years then ended, accompanied, in the case of the financial statements for the fiscal years ended September 30, 1994 and September 30, 1995, by an opinion of Borrower's accountants, and accompanied, in the case of the financial statements for the fiscal year ended September 30, 1996, by a form of opinion of Borrower's accountants, together with a letter from Borrower's accountants with respect thereto, and the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at October 31, 1996, together with selected consolidated statements of income, stockholders' equity and cash flow for the one month period then ended, duly certified by the chief financial officer of Borrower that such financial statements fairly present (subject, in the case of such balance sheet as at


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

      October 31, 1996 and such statements of income and cash flows for the one month then ended, to normal year-end audit adjustments) the consolidated financial condition of Borrower and its Subsidiaries as at such dates and the consolidated results of the operation of Borrower and its Subsidiaries for the periods ended on such dates and that all such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved;

            (ii) the consolidated balance sheets of Quality Foods, L.P. and its Subsidiaries as at December 31, 1993, 1994 and 1995, and the related statements of income and cash flows of Quality Foods, L.P. and its Subsidiaries for the fiscal years then ended, accompanied by an opinion of Quality Foods, L.P.'s accountants; the consolidated balance sheet of Quality Foods, L.P. and its Subsidiaries as at September 30, 1995 and 1996, and the related consolidated statements of income and cash flows of Quality Foods, L.P. and its Subsidiaries for the nine months then ended, duly certified by the chief financial officer of Quality Foods, L.P. that such financial statements fairly present (subject, in the case of such balance sheet as at September 30, 1996 and such statements of income and cash flows for the nine months then ended, to normal year-end audit adjustments) the consolidated financial condition of Quality Foods, L.P. and its Subsidiaries as at such dates and the consolidated results of the operations of Quality Foods, L.P. and its Subsidiaries for the periods ended on such dates and that all such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved;

            (iii) pro forma financial statements of Borrower and its Subsidiaries as of September 30, 1996, giving effect to the Acquisition, the Restructuring and the other transactions contemplated hereby and reflecting estimated purchase price accounting adjustments, prepared by Borrower, and substantially in compliance with Article 11 of Regulation S-X of the Securities and Exchange Commission (assuming such pro forma financial statements were furnished in connection with a public offering), which pro forma financial statements shall be accompanied by a certificate of the chief financial officer of Borrower to the effect that, based on his discussion with Borrower's accountants, such pro forma financial statements are substantially in compliance with such Article 11; and

            (iv) together with each of the interim financial statements referred to in subdivision (ii) above, an independent accountant's review report signed by Quality Foods, L.P.'s accountants to the effect that they have conducted a limited review with respect to such interim financial statements in accordance with Statement on Auditing Standards No. 71.

      M. Solvency Assurances. On the Closing Date, Administrative Agent and Lenders shall have received (i) a letter from Houlihan, Lokey, Howard & Zukin, Inc. dated the Closing Date and addressed to Administrative Agent and Lenders, in form and substance satisfactory to Administrative Agent and with appropriate attachments, and (ii) a Financial Condition Certificate dated the Closing Date, substantially in the form of Exhibit XV annexed hereto and with appropriate attachments, in each case demonstrating that, after giving effect to the consummation


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of the Acquisition and the Restructuring, the related financings and the other transactions contemplated by the Loan Documents and the Related Agreements, Parent, Borrower and each Subsidiary will be Solvent.

      N. Evidence of Insurance. Administrative Agent shall have received a certificate from Borrower's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

      O. Opinions of Counsel to Loan Parties. Lenders and their respective counsel shall have received (i) originally executed copies of one or more favorable written opinions of O'Sullivan Graev & Karabell, LLP, counsel for Loan Parties, and Falk & Sharp, counsel for Custom Foods, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit X-A and Exhibit X-B annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request and (ii) evidence satisfactory to Administrative Agent that Borrower has requested such counsel to deliver such opinions to Lenders.

      P. Opinions of Administrative Agent's Counsel. Lenders shall have received originally executed copies of one or more favorable written opinions of O'Melveny & Myers LLP, counsel to Administrative Agent, dated as of the Closing Date, substantially in the form of Exhibit XI annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request.

      Q. Opinions of Counsel Delivered Under Related Agreements. Administrative Agent and its counsel shall have received copies of each of the opinions of counsel delivered to the parties under the Related Agreements delivered on or prior to the Closing Date, together with a letter from each such counsel (to the extent not inconsistent with such counsel's established internal policies) authorizing Lenders to rely upon such opinion to the same extent as though it were addressed to Lenders.

      R. Fees. Borrower shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

      S. Representations and Warranties; Performance of Agreements. Borrower shall have delivered to Administrative Agent an Officers' Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 hereof are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Parent and Borrower shall have performed in all material respects all agreements and satisfied all conditions which this


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Agreement provides shall be performed or satisfied by it on or before the
Closing Date except as otherwise disclosed to and agreed to in writing by Administrative Agent.

      T. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

4.2   Conditions to All Loans.

      The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

      A. Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Borrower or by any executive officer of Borrower designated by any of the above-described officers on behalf of Borrower in a writing delivered to Administrative Agent.

      B.    As of that Funding Date:

            (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

            (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

            (iii) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date; and

            (iv) The making of the Loans requested on such Funding Date shall not violate any law including, without limitation, Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.


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4.3   Conditions to Letters of Credit.

      The issuance of any Letter of Credit hereunder is subject to the following conditions precedent:

      A. On or before the date of issuance of the initial Revolving Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

      B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Notice of Issuance of Letter of Credit, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Borrower or by any executive officer of Borrower designated by any of the above-described officers on behalf of Borrower in a writing delivered to Administrative Agent, together with all other information specified in subsection 3.1B(i) and such other documents or information as Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

      C. On the date of issuance of the Acquisition Letter of Credit (in addition to the satisfaction of all conditions precedent described in subsection 4.1), all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of the Letter of Credit were the making of a Loan and the date of issuance of the Letter of Credit were a Funding Date.

Section 5.   BORROWER'S REPRESENTATIONS AND WARRANTIES

      In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lender to issue Letters of Credit and to enter into the IRB Reimbursement Agreement, and to induce other Lenders to purchase participations in the Letters of Credit and the IRB Reimbursement Agreement, each of Parent and Borrower, jointly and severally, represents and warrants to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete:

5.1 Organization, Powers, Qualification, Good Standing, Business, Subsidiaries and Restructuring.

      A. Organization and Powers. Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation as specified in Schedule 5.1 annexed hereto. Each Loan Party has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and Related Agreements to which it is a party and to carry out the transactions contemplated thereby.

      B. Qualification and Good Standing. Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to


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

carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect.

      C. Conduct of Business. Parent and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.12.

      D. Subsidiaries. All of the Subsidiaries of Borrower are wholly owned and identified in Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xvi). The capital stock of each of the Subsidiaries of Borrower identified in Schedule 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and none of such capital stock constitutes Margin Stock. Each of the Subsidiaries of Borrower identified in Schedule 5.1 annexed hereto (as so supplemented) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation set forth therein (which jurisdiction shall be in the United States), has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and will not have a Material Adverse Effect. Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Borrower and each of its Subsidiaries in each of the Subsidiaries of Borrower identified therein.

      E. Restructuring. The Restructuring has been consummated as of the Closing Date in accordance with the terms thereof.

5.2   Authorization of Borrowing, etc.

      A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents and the Related Agreements have been duly authorized by all necessary corporate action on the part of each Loan Party that is a party thereto.

      B. No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents and such Related Agreements do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Parent or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of Parent or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Parent or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of Parent or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any material Contractual Obligation of Parent or any of its Subsidiaries,


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

except for such approvals or consents that are (i) listed on Schedule 5.2B and
(ii) that will be obtained on or before the Closing Date or where the failure to obtain such approvals or consents has not had and would not be reasonably likely to have a Material Adverse Effect.

      C. Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents and such Related Agreements do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except for such registrations, consents, approvals, notices and other actions that are (i) listed on Schedule 5.2C, all of which have been obtained or made on or prior to the Closing Date and are in full force and effect or (ii) are required exclusively in connection with the Acquisition and the Restructuring, the failure to obtain of which has not and had and would not be reasonably likely to have a Material Adverse Effect.

      D. Binding Obligation. Each of the Loan Documents and Related Agreements has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

      E. Valid Issuance of Senior Guaranteed Notes, the Subordinated Notes and the Bridge Notes. Borrower has the corporate power and authority to issue the Senior Guaranteed Notes or Subordinated Notes, as applicable, and the Bridge Notes. The Senior Guaranteed Notes or Subordinated Notes, as applicable, and the Bridge Notes when issued and paid for, will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. The Senior Guaranteed Notes or the Subordinated Notes, as applicable, and the Bridge Notes when issued and sold, will either (a) have been registered or qualified under applicable federal and state securities laws or (b) be exempt therefrom.

5.3   Financial Condition.

      Borrower has heretofore delivered to Lenders, at Lenders' request, the Financial Statements. The Financial Statements (other than pro forma financial statements) were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, consolidating basis) of the entities described in such Financial Statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any unaudited Financial Statements, to changes resulting from audit and normal year-end adjustments. The pro forma financial statements included in the Financial Statements present fairly the information shown therein, have been properly compiled on the pro forma basis described therein, and in Borrower's opinion, the


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

assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to herein. Parent and its Subsidiaries do not (and will not following the funding of the initial Loans) have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Parent or any of its Subsidiaries.

5.4   No Material Adverse Change; No Restricted Junior Payments.

      Since September 30, 1995, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Parent nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 7.5 and as set forth in Schedule 5.4.

5.5   Title to Properties; Liens; Real Property.

      A. Title to Properties; Liens. Subject to Permitted Liens, Parent and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

      B. Real Property. As of the Closing Date, Schedule 5.5 annexed hereto contains a true, accurate and complete list of (i) all owned Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 5.5 annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and neither Parent nor Borrower has any knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.


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

5.6   Litigation; Adverse Facts.

      Except as set forth in Schedule 5.6 annexed hereto, there are no actions, suits, proceedings, arbitrations or governmental investigations at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of Borrower or Parent, threatened against or affecting Parent or any of its Subsidiaries or any property of Parent or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Parent nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7   Payment of Taxes.

      Except to the extent permitted by subsection 6.3, all tax returns and reports of Parent and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes due and payable and all assessments, fees and other governmental charges upon Parent and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Neither Parent nor Borrower knows of any proposed tax assessment against Parent or any of its Subsidiaries which is not being actively contested by Parent or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8   Performance of Agreements; Materially Adverse Agreements; Material
      Contracts.

      A. Neither Parent nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences of such default or defaults, if any, would not have a Material Adverse Effect.

      B. Schedule 5.8 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. All such Material Contracts are in full force and effect and no material defaults currently exist thereunder, and except where the consequences of such default or defaults, if any, would not reasonably be likely to have a Material Adverse Effect.


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

5.9   Governmental Regulation.

      Neither Parent nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.10  Securities Activities.

      A. Neither Parent nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

      B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Borrower only or of Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of subsection
7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Borrower and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.11  Employee Benefit Plans.

      A. Parent, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their material obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

      B.    No ERISA Event has occurred or is reasonably expected to occur.

      C. Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 5.11 annexed hereto, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates.

      D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $500,000.

      E. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Parent, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete


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

withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $500,000.

5.12  Certain Fees.

      No broker's or finder's fee or commission will be payable with respect to this Agreement, and Parent and Borrower hereby, jointly and severally, indemnify Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13  Environmental Protection.

      Except as set forth in Schedule 5.13 annexed hereto:

            (i) neither Parent nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to
      (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity;

            (ii) neither Parent nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss.
      9604) or any comparable state law;

            (iii) there are and, to Parent's and Borrower's knowledge, have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Parent or any of its Subsidiaries;

            (iv) for at least three years prior to the Closing Date, each of Borrower and its Subsidiaries has maintained an environmental management system for its operations that demonstrates a commitment to environmental compliance and includes procedures for (a) preparing and updating appropriate written compliance manuals covering pertinent regulatory areas, (b) tracking changes in applicable Environmental Laws and modifying operations to comply with new requirements thereunder and (c) training employees to comply with applicable environmental requirements and updating such training as necessary; and

            (v) compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect.

Notwithstanding anything in this subsection 5.13 to the contrary, no event or condition has occurred or is occurring with respect to Parent or any of its Subsidiaries relating to any


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

Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity (including those set forth in Schedule 5.13 annexed hereto) which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

5.14  Employee Matters.

      There is no strike or work stoppage in existence or threatened involving Parent or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

5.15  Solvency.

      Each Loan Party is, and the Loan Parties taken as a whole are, and upon the incurrence of any Loans by such Loan Party on any date on which this representation is made each Loan Party and the Loan Parties taken as a whole will be, Solvent. Without limiting the foregoing, each Loan Party and the Loan Parties taken as a whole will be Solvent on the Closing Date after giving effect to the Acquisition, the Restructuring and the borrowings made in connection therewith.

5.16  Matters Relating to Collateral.

      A. Creation, Perfection and Priority of Liens. The execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken on or prior to the date hereof pursuant to subsections 4.1H, 4.1I, 6.8 and 6.9 and (ii) the delivery to Administrative Agent of any Pledged Collateral not delivered to Administrative Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Administrative Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Administrative Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent.

      B. Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.16A and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.


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

      C. Absence of Third-Party Filings. Except such as may have been filed in favor of Administrative Agent as contemplated by subsection 5.16A and except as set forth in Schedule 5.16C, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office (other than with respect to Permitted Liens) and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO.

      D. Margin Regulations. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

      E. Information Regarding Collateral. All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.17  Related Agreements.

      A. Delivery of Related Agreements. Borrower has delivered to Lenders complete and correct copies of each effective Related Agreement and of all exhibits and schedules thereto.

      B. Warranties of Borrower. Subject to the qualifications set forth therein, each of the representations and warranties given by Borrower to Sellers in the Acquisition Agreement is true and correct in all material respects as of the date hereof and will be true and correct in all material respects as of the Closing Date.

      C. Survival. Notwithstanding anything in the Acquisition Agreement to the contrary, the representations and warranties of Borrower set forth in subsections 5.17B shall, solely for purposes of this Agreement, survive the Closing Date for the benefit of Lenders.

5.18  Disclosure.

      No representation or warranty of Parent or any of its Subsidiaries contained in any Loan Document or Related Agreement or in any other document, certificate or written statement furnished to Lenders by or on behalf of Parent or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Parent or Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made and that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Parent and its Subsidiaries to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may materially differ from the projected results.


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Section 6.   PARENT'S AND BORROWER'S AFFIRMATIVE COVENANTS

      Parent and Borrower, jointly and severally, covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit and the termination of the IRB Reimbursement Agreement, unless Requisite Lenders shall otherwise give prior written consent, Parent shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1   Financial Statements and Other Reports.

      Parent will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrower will deliver to Administrative Agent and Lenders:

            (i) Monthly Financials: as soon as available and in any event within 30 days after the end of each month ending after the Closing Date, (a) the consolidated and consolidating balance sheets of Parent and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Parent and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail and certified by the chief financial officer of Parent and Borrower that they fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (b) a narrative report describing the operations of Parent and its Subsidiaries in the form prepared for presentation to senior management for such month and for the period from the beginning of the then current Fiscal Year to the end of such month and (c) reports on the meat spread and production quantity for such month for each of the Operating Subsidiaries;

            (ii) Quarterly Financials: as soon as available and in any event within 45 days after the end of each Fiscal Quarter, (a) the consolidated and consolidating balance sheets of Parent and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Parent and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by the chief financial officer of Parent and Borrower that they fairly present, in all material respects, the financial


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      condition of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report describing the operations of Parent and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter;

            (iii) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated and consolidating balance sheets of Parent and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Parent and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Parent and Borrower that they fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Parent and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by Parent and satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts about the ability of Parent and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

            (iv) Officers' and Compliance Certificates: together with each delivery of financial statements of Parent and its Subsidiaries pursuant to subdivisions (i), (ii) and (iii) above, (a) an Officers' Certificate of Parent and Borrower stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Parent and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action each of Parent and Borrower has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the


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      applicable accounting periods with the restrictions contained in Section
      7, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

            (v) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Parent and its Subsidiaries delivered pursuant to subdivisions (i), (ii), (iii) or (xiii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then
      (a) together with the first delivery of financial statements pursuant to subdivision (i), (ii), (iii) or (xiii) of this subsection 6.1 following such change, consolidated financial statements of Parent and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (i), (ii), (iii) or (xiii) of this subsection 6.1 following such change, a written statement of the chief accounting officer or chief financial officer of Parent and Borrower setting forth the differences (including without limitation any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

            (vi) Accountants' Certification: together with each delivery of consolidated financial statements of Parent and its Subsidiaries pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the relevant terms of this Agreement and the other Loan Documents as they relate to accounting matters and (b) stating whether, in connection with their audit examination, anything came to their attention that caused them to believe that Parent of Borrower failed to comply with the terms, covenants, provisions or conditions of this Agreement insofar as they relate to financial and accounting matters, although their audit was not directed primarily toward obtaining knowledge of such noncompliance; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any failure to comply that would not be disclosed in the course of their audit examination;

            (vii) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Parent or Borrower by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Parent and its Subsidiaries made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit;


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            (viii) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Parent to its security holders or by any Subsidiary of Parent to its security holders other than Parent or another Subsidiary of Parent, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Parent or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Parent or any of its Subsidiaries to the public concerning material developments in the business of Parent or any of its Subsidiaries;

            (ix) Events of Default, etc.: promptly upon, and in any event two days after, any officer of Parent or Borrower obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Parent or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Parent or Borrower with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if Parent or Borrower were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action each of Parent and Borrower has taken, is taking and proposes to take with respect thereto;

            (x) Litigation or Other Proceedings: promptly upon, and in any event within two days after, any officer of Parent or Borrower obtaining knowledge of (X) the institution of any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Parent or any of its Subsidiaries or any property of Parent or any of its Subsidiaries (collectively, "Proceedings") not previously disclosed in writing by Parent or Borrower to Lenders or (Y) any material development in any Proceeding that, in any case:

                  (1) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

                  (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;


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      written notice thereof together with such other information as may be reasonably available to Parent or Borrower to enable Lenders and their counsel to evaluate such matters;

            (xi) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and, on the date any records, documents or other information must be furnished to the PBGC with respect to any Pension Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;

            (xii) ERISA Notices: promptly and in any event within two Business Days after receipt thereof by Parent or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan; promptly upon receipt thereof by Parent or any ERISA Affiliate, a copy of the annual actuarial valuation report for each Plan the funded current liability percentage (as defined in Section 302(d)(8) of ERISA) of which is less than 90% or the unfunded current liability of which exceeds $250,000; promptly and in any event within five Business Days after receipt thereof by Parent or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (1) the imposition of Withdrawal Liability by any such Multi-employer Plan, (2) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (3) the amount of liability incurred, or that may be incurred, by Parent or any ERISA Affiliate in connection with any event described in clause (1) or (2);

            (xiii) Financial Plans: as soon as practicable and in any event no later than 45 days after the beginning of each Fiscal Year, a consolidated and consolidating plan and financial forecast for such Fiscal Year and the next two Fiscal Years thereafter (the "Financial Plan" for such Fiscal Years), including without limitation (a) forecasted consolidated and consolidating balance sheets and forecasted consolidated and consolidating statements of income and cash flows of Parent and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated and consolidating statements of income and cash flows of Parent and its Subsidiaries for each month of the first such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (c) the amount of forecasted unallocated overhead for each such Fiscal Year, and (d) such other information and projections as any Lender may reasonably request;

            (xiv) Insurance: as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Parent and its Subsidiaries and all material insurance coverage planned to be maintained by Parent and its Subsidiaries in the immediately succeeding Fiscal Year;


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            (xv) Board of Directors: with reasonable promptness, written notice of any change in the Board of Directors of Parent;

            (xvi) New Subsidiaries: promptly upon any Person becoming a Subsidiary of Parent, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Parent and
      (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Parent (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement;

            (xvii) UCC Search Report: As promptly as practicable after the date of delivery to Administrative Agent of any UCC financing statement executed by any Loan Party pursuant to subsection 4.1I(iv) or 6.8A, copies of completed UCC searches evidencing the proper filing, recording and indexing of all such UCC financing statement and listing all other effective financing statements that name such Loan Party as debtor, together with copies of all such other financing statements not previously delivered to Administrative Agent by or on behalf of Parent or such Loan Party;

            (xviii) Borrowing Base Certificate: (a) within fifteen days after the last day of any fiscal month and, in addition, as often as Parent may elect, a Borrowing Base Certificate demonstrating the Borrowing Base as of the last day of such fiscal month and certified by the chief financial officer of Borrower and (b) upon written reasonable request of Administrative Agent or at the option of Borrower, a Borrowing Base Certificate certified by the chief financial officer or controller of Borrower and calculated as of the date requested by Administrative Agent in such request or selected by Borrower, as the case may be;

            (xix) Creditor Reports: promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of the Securities of Parent or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this subsection 6.1;

            (xx) Agreement Notices: promptly upon receipt thereof, copies of all notices, requests and other documents received by Parent or any of its Subsidiaries under or pursuant to any Related Agreement or any notice of a breach, default or termination of a Material Contract or indenture, loan or credit or similar agreement and, from time to time upon request by Administrative Agent, such information and reports regarding the Related Documents and the Material Contracts as Administrative Agent may reasonably request;

            (xxi) Revenue Agent Reports: within 10 days after receipt, copies of all Revenue Agent Reports (Internal Revenue Service Form 886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth positive adjustments to the federal income tax liability of the affiliated group (within the meaning


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      of Section 1504(a)(1) of the Internal Revenue Code) of which Parent or
      Borrower is a member aggregating $500,000 or more;

            (xxii) Environmental Conditions: promptly after the assertion or occurrence thereof, notice of any Environmental Claim against or of any noncompliance by Parent or any of its Subsidiaries with any Environmental Law that could reasonably be expected to have a Material Adverse Effect; and

            (xxiii) Other Information: with reasonable promptness, such other information and data with respect to Parent or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

6.2   Corporate Existence, etc.

      Parent will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights, permits, licenses, approvals, privileges and franchises material to its business; provided, however that neither Parent nor any of its Subsidiaries shall be required to preserve any such right, permit, license, approval, privilege or franchise if the Board of Directors of Parent or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Parent or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Parent, such Subsidiary or Lenders; provided further, that Parent and its Subsidiaries may consummate any merger of consolidation permitted under subsection 7.7.

6.3   Payment of Taxes and Claims; Tax Consolidation.

      A. Parent will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (1) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (2) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

      B. Parent will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Parent or any of its Subsidiaries).


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6.4   Maintenance of Properties; Insurance; Application of Net Insurance/
      Condemnation Proceeds.

      A. Maintenance of Properties. Parent will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Parent and its Subsidiaries (including, without limitation, all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

      B. Insurance. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Subsidiaries in accordance with past practices, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Borrower will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, and (iii) key man life insurance covering, Richard Griffith and, within 60 days after the Closing Date key man life insurance covering Robert Gioia and David Cohen, in each case with such insurance companies, in such amounts, with such deductibles, and covering such terms and risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment. Each such policy of insurance shall (a) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of $50,000 and provides for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy.

      C.    Application of Net Insurance/Condemnation Proceeds.

            (i) Business Interruption Insurance. Upon receipt by Borrower or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Borrower or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Borrower shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans as provided in subsection 2.4B(iii)(b);

            (ii) Casualty Insurance/Condemnation Proceeds. Upon receipt by Borrower or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds other than from


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      business interruption insurance, (a) so long as no Event of Default or
      Potential Event of Default shall have occurred and be continuing, Borrower shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied, to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B(iii)(b), and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Borrower shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans as provided in subsection 2.4B(iii)(b).

            (iii) Net Insurance/Condemnation Proceeds Received by Administrative Agent. Upon receipt by Administrative Agent of any Net Insurance/Condemnation Proceeds as loss payee, (a) if the aggregate amount of Net Insurance/Condemnation Proceeds received (and reasonably expected to be received) by Administrative Agent in respect of any covered loss exceeds $1,500,000, or if and to the extent Borrower would have been required to apply such Net Insurance/Condemnation Proceeds (if it had received them directly) to prepay the Loans and/or reduce the Revolving Loan Commitments, Administrative Agent shall, and Borrower hereby authorizes Administrative Agent to, apply such Net Insurance/Condemnation Proceeds to prepay the Loans as provided in subsection 2.4B(iii)(b), and
      (b) to the extent the foregoing clause (a) does not apply and (1) the aggregate amount of such Net Insurance/Condemnation Proceeds received (and reasonably expected to be received) by Administrative Agent in respect of any covered loss does not exceed $500,000, Administrative Agent shall deliver such Net Insurance/Condemnation Proceeds to Borrower, and Borrower shall, or shall cause one or more of its Subsidiaries to, promptly apply such Net Insurance/Condemnation Proceeds to the costs of repairing, restoring, or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received, and (2) if the aggregate amount of Net Insurance/Condemnation Proceeds received (and reasonably expected to be received) by Administrative Agent in respect of any covered loss exceeds $500,000, Administrative Agent shall hold such Net Insurance/Condemnation Proceeds pursuant to the terms of the Collateral Account Agreement and, so long as Borrower or any of its Subsidiaries proceeds diligently to repair, restore or replace the assets of Borrower or such Subsidiary in respect of which such Net Insur-ance/Condemnation Proceeds were received, Administrative Agent shall from time to time disburse to Borrower or such Subsidiary from the Collateral Account, to the extent of any such Net Insurance/Condemnation Proceeds remaining therein in respect of the applicable covered loss, amounts necessary to pay the cost of such repair, restoration or replacement after the receipt by Administrative Agent of invoices or other documentation reasonably satisfactory to Administrative Agent relating to the amount of costs so incurred and the work performed (including, if required by Administrative Agent, lien releases and architects' certificates); provided, however that if at any time Administrative Agent reasonably determines (A) that Borrower or such Subsidiary is not proceeding diligently with such repair, restoration or replacement or (B) that such repair, restoration or replacement cannot be completed with the Net Insurance/Condemnation Proceeds then held by Administrative Agent for such purpose,


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

      together with funds otherwise available to Borrower for such purpose, Administrative Agent shall, and Borrower hereby authorizes Administrative Agent to, apply such Net Insurance/ Condemnation Proceeds to prepay the Loans as provided in subsection 2.4B(iii)(b).

6.5 Inspection Rights; Audits of Inventory and Accounts Receivable; Lender Meeting.

      A. Inspection Rights. Parent shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Parent or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting books and records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Parent may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

      B. Audits of Inventory and Accounts Receivable. Parent shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent to conduct one audit of all Inventory and Accounts Receivable of Loan Parties during each twelve-month period after the Closing Date and such additional audits as Administrative Agent or Requisite Lenders may reasonably request, each such audit to be substantially similar in scope and substance to the audit of Inventory and accounts receivable referred to in subsection 6.17, all upon reasonable notice and at such reasonable times during normal business hours as may reasonably be requested.

      C. Lender Meeting. Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Borrower's corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

6.6   Compliance with Laws, etc.

      Parent shall comply, and shall cause each of its Subsidiaries and all other Persons on or occupying any Facilities to comply, in all material respects, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including all ERISA and Environmental
Laws).

6.7 Environmental Review and Investigation, Disclosure, Etc.; Parent's and Borrower's Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

      A. Environmental Review and Investigation. Parent and Borrower each agrees that Administrative Agent may, from time to time and in its reasonable discretion, (i) retain, at Borrower's expense, an independent professional consultant to review any environmental audits,


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investigations, analyses and reports relating to Hazardous Materials prepared by or for Borrower and (ii) in the event (a) Administrative Agent reasonably believes that Parent or Borrower has breached any representation, warranty or covenant contained in subsection 5.6, 5.13, 6.6 or 6.7 or that there has been a material violation of Environmental Laws at any Facility or by Parent or any of its Subsidiaries at any other location or (b) an Event of Default has occurred and is continuing, conduct its own investigation of any Facility. For purposes of conducting such a review and/or investigation, each of Parent and Borrower hereby grants to Administrative Agent and its agents, employees, consultants and contractors the right to enter into or onto any Facilities currently owned, leased, operated or used by Parent or any of its Subsidiaries and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith. Any such investigation of any Facility shall be conducted, unless otherwise agreed to by Borrower and Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Facility or to cause any damage or loss to any property at such Facility. Parent, Borrower and Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of Administrative Agent pursuant to this subsection 6.7A will be obtained and shall be used by Administrative Agent and Lenders for the purposes of Lenders' internal credit decisions, to monitor and police the Loans and to protect Lenders' security interests, if any, created by the Loan Documents. Administrative Agent agrees to deliver a copy of any such report to Borrower with the understanding that each of Parent and Borrower acknowledges and agrees that neither Administrative Agent nor any Lender makes any representation or warranty with respect to such report and by delivering such report to Borrower, neither Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

      B. Environmental Disclosure. Borrower will deliver to Administrative Agent and Lenders:

            (i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Parent or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

            (ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (b) any remedial action taken by Borrower or any other Person in response to (1) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in


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      a Material Adverse Effect, and (c) Parent's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws.

            (iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Parent or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Parent or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity.

            (iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Parent or any of its Subsidiaries that could reasonably be expected to (1) expose Parent or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Parent or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Parent or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Parent or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            (v) Other Information. With reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this subsection 6.7.

      C. Parent's and Borrower's Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

            (i) Remedial Actions Relating to Hazardous Materials Activities. Parent shall promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim. In the event Parent or any of its Subsidiaries undertakes any such action with respect to any Hazardous Materials, Parent or such Subsidiary shall conduct and complete such action in compliance with all applicable Environmental Laws and in accordance with the policies, orders and directives of all federal, state and local governmental authorities


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      except when, and only to the extent that, Parent's or such Subsidiary's liability with respect to such Hazardous Materials Activity is being contested in good faith by Parent or such Subsidiary.

            (ii) Actions with Respect to Environmental Claims and Violations of Environmental Laws. Parent shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Parent or its Subsidiaries and (ii) make an appropriate response to any Environmental Claim against Parent or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder.

6.8 Execution of Subsidiary Guaranty and Personal Property Collateral Documents by Certain Subsidiaries and Future Subsidiaries.

      A. Execution of Subsidiary Guaranty and Personal Property Collateral Documents. In the event that any Person becomes a Subsidiary of Borrower after the date hereof, Borrower will promptly notify Administrative Agent of that fact and cause such Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and a Subsidiary Pledge Agreement, a Subsidiary Security Agreement, a Subsidiary Trademark Security Agreement and a Subsidiary Patent Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1I) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such Subsidiary described in the applicable forms of Collateral Documents.

      B. Subsidiary Charter Documents, Legal Opinions, Etc. Borrower shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Subsidiary's Certificate or Articles of Incorporation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation and each other state in which such Person is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a copy of such Subsidiary's Bylaws, certified by its corporate secretary or an assistant secretary as of a recent date prior to their delivery to Administrative Agent, (iii) a certificate executed by the secretary or an assistant secretary of such Subsidiary as to (a) the fact that the attached resolutions of the Board of Directors of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iv) a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary,
(b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such


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Subsidiary, (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

6.9 Conforming Leasehold Interests; Matters Relating to Additional Real Property Collateral.

      A. Conforming Leasehold Interests. If Borrower or any of its Subsidiaries acquires any Leasehold Property, Borrower shall, or shall cause such Subsidiary to, use its best efforts (without requiring Borrower or such Subsidiary to relinquish any material rights or incur any material obligations or to expend more than a nominal amount of money over and above the reimbursement, if required, of the landlord's out-of-pocket costs, including attorneys fees) to cause such Leasehold Property to be a Conforming Leasehold Interest.

      B. Additional Mortgages, Etc. From and after the Closing Date, in the event that (i) Borrower or any Subsidiary Guarantor acquires any fee interest in real property or any Material Leasehold Property, or Administrative Agent determines in its sole discretion to place a Mortgage on any Real Property Asset owned on the Closing Date by Parent or any of its Subsidiaries if a Mortgage was not placed in any such Real Property Asset as of the Closing Date, or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any fee interest in real property or any Material Leasehold Property, in either case excluding any such Real Property Asset the encumbrancing of which requires the consent of any applicable lessor or (in the case of clause (ii) above) then-existing senior lienholder, where Borrower and its Subsidiaries are unable to obtain such lessor's or senior lienholder's consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being an "Additional Mortgaged Property"), Borrower or such Subsidiary Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property the following:

            (i) Additional Mortgage. A fully executed and notarized Mortgage (an "Additional Mortgage"), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property;

            (ii) Opinions of Counsel. (a) A favorable opinion of counsel to such Loan Party, in form and substance satisfactory to Administrative Agent and its counsel, as to the due authorization, execution and delivery by such Loan Party of such Additional Mortgage and such other matters as Administrative Agent may reasonably request, and (b) if required by Administrative Agent, an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in the state in which such Additional Mortgaged Property is located with respect to the enforceability of the form of Additional Mortgage to be recorded in such state and such other matters (including without limitation any matters governed by the laws of such state regarding personal property security


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      interests in respect of any Collateral) as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

            (iii) Landlord Consent and Estoppel; Recorded Leasehold Interest. In the case of any Additional Mortgaged Property consisting of a Leasehold Property, (a) a Landlord Consent and Estoppel and (b) evidence that such Leasehold Property is a Recorded Leasehold Interest;

            (iv) Title Insurance. (a) If required by Administrative Agent, an ALTA mortgagee title insurance policy or an unconditional commitment therefor (an "Additional Mortgage Policy") issued by the Title Company with respect to such Additional Mortgaged Property, in an amount satisfactory to Administrative Agent, insuring fee simple title to, or a valid leasehold interest in, such Additional Mortgaged Property vested in such Loan Party and assuring Administrative Agent that such Additional Mortgage creates a valid and enforceable First Priority mortgage Lien on such Additional Mortgaged Property, subject only to a standard survey exception, which Additional Mortgage Policy (1) shall include an endorsement for mechanics' liens, for future advances under this Agreement and for any other matters reasonably requested by Administrative Agent and
      (2) shall provide for affirmative insurance and such reinsurance as Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent; and (b) evidence satisfactory to Administrative Agent that such Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Additional Mortgage Policy and (ii) paid to the Title Company or to the appropriate governmental authorities all expenses and premiums of the Title Company in connection with the issuance of the Additional Mortgage Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Additional Mortgage in the appropriate real estate records;

            (v) Title Report. If no Additional Mortgage Policy is required with respect to such Additional Mortgaged Property, a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the date such Additional Mortgage is to be recorded and satisfactory in form and substance to Administrative Agent;

            (vi) Copies of Documents Relating to Title Exceptions. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Additional Mortgage Policy or title report delivered pursuant to clause (v) or (vi) above;

            (vii) Matters Relating to Flood Hazard Properties. (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to (1) whether such Additional Mortgaged Property is a Flood Hazard Property and (2) if so, whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if such Additional Mortgaged Property is a Flood Hazard Property, such Loan Party's written acknowledgement of receipt of written notification from Administrative Agent (1) that such Additional Mortgaged Property is a


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      Flood Hazard Property and (2) as to whether the community in which such
      Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event such Additional Mortgaged Property is a Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, evidence that Borrower has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; and

            (viii) Environmental Audit. If required by Administrative Agent, reports and other information, in form, scope and substance satisfactory to Administrative Agent and prepared by environmental consultants satisfactory to Administrative Agent, concerning any environmental hazards or liabilities to which Parent or any of its Subsidiaries may be subject with respect to such Additional Mortgaged Property.

      C. Real Estate Appraisals. Parent shall, and shall cause each of its Subsidiaries to, permit an independent real estate appraiser satisfactory to Administrative Agent, upon reasonable notice, to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property satisfying the requirements of any applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by Administrative Agent in its discretion).

6.10  Interest Rate Protection.

      Unless and until the Permitted Securities Issuance Prepayment Date, at all times after the date which is 60 days after the Closing Date, Borrower shall maintain in effect one or more Interest Rate Agreements with respect to the Loans, in an aggregate notional principal amount of not less than 50% of the aggregate principal amount of the Term Loans then outstanding, which Interest Rate Agreements shall have the effect of establishing a maximum interest rate of not more than 3.00% above the Adjusted Eurodollar Rate at the time such Interest Rate Agreement is entered into with respect to such notional principal amount, each such Interest Rate Agreement to be in form and substance satisfactory to Administrative Agent and with a term of not less than three years.

6.11  Deposit Accounts.

      At any time there are Revolving Loans outstanding, Parent shall not permit the aggregate amount on deposit in all Deposit Accounts of Parent and its Subsidiaries (other than Deposit Accounts maintained with Administrative Agent) at any time to exceed $3,000,000.

6.12  Determination of Borrowing Base.

      A. Borrower shall deliver a Borrowing Base Certificate to Administrative Agent sufficiently in advance of the Closing Date to permit Administrative Agent to determine the Borrowing Base to be in effect on the Closing Date and thereafter, shall deliver Borrowing Base Certificates on a monthly basis pursuant to subsection 6.1(xviii); each such Borrowing Base


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Certificate to be dated as of the last day of the applicable reporting period.
Promptly following its receipt of each such Borrowing Base Certificate, Administrative Agent shall determine, or, as the case may be, redetermine the Borrowing Base in accordance with the definition thereof, using the information contained in such Borrowing Base Certificate, and shall notify Borrower of the Borrowing Base so determined or so redetermined. Each such Borrowing Base so determined or redetermined by Administrative Agent shall remain in effect until notice of a redetermined Borrowing Base shall have been given by Administrative Agent in accordance with the provisions of this subsection 6.12.

      B. Each of the Accounts Receivable shown on each Borrowing Base Certificate shall conform to the requirements set forth in the definition of Eligible Receivables.

      C. All Inventory shown on each Borrowing Base Certificate shall conform to the requirements of the definition of Eligible Inventory, shall be the Operating Subsidiaries' exclusive property and shall be valued at the lower of cost or market value.

      D. Borrower agrees to furnish to Administrative Agent any information which it may reasonably request regarding the determination and calculation of the Borrowing Base including, without limitation, correct and complete copies of any material invoices, underlying agreements, instruments or other documents and the identity of all obligors.

      E. The Administrative Agent may, at any time that it in good faith believes that the Total Utilization of the Revolving Loan Commitments exceeds the Borrowing Base reflected in the most recent Borrowing Base Certificate delivered by Borrower, require Borrower to, and Borrower may at any time elect to, submit an updated Borrowing Base Certificate and/or reevaluate the value of any item included in the Borrowing Base in accordance with the definition of such item as set forth in subsection 1.1, including, without limitation, the creditworthiness of any obligor relating to any item included in the Borrowing Base. The Administrative Agent may determine, as a result of any such reevaluation, to reduce the amount which such item contributes to the Borrowing Base or exclude such item from the Borrowing Base, which determination shall, absent manifest error, be final, binding and conclusive upon all parties hereto. If the Administrative Agent determines that the Borrowing Base shall be reduced pursuant to this subsection 6.12, the Administrative Agent shall give written notice to Borrower and Lenders which states the amount of such reduction and the nature of the action taken by the Administrative Agent, which reduction shall be effective on the third Business Day following receipt of such notice by Borrower.

      F. Borrower shall promptly notify the Administrative Agent in writing of any material information which Borrower receives or otherwise gain knowledge of relating to any item included in the Borrowing Base which materially and adversely affects the value of such item or would cause such item to be excluded in whole or in part from the Borrowing Base.


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6.13  Keeping of Books.

      Parent shall keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Parent and each such Subsidiary in accordance with GAAP in effect from time to time.

6.14  Compliance with Terms of Leaseholds.

      Borrower shall make all payments and otherwise perform all obligations in respect of all leases of real property to which Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify Administrative Agent of any default by any party with respect to such leases and cooperate with Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.15  Performance of Related Agreements.

      Borrower shall perform and observe all of the material terms and provisions of each Related Agreement to be performed or observed by it, maintain each such Related Agreement in full force and effect, enforce such Related Agreement in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by Requisite Lenders and, upon request of Requisite Lenders, make to each other party to each such Related Agreement such demands and requests for information and reports or for action as Borrower is entitled to make under such Related Agreement, and cause each of its Subsidiaries to do so.

6.16  Performance of Material Contracts.

      Borrower shall perform and observe all the material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by Requisite Lenders and, upon request of Requisite Lenders, make to each other party to each such Material Contract such demands and requests for information and reports or for action as Borrower is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.17  Audit of Inventory and Accounts Receivable.

      Borrower shall assist Administrative Agent (or an independent auditor satisfactory to Administrative Agent) in completing audits of the Inventory, accounts receivable and payables of Borrower and its Subsidiaries during the 30-day period after the Closing Date, which audits


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will be provided to each Lender. Borrower will negotiate in good faith with
Administrative Agent (and Administrative Agent shall consult with Lenders with respect thereto) to revise the definitions of "Eligible Accounts Receivable" and "Eligible Inventory" to reflect the results of such audits.


Section 7.   NEGATIVE COVENANTS

      Parent and Borrower, jointly and severally, covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit and the termination of the IRB Reimbursement Agreement, unless Requisite Lenders shall otherwise give prior written consent, each of Parent and Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1   Indebtedness.

      Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guaranty, or suffer to exist or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

            (i) Borrower may become and remain liable with respect to the Obligations;

            (ii) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

            (iii) Borrower and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases in an aggregate principal amount not to exceed $2,000,000;

            (iv) Borrower may become and remain liable with respect to Indebtedness to any of its Subsidiaries, and any Subsidiary of Borrower may become and remain liable with respect to Indebtedness to Borrower or any other Subsidiary of Borrower; provided that (a) all such intercompany Indebtedness shall be evidenced by promissory notes and pledged to Administrative Agent pursuant to the Borrower Pledge Agreement or the applicable Subsidiary Pledge Agreement, as the case may be, (b) all such intercompany Indebtedness owed by Borrower to any of its Subsidiaries shall be subordinated on terms acceptable to Requisite Lenders in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and (c) any payment by any Subsidiary of Borrower under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made;


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            (v) Borrower and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness existing on the date hereof and described in
      Schedule 7.1 annexed hereto;

            (vi) Borrower and its Subsidiaries may remain liable with respect to the IRB Debt pursuant to the IRB Trust Indenture in an aggregate principal amount not to exceed $4,400,000;

            (vii) Borrower may become and remain liable with respect to Indebtedness incurred pursuant to any Permitted Securities Issuance; provided that (1) Administrative Agent shall have received a fully executed or conformed copy of each material agreement entered into in connection therewith, and each such agreement shall be in full force and effect, (2) that all Net Securities Proceeds from the issuance of any Permitted Securities Issuance shall be applied in such manner as set forth in subsection 2.4B(iii)(e);

            (viii) after the earlier of the Permitted Securities Issuance Prepayment Date and six months following the Closing Date, Borrower and its Subsidiaries may become and remain liable with respect to other unsecured Indebtedness in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

            (ix) QF Acquisition may become and remain liable with respect to the PIDA Loan and PIDC Loan in an aggregate principal amount not to exceed, in each case, $1,750,000 at any time outstanding;

            (x) Borrower and its Subsidiaries may become and remain liable with respect to secured purchase money or other similar Indebtedness in an aggregate amount not to exceed $2,000,000 at any time; provided that at least 80% of the purchase price of such assets was provided by the proceeds of such purchase money Indebtedness;

            (xi) Borrower may become and remain liable with respect to Indebtedness evidenced by the Bridge Financing Documents and the Seller Notes; and

            (xii) Borrower and its Subsidiaries may become and remain liable after the Permitted Securities Issuance Prepayment Date with respect to Additional Subordinated Notes in an aggregate principal amount not to exceed $10,000,000.

7.2   Liens and Related Matters.

      A. Prohibition on Liens. Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Parent or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or sign or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, or sign or permit to exist any security


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agreement authorizing any secured party thereunder to file such financing statement or similar notice, except:

            (i) Permitted Encumbrances;

            (ii) Liens granted pursuant to the Collateral Documents;

            (iii) Liens existing on the date hereof described in Schedule 7.2 annexed hereto; and

            (iv) purchase money Liens upon or in real property or equipment acquired or held by Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Indebtedness secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under subsection 7.1(x) at any time outstanding;

            (v) Liens arising in connection with Capitalized Leases permitted under subsection 7.1(iii), provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Leases;

            (vi) the replacement, extension or renewal of any Lien permitted by clauses (i), (iii), (v) and (vii) of this subsection 7.2A upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby; and

            (vii) Liens arising in connection with PIDA Loans permitted under subsection 7.1(ix), provided that such Liens shall be (1) subordinated to all Obligations hereunder in respect of any IRB Reimbursement Advance, (2) limited to the extent set forth in the PIDA Commitment Letter annexed hereto as Schedule 7.2(vii), and (3) otherwise be in form and substance reasonably satisfactory to Requisite Lenders.

      B. Equitable Lien in Favor of Lenders. If Parent or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness


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shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

      C. No Further Negative Pledges. Except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale, neither Parent nor any of its Subsidiaries shall enter into any agreement (other than the Senior Guaranteed Note Documents, the Subordinated Note Documents or the Bridge Financing Documents) prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

      D. No Restrictions on Subsidiary Distributions to Borrower or Other Subsidiaries. Except as provided herein, or in any Senior Guaranteed Note Document, Subordinated Note Document or Bridge Financing Document, Parent will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Borrower or any other Subsidiary of Borrower, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (iii) make loans or advances to Borrower or any other Subsidiary of Borrower, or (iv) transfer any of its property or assets to Borrower or any other Subsidiary of Borrower, other than encumbrances and restrictions arising under (i) applicable law, (ii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Borrower or any of its Subsidiaries, and (iii) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of Borrower or any of its Subsidiaries.

7.3   Investments; Joint Ventures.

      Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

            (i) Subject to subsection 8.15, Parent and its Subsidiaries may make and own Investments in Cash Equivalents;

            (ii) Borrower and its Subsidiaries may own and make equity Investments in any Subsidiary of Borrower;

            (iii) Borrower and its Subsidiaries may make intercompany loans to the extent permitted under subsection 7.1(iv);

            (iv) Borrower and its Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 7.8;

            (v) Borrower and its Subsidiaries may continue to own the Investments owned by them as of the Closing Date and described in Schedule
      7.3 annexed hereto;

            (vi) Borrower may consummate the Acquisition;

            (vii) Borrower and its Subsidiaries may make loans and advances to employees in the ordinary course of the business of Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $500,000 at any time outstanding; provided that any such loans shall be evidenced by a promissory note and pledged to Administrative Agent pursuant to the Borrower Pledge Agreement or applicable Subsidiary Pledge Agreement, as the case may be;

            (viii) Borrower may make loans to employees for the purpose of selling equity securities of Borrower to such employees in an aggregate principal amount not to exceed $500,000 at anytime outstanding; provided that such loans shall be evidenced by a promissory note and pledged to Administrative Agent pursuant to the Borrower Pledge Agreement;

            (ix) Borrower and its Subsidiaries may make Investments consisting of Contingent Obligations to the extent permitted under subsection 7.4;

            (x) Borrower and its Subsidiaries may make and own other Investments to the extent permitted under subsection 7.7; and

            (xi) Parent may make Investments consisting of repurchases of equity Securities of Parent to the extent permitted under subsection 7.5.

7.4   Contingent Obligations.

      Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

            (i) Borrower's Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

            (ii) Borrower may become and remain liable with respect to Contingent Obligations in respect of the Acquisition Letter of Credit and the IRB Reimbursement Agreement, and Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of Revolving Letters of Credit in an aggregate amount not to exceed at any time $3,000,000;

            (iii) Borrower may become and remain liable with respect to Contingent Obligations under Hedge Agreements required under subsection 6.10;

            (iv) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred pursuant to the Acquisition Agreement or in connection with Asset Sales or other sales of assets;

            (v) Borrower may become and remain liable with respect to Contingent Obligations under guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Borrower and its Subsidiaries;

            (vi) Borrower and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations existing on the Closing Date and described in Schedule 7.4 annexed hereto;

            (vii) Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations arising under (a) guaranties of the Senior Guaranteed Notes as set forth in the Senior Guaranteed Note Documents, (b) subordinated guaranties of the Subordinated Notes as set forth in the Subordinated Note Documents, (c) subordinated guaranties of the Bridge Notes as set forth in the Bridge Financing Documents and (d) subordinated guaranties of any Additional Subordinated Notes as set forth in any Additional Subordinated Note Documents; and

            (viii) Borrower and its Subsidiaries may become and remain liable with respect to other Contingent Obligations that are expressly subordinated by their terms to the Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Borrower in respect of all such Contingent Obligations shall at no time exceed $2,000,000.

7.5   Restricted Junior Payments.

      Parent shall not, and shall not permit Borrower or any of its other Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (i) Borrower may make Restricted Junior Payments to make cash interest payments to the holders of the Senior Guaranteed Notes and Subordinated Notes, in accordance with the terms of, and only to the extent required by, the Senior Guaranteed Note Documents or the Subordinated Note Documents, (ii) Borrower may make regularly scheduled payments of principal and interest in respect of the Bridge Financing in accordance with the terms of and subject to the subordination provisions contained in, the Bridge Financing Documents, and Borrower may prepay all Indebtedness evidenced by the Bridge Notes with Net Securities Proceeds from a Permitted Securities Issuance, (iii) Parent may consummate the Distribution Transaction to the extent permitted under subsection 2.4B(iii)(e); provided that in no event shall the amount of the Distribution Transaction made in accordance with this clause
(iii), together with the amount of the liquidation preference of any Preferred Distribution Stock issued in accordance with clause (vii) of this subsection 7.5, exceed $16,000,000; (iv) if proceeds of the PIDA Loan are actually received by Borrower, Borrower may at any time on or prior to June 30, 1997 consummate the Preferred Stock Redemption for an aggregate amount not to exceed the lesser of (x) $1,225,000 and (y) the gross proceeds of the PIDA Loan plus $225,000 less the face amount of any Letter of Credit supporting the PIDA Loan, (v) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, Borrower may make Restricted Junior Payments to Parent to enable Parent to make Restricted Junior Payments to First Atlantic Capital, Ltd. pursuant to the terms of the Management

Consulting Agreement in effect on the Closing Date in an aggregate amount not to exceed $600,000 plus reasonable out of pocket expenses in any Fiscal Year, provided that notwithstanding any Event of Default or Potential Event of Default, fees otherwise payable under the Management Consulting Agreement may accrue but shall not be payable until such time as such Potential Event of Default or Event of Default is cured or is waived, at which time all such accrued fees shall be payable, and (vi) so long as no Event of Default or Potential Event of Default has occurred and is continuing or shall be caused thereby, Borrower may make Restricted Junior Payments to Parent to enable Parent to repurchase equity investments of management investors pursuant to the Stockholders Agreement; provided that the amount of Restricted Junior Payments pursuant to this clause (vi) shall not exceed (x) prior to the Permitted Securities Issuance Prepayment Date, $500,000 during any Fiscal Year and (y) after the Permitted Securities Issuance Prepayment Date, in any Fiscal Year, an amount equal to that portion of Consolidated Excess Cash Flow for the immediately preceding Fiscal Year not required to prepay Loans pursuant to subsection 2.4B(iii)(f) so long as, immediately after giving effect to any such Restricted Junior Payment, Borrower shall have not less than $5,000,000 of availability under the Revolving Loan Commitments (giving effect to the Borrowing Base as of the date of determination), and (vii) so long as no Event of Default or Potential Event of Default has occurred or is continuing or shall be caused thereby, Parent may declare and make a distribution on the Class A (Voting and Nonvoting) Common Stock of the Preferred Distribution Stock; provided that in no event shall the amount of liquidation preference of any Preferred Distribution Stock issued in accordance with this clause (vii), together with the amount of the Distribution Transaction made in accordance with clause (iii) of this subsection 7.5, exceed $16,000,000.

7.6   Financial Covenants.

      A. Minimum Interest Coverage Ratio. Parent shall not permit the ratio of
(i) Consolidated Adjusted EBITDA to (ii) Consolidated Interest Expense for any four-Fiscal Quarter period ending on or about any of the dates set forth below (or in the case of any period prior to December 31, 1997, the period from January 1, 1997 through such date) to be less than the correlative ratio indicated (either prior to the Permitted Securities Issuance Prepayment Date or after the Permitted Securities Issuance Prepayment Date):

     ====================================================================
                             Prior to Permitted       After Permitted
                             Securities Issuance    Securities Issuance
     Approximate Date          Prepayment Date        Prepayment Date
     ====================================================================
     March 31, 1997              1.45:1.00              1.15:1.00
     --------------------------------------------------------------------
     June 30, 1997               1.85:100               1.40:1.00
     --------------------------------------------------------------------
     September 30, 1997          2.00:1.00              1.55:1.00
     --------------------------------------------------------------------
     December 31, 1997           2.00:1.00              1.55:1.00
     --------------------------------------------------------------------
     March 31, 1998              2.00:1.00              1.55:1.00
     --------------------------------------------------------------------

     ====================================================================
                             Prior to Permitted      After Permitted
                             Securities Issuance   Securities Issuance
     Approximate Date          Prepayment Date       Prepayment Date
     ====================================================================
     June 30, 1998               2.00:1.00              1.55:1.00
     --------------------------------------------------------------------
     September 30, 1998          2.00:1.00              1.55:1.00
     --------------------------------------------------------------------
     December 31, 1998           2.25:1.00              1.70:1.00
     --------------------------------------------------------------------
     March 31, 1999              2.25:1.00              1.70:1.00
     --------------------------------------------------------------------
     June 30, 1999               2.25:1.00              1.70:1.00
     --------------------------------------------------------------------
     September 30, 1999          2.25:1.00              1.70:1.00
     --------------------------------------------------------------------
     December 31, 1999           2.60:1.00              1.90:1.00
     --------------------------------------------------------------------
     March 31, 2000              2.60:1.00              1.90:1.00
     --------------------------------------------------------------------
     June 30, 2000               2.60:1.00              1.90:1.00
     --------------------------------------------------------------------
     September 30, 2000          2.60:1.00              1.90:1.00
     --------------------------------------------------------------------
     December 31, 2000           3.00:1.00              2.00:1.00
     --------------------------------------------------------------------
     March 31, 2001              3.00:1.00              2.00:1.00
     --------------------------------------------------------------------
     June 30, 2001               3.00:1.00              2.00:1.00
     --------------------------------------------------------------------
     September 30, 2001          3.00:1.00              2.00:1.00
     --------------------------------------------------------------------
     December 31, 2001
     and each Fiscal Quar-
     ter's end thereafter        3.50:1.00              2.00:1.00
     ====================================================================

      B. Minimum Fixed Charge Coverage Ratio. Parent shall not permit the ratio of (i) Consolidated Adjusted EBITDA minus Consolidated Capital Expenditures to
(ii) Consolidated Fixed Charges for any four-Fiscal Quarter period ending on or about any of the dates set forth below (or, in the case of any period ending prior to December 31, 1997, the period from January 1, 1997 through such date) to be less than the correlative ratio indicated (either prior to the Permitted Securities Issuance Prepayment Date or after the Permitted Securities Issuance Prepayment Date):

     ====================================================================
                               Prior to Permitted      After Permitted
                              Securities Issuance    Securities Issuance
     Approximate Date          Prepayment Date        Prepayment Date
     ====================================================================
     March 31, 1997                   N/A                    N/A
     --------------------------------------------------------------------
     June 30, 1997               1.00:100               1.00:1.00
     --------------------------------------------------------------------
     September 30, 1997          1.05:1.00              1.05:1.00
     --------------------------------------------------------------------
     December 31, 1997           1.05:1.00              1.10:1.00
     --------------------------------------------------------------------
     March 31, 1998              1.05:1.00              1.10:1.00
     --------------------------------------------------------------------
     June 30, 1998               1.05:1.00              1.10:1.00
     --------------------------------------------------------------------
     September 30, 1998          1.05:1.00              1.10:1.00
     --------------------------------------------------------------------
     December 31, 1998           1.10:1.00              1.20:1.00
     --------------------------------------------------------------------
     March 31, 1999              1.10:1.00              1.20:1.00
     --------------------------------------------------------------------
     June 30, 1999               1.10:1.00              1.20:1.00
     --------------------------------------------------------------------
     September 30, 1999          1.10:1.00              1.20:1.00
     --------------------------------------------------------------------
     December 31, 1999           1.10:1.00              1.30:1.00
     --------------------------------------------------------------------
     March 31, 2000              1.10:1.00              1.30:1.00
     --------------------------------------------------------------------
     June 30, 2000               1.10:1.00              1.30:1.00
     --------------------------------------------------------------------
     September 30, 2000          1.10:1.00              1.30:1.00
     --------------------------------------------------------------------
     December 31, 2000           1.10:1.00              1.40:1.00
     --------------------------------------------------------------------
     March 31, 2001              1.10:1.00              1.40:1.00
     --------------------------------------------------------------------
     June 30, 2001               1.10:1.00              1.40:1.00
     --------------------------------------------------------------------
     September 30, 2001          1.10:1.00              1.40:1.00
     --------------------------------------------------------------------
     December 31, 2001
     and each Fiscal Quar-       1.10:1.00              1.40:1.00
     ter's end thereafter
     ====================================================================

      C. Maximum Leverage Ratio. Parent shall not permit the ratio of (i) Consolidated Total Debt as of the last day of any Fiscal Quarter ending on or about any of the dates set forth below to (ii) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on such date (the "Leverage Ratio") to exceed the correlative ratio indicated (either prior to the Permitted Securities Issuance Prepayment Date or after the Permitted Securities Issuance Prepayment
Date):

     ====================================================================
                              Prior to Permitted      After Permitted
                              Securities Issuance   Securities Issuance
        Approximate Date        Prepayment Date       Prepayment Date
     ====================================================================
     December 31, 1997             4.625:1.00             5.75:1.00
     --------------------------------------------------------------------
     March 31, 1998                4.625:1.00             5.75:1.00
     --------------------------------------------------------------------
     June 30, 1998                 4.625:1.00             5.75:1.00
     --------------------------------------------------------------------
     September 30, 1998            4.625:1.00             5.75:1.00
     --------------------------------------------------------------------
     December 31, 1998             4.10:1.00              5.00:1.00
     --------------------------------------------------------------------
     March 31, 1999                4.10:1.00              5.00:1.00
     --------------------------------------------------------------------
     June 30, 1999                 4.10:1.00              5.00:1.00
     --------------------------------------------------------------------
     September 30, 1999            4.10:1.00              5.00:1.00
     --------------------------------------------------------------------
     December 31, 1999             3.30:1.00              4.25:1.00
     --------------------------------------------------------------------
     March 31, 2000                3.30:1.00              4.25:1.00
     --------------------------------------------------------------------
     June 30, 2000                 3.30:1.00              4.25:1.00
     --------------------------------------------------------------------
     September 30, 2000            3.30:1.00              4.25:1.00
     --------------------------------------------------------------------
     December 31, 2000             3.00:1.00              3.50:1.00
     --------------------------------------------------------------------
     March 31, 2001                3.00:1.00              3.50:1.00
     --------------------------------------------------------------------
     June 30, 2001                 3.00:1.00              3.50:1.00
     --------------------------------------------------------------------
     September 30, 2001            3.00:1.00              3.50:1.00
     --------------------------------------------------------------------
     December 31, 2001
     and each Fiscal Quar-         3.00:1.00              3.00:1.00
     ter's end thereafter
     ====================================================================

      D. Minimum Consolidated Adjusted EBITDA. Parent shall not permit Consolidated Adjusted EBITDA for any period commencing on January 1, 1997 and ending at the end of the Fiscal Quarter ending on or about the date set forth below to be less than the correlative amount indicated:

     =========================================================
                                       Minimum Consolidated
     Approximate Date                     Adjusted EBITDA
     =========================================================
     March 31, 1997                        $ 4,300,000
     ---------------------------------------------------------
     June 30, 1997                         $10,000,000
     ---------------------------------------------------------
     September 30, 1997                    $18,600,000
     =========================================================

      E. Minimum Consolidated Adjusted Net Worth. Parent shall not permit Consolidated Adjusted Net Worth at the end of any Fiscal Quarter to be less than the sum of (x) the Consolidated Net Worth at the Closing Date plus (y) 50% of the Consolidated Adjusted Net Income for the period commencing on the Closing Date and ending on the last day of such Fiscal Quarter minus (z) the aggregate amount of Restricted Junior Payments actually made pursuant to clause (iii),
(iv) and (vii) of subsection 7.5.

For purposes of this subsection 7.6 the covenant measurement dates have been determined based on the assumption that the Borrower's Fiscal Quarters end on March 31, June 30, September 30 and December 31 of each year. In the event that the Fiscal Quarters end on other dates, the foregoing covenant measurement dates shall be adjusted, so that any change in the ratios shall occur as of the last day of the applicable Fiscal Quarter.

7.7   Restriction on Fundamental Changes; Asset Sales and Acquisitions.

      Parent shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Parent or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

            (i) Borrower may be merged into Parent and any Subsidiary of Borrower may be merged with or into any Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Subsidiary Guarantor; provided that, in the case of such a merger, such Subsidiary Guarantor shall be the continuing or surviving corporation;

            (ii) Borrower and its Subsidiaries may make Consolidated Capital Expenditures permitted under subsection 7.8;

            (iii) Borrower and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

            (iv) Borrower and its Subsidiaries may sell or otherwise dispose of assets for cash in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

            (v) subject to subsection 7.11 Borrower and its Subsidiaries may make Asset Sales of assets having a fair market value not in excess of $2,000,000; provided that (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (y) the sole consideration received shall be cash; and (z) the proceeds of such Asset Sales shall be applied as required by subsection 2.4B(iii)(a);

            (vi) Borrower and its Subsidiaries may consummate the Acquisition and the Restructuring; and

            (vii) Borrower and its Subsidiaries may make acquisitions in an aggregate amount not to exceed (x) $10,000,000 if the aggregate principal amount of Term Loans outstanding equals or exceeds $15,000,000, (y) $25,000,000 in the aggregate if the aggregate principal amount of Term Loans outstanding equals or exceeds $5,000,000 but is less than $15,000,000 and (z) $35,000,000 in the aggregate if the aggregate principal amount of Term Loans outstanding is, less than $5,000,000; provided that with respect to acquisitions made pursuant to this subsection 7.7(vii): (i) any newly acquired or created Subsidiary of Borrower or any of its Subsidiaries shall be a wholly owned Subsidiary thereof; (ii) immediately before and after giving effect thereto, no Potential Event of Default or Event of Default shall have occurred and be continuing or would result therefrom; (iii) any business acquired or invested in pursuant to this subsection 7.7(vii) shall be in the same line of business as the business of Borrower or any of its Subsidiaries; and
      (iv) Borrower shall comply with the requirements of subsection 6.8; (v) after giving effect to such acquisition, Borrower shall be in compliance on a pro forma basis with all of the covenants set forth in subsection 7.6; (vi) after giving effect to such acquisition, Borrower shall have not less than $5,000,000 of availability under the Revolving Loan Commitments; and (vii) no default shall be caused by such acquisition under any Material Contract of Parent or any of its Subsidiaries.

7.8   Consolidated Capital Expenditures.

      Parent shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures (x) prior to the Permitted Securities Issuance Prepayment Date, in Fiscal Year 1997, in an aggregate amount in excess of $4,000,000, and in any Fiscal Year thereafter in excess of $3,000,000 and (y) from and after the Permitted Securities Issuance Prepayment Date, in any Fiscal Year, in an aggregate amount in excess of $5,000,000; provided that the maximum Consolidated Capital Expenditures for any Fiscal Year shall be increased by the lesser of (i) an amount equal to 100% of the excess, if any, of the maximum Consolidated Capital Expenditures for the previous Fiscal Year (without giving effect to any adjustments pursuant to this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year and (ii) for Fiscal Year 1998, $1,500,000 and, for each Fiscal Year thereafter, $1,000,000.

7.9   Sale or Discount of Receivables.

      Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

7.10  Transactions with Shareholders and Affiliates.

      Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of equity Securities of Parent or with any Affiliate of Parent or of any such holder, on terms that are less favorable to Parent or that Subsidiary, as the case may be, than those that would be obtained at that time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Borrower and any of its Subsidiaries or among any of its Subsidiaries, (ii) reasonable and customary fees paid to members of the Boards of Directors of Parent and its Subsidiaries or (iii) fees and expenses payable to First Atlantic Capital, Ltd. pursuant to the Management Consulting Agreement to the extent permitted under subsection 7.5.

7.11  Disposal of Subsidiary Stock.

      Parent shall not (except with respect to Liens granted pursuant to the Loan Documents):

            (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries, or permit any of its Subsidiaries to issue any shares of capital stock or other equity Securities, except sales or issuances to qualify directors if and only to the extent required by applicable law; or

            (ii) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries (including such Subsidiary), except to Parent, another Subsidiary of Parent, or to qualify directors if required by applicable law.

7.12  Conduct of Business.

      From and after the Closing Date, Parent shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Parent and its Subsidiaries on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

7.13 Amendments or Waivers of Certain Related Agreements; Amendments of Documents Relating to Bridge Financing and Permitted Securities Issuance; Designation of "Designated Senior Indebtedness".

      A. Amendments or Waivers of Certain Related Agreements. Neither Parent nor any of its Subsidiaries will agree to any material amendment to, or waive any of its material rights under, any Related Agreement which amendment or waiver could be materially adverse to the Lenders (other than any Related Agreement evidencing or governing any Bridge Financing or Permitted Securities Issuance, which shall be subject to subsection 7.13B) after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment or waiver.

      B. Amendments of Documents Relating to Bridge Financing and Permitted Securities Issuance. Parent shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Bridge Financing Documents or any agreements or documents entered into or issued in connection with any Permitted Securities Issuance in any material respect, or make any payment consistent with any material amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on the Indebtedness evidenced thereby, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change in any material respect any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of the Bridge Financing or the Permitted Securities Issuance, as the case may be, (or a trustee or other representative on their behalf) which could reasonably be expected to be adverse to Parent, Borrower, any Lenders or Issuing Lender.

      C. Designation of "Designated Senior Indebtedness". Neither Parent nor any Subsidiary thereof shall designate any Indebtedness as "Designated Senior Indebtedness" (as defined in the Bridge Note Documents or any other document entered into in connection with any Permitted Securities Issuance) for purposes of the Bridge Notes or any Permitted Securities Issuance, without the prior written consent of Requisite Lenders.

7.14  Fiscal Year

      Parent and Borrower shall not change its Fiscal Year-end from the date determined by Borrower as set forth in the definition of Fiscal Year.

7.15  Charter Amendments.

      Parent shall not amend, nor permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws in a manner adverse to the Lenders.


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7.16  Amendment, Etc. of Material Contracts.

      Parent shall not cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract without the prior written consent of Administrative Agent.

7.17  Partnerships, Etc.

      Parent shall not become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so.

7.18  Speculative Transactions.

      Parent shall not engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions except for Hedge Agreements permitted under Section 7.4(iii).

Section 8.   EVENTS OF DEFAULT

      If any of the following conditions or events ("Events of Default") shall occur:

8.1   Failure to Make Payments When Due.

      Failure by Borrower to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Borrower to pay when due any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit or any IRB Reimbursement Advance; or failure by Borrower to pay any interest on any Loan or any fee or any other amount due under this Agreement within three Business Days after the date due; or

8.2   Default in Other Agreements.

      (i) Failure of Parent or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an individual principal amount of $500,000 or more or with an aggregate principal amount of $1,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by Parent or any of its Subsidiaries with respect to any other material term of
(a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent


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Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that
Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3   Breach of Certain Covenants.

      Failure of Parent or Borrower to perform or comply with any term or condition contained in subsection 2.5 or 6.1(ix)(a) or 6.2 or Section 7 of this Agreement; or

8.4   Breach of Warranty.

      Any representation, warranty, certification or other statement made by Parent or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Parent or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made or deemed made; or

8.5   Other Defaults Under Loan Documents.

      Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) a Responsible Officer becomes aware of such default and (ii) receipt by Borrower and such Loan Party of notice from Administrative Agent or any Lender of such default; or

8.6   Involuntary Bankruptcy; Appointment of Receiver, etc.

      (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Parent or any of its Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Parent or any of its Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Parent or any of its Material Subsidiaries, or over all or substantially all of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Parent or any of its Material Subsidiaries for all or substantially all of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Parent or any of its Material Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or




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8.7   Voluntary Bankruptcy; Appointment of Receiver, etc.

      (i) Parent or any of its Material Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or substantially of its property; or Parent or any of its Material Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Parent or any of its Material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Parent or any of its Material Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause
(ii); or

8.8   Judgments, Attachments, etc.

      Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $500,000 or (ii) in the aggregate at any time an amount in excess of $1,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Parent or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or any non-monetary judgment or order shall be rendered against Parent or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

8.9   Dissolution.

      Any order, judgment or decree shall be entered against Parent or any of its Subsidiaries decreeing the dissolution or split up of Parent or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10  Employee Benefit Plans.

      There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $100,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $100,000; or


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8.11  Material Adverse Effect.

      Any event or change shall occur that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; or

8.12  Change in Control.

      There shall occur a Change of Control; or

8.13  Invalidity of Guarantees; Failure of Security; Repudiation of Obligations.

      At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien (subject only to Permitted Liens) in any material Collateral purported to be covered thereby, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including without limitation with respect to future advances by Lenders, under any Loan Document to which it is a party; or

8.14  Action Relating to Certain Indebtedness.

      Any event shall occur which, under the terms of the Senior Guaranteed Note Documents, the Bridge Note Documents, the Subordinated Note Documents, or the Seller Notes shall require Borrower or any of its Subsidiaries to purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, all or any portion of the Senior Guaranteed Notes, the Bridge Note Documents, the Subordinated Note Documents, or the Seller Notes, or Parent or any of its Subsidiaries shall for any other reason purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, or make any other payments in respect of, all or any portion of the Senior Guaranteed Notes, the Bridge Note Documents, the Subordinated Note Documents, or the Seller Notes except to the extent expressly permitted by subsection 7.5; or

8.15  Conduct of Business By Parent and Borrower.

      Parent or Borrower shall (i) engage in any business other than (x) entering into and performing its obligations under and in accordance with the Loan Documents and Related Agreements to which it is a party or (y) as required by law, or (ii) own any assets other than (a) the capital stock of its Subsidiaries and (b) in the case of Parent only, Cash and Cash Equivalents as may be reasonably necessary for the purpose of paying its general operating


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expenses; or Parent shall cease to own 100% of the outstanding stock of
Borrower; or Borrower shall cease to own 100% of the outstanding stock of its Subsidiaries.

8.16  Preferred Distribution Stock.

      The Preferred Distribution Stock is sold or otherwise transferred, directly or indirectly, by holders of the Class A (Voting and Nonvoting) Common Stock to Persons not consented to in writing by Administrative Agent (after consultation with Lenders), which consent shall not be unreasonably withheld.

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), (c) the Maximum Exposure Under IRB Reimbursement Agreement and (d) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the obligation of each Lender to make any Loan, the obligation of Issuing Lender to issue any Letter of Credit hereunder shall thereupon terminate, and
(ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Borrower, declare all or any portion of the amounts described in clauses (a) through (d) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Issuing Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Lenders under subsection 3.3C(i) or the obligations of Lenders to purchase participations in any unpaid Swing Line Loans as provided in subsection 2.1A(v).

      Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Collateral Account Agreement and shall be applied as therein provided.

      Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause
(ii) of such paragraph Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to Borrower, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and


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are not intended, directly or indirectly, to benefit Borrower, and such provisions shall not at any time be construed so as to grant Borrower the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

Section 9.   ADMINISTRATIVE AGENT

9.1   Appointment.

      A. Appointment of Administrative Agent. NationsBank is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Administrative Agent and Lenders and neither Parent nor Borrower shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Parent or any of its Subsidiaries.

      B. Appointment of Supplemental Collateral Administrative Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a "Supplemental Collateral Agent" and collectively as "Supplemental Collateral Agents").

      In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance


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thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

      Should any instrument in writing from Parent or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Parent shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

9.2   Powers and Duties; General Immunity.

      A. Powers; Duties Specified. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes Administrative Agent to (i) enter into the IRB Reimbursement Agreement on the Closing Date and (ii) upon expiration of the PNC Letter of Credit, to issue one or more replacement letters of credit with terms and conditions substantially similar to the terms of the PNC Letter of Credit (annexed hereto as Schedule 9.2), so long as such replacement letter of credit does not have terms that extend beyond the Revolving Loan Commitment Termination Date. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

      B. No Responsibility for Certain Matters. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of Parent or Borrower to Administrative Agent or any Lender in connection with the Loan


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Documents and the transactions contemplated thereby or for the financial condition or business affairs of Borrower or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Revolving Letter of Credit Usage or the component amounts thereof.

      C. Exculpatory Provisions. Neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent's gross negligence or willful misconduct. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Parent and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

      D. Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit and the IRB Reimbursement Agreement, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other


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consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3 Representations and Warranties; No Responsibility For Appraisal of Creditworthiness.

      Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Parent and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and the execution of the IRB Reimbursement Agreement and that it has made and shall continue to make its own appraisal of the creditworthiness of Parent and its Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4   Right to Indemnity.

      Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent, to the extent that Administrative Agent shall not have been reimbursed by Borrower or Parent, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent's gross negligence or willful misconduct. If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5   Successor Agent and Swing Line Lender.

      A. Successor Agent. Administrative Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Borrower, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Borrower, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and


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the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

      B. Successor Swing Line Lender. Any resignation or removal of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation or removal of NationsBank or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) Borrower shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender the Swing Line Note held by it to Borrower for cancellation, and (iii) Borrower shall issue a new Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit VIII annexed hereto, in the principal amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

9.6   Collateral Documents and Guaranties.

      Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document (including, without limitation, the MELF Intercreditor Agreement) as secured party and to be the agent for and representative of Lenders under each Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and Guaranty; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented or (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the capital stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Borrower) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented. Anything contained in any of the Loan Documents to the contrary notwithstanding, Parent, Borrower, Administrative Agent and each Lender hereby agree that (X) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Guaranties may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (Y) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the


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purchaser of any or all of such Collateral at any such sale and Administrative
Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

9.7   Arranging Agent, Syndication Agent and Documentation Agent.

      The rights, privileges and benefits of the foregoing provisions of this
Section 9 shall extend to NCMI in its capacity as Arranging Agent and Syndication Agent and Fleet National Bank, as Documentation Agent. After the Closing Date, none of Arranging Agent, Syndication Agent or Documentation Agent shall have any obligations or duties to any Loan Party, Administrative Agent or any Lender.


Section 10.       MISCELLANEOUS

10.1 Assignments and Participations in Loans, Letters of Credit and IRB Reimbursement Agreement.

      A. General. Subject to subsection 10.1B, each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Person in, all or any part of its Commitments or any Loan or Loans made by it or its Letters of Credit or the IRB Reimbursement Agreement, or participations therein or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of Borrower, require Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided, further that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii); provided, further that no such sale, assignment, transfer or participation of the Acquisition Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Term Loans and the Commitments relating thereto of Administrative Agent by effecting such sale, assignment, transfer or participation; provided, further that no such sale, assignment, transfer or participation of any Letter of Credit, the IRB Reimbursement Agreement or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Lender effecting such sale, assignment, transfer or participation; and provided, further that, anything contained herein to the contrary notwithstanding, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described in clause (i) above to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5. Except as otherwise provided in this subsection 10.1, no Lender shall, as between Borrower


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and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans or the Letters of Credit or the IRB Reimbursement Agreement or participations therein, or the other Obligations owed to such Lender.

      B.    Assignments.

            (i) Amounts and Terms of Assignments. Each Commitment, Loan, Letter of Credit, the IRB Reimbursement Agreement or participation therein, or other Obligation may (a) be assigned in any amount to another Lender, or to an Affiliate of the assigning Lender or another Lender, with the giving of notice to Borrower and Administrative Agent or (b) be assigned in an aggregate amount of not less than $5,000,000 (or such lesser amount as shall constitute the aggregate amount of the Commitments, Loans, the Letters of Credit, the IRB Reimbursement Agreement and participations therein, and other Obligations of the assigning Lender) to any other Eligible Assignee with the consent of Borrower and Administrative Agent (which consent of Borrower and Administrative Agent shall not be unreasonably withheld or delayed and which consent of Borrower shall not be required at any time that an Event of Default has occurred and is continuing); provided that any such assignment in accordance with either clause (a) or (b) above shall effect a pro rata assignment (based on the respective principal amounts thereof then outstanding or in effect) of each of (1) the Term Loans A Commitment and/or the Term Loans A of the assigning Lender, (2) the Tranche A Term Loan Commitment and/or the Tranche A Term Loan of the assigning Lender and (3) the Revolving Loan Commitment and the Revolving Loans of the assigning Lender. To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, Letters of Credit, the IRB Reimbursement Agreement or participations therein, or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of $3,500 and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a). Upon such execution, delivery, acceptance and recordation, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and
      (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, with respect to any outstanding Letters of Credit and the IRB


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      Reimbursement Agreement, Issuing Lender shall continue to have all rights and obligations of an Issuing Lender thereunder until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder) and the termination of the IRB Reimbursement Agreement and the reimbursement of any IRB Reimbursement Advances. The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of the Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon new Notes shall be issued to the assignee and to the assigning Lender, substantially in the form of Exhibit V, Exhibit VI or Exhibit VII annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments and/or outstanding Term Loans A, Tranche A Term Loans and/or Tranche B Term Loans, as the case may be, of the assignee and the assigning Lender.

            (ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a), Administrative Agent shall, if Administrative Agent and Borrower have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)),
      (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Borrower. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

      C. Participations. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, and all amounts payable by Borrower hereunder (including without limitation amounts payable to such Lender pursuant to subsections 2.6D, 2.7 and 3.6) shall be determined as if such Lender had not sold such participation. Borrower and each Lender hereby acknowledge and agree that, solely for purposes of subsections 10.4 and 10.5, (a) any participation will give rise to a direct obligation of Borrower to the participant and (b) the participant shall be considered to be a "Lender".

      D. Assignments to Federal Reserve Banks. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.1, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and


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its Notes to any Federal Reserve Bank as collateral security pursuant to
Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that (i) no Lender shall, as between Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

      E. Information. Each Lender may furnish any information concerning Parent and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

      F. Representations of Lenders. Each Lender listed on the signature pages hereof hereby represents and warrants (i) that it is an Eligible Assignee described in clause (A) of the definition thereof; (ii) that it has experience and expertise in the making of loans such as the Loans; and (iii) that it will make its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the representations and warranties of such Lender contained in Section 2(c) of such Assignment Agreement are incorporated herein by this reference.

10.2  Expenses.

      Whether or not the transactions contemplated hereby shall be consummated, Parent and Borrower, jointly and severally, agree to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for Parent and Borrower (including without limitation any opinions requested by Lenders as to any legal matters arising hereunder) and of Parent's and Borrower's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including, without limitation, with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Administrative Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Parent or Borrower; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including without limitation filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable expenses (including without limitation the reasonable fees, expenses and disbursements


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of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel) of obtaining and reviewing any appraisals provided for under subsection 4.1J or 6.9C, any environmental audits or reports provided for under subsection 4.1K or 6.9B(ix) and any audits or reports provided for under subsection 6.5B or 6.17 with respect to Inventory and Accounts Receivable of the Operating Subsidiaries; (vi) the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (viii) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including, without limitation, in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of any Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

10.3  Indemnity.

      In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Parent and Borrower, jointly and severally, agree to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Administrative Agent and Lenders, and the officers, directors, employees, agents and affiliates of Administrative Agent and Lenders (collectively called the "Indemnitees"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that neither Parent nor Borrower shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

      As used herein, "Indemnified Liabilities" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted


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against any such Indemnitee, in any manner relating to or arising out of (i)
this Agreement or the other Loan Documents or the Related Agreements or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, or the execution of the IRB Reimbursement Agreement or the use thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of any Guaranty), (ii) the statements contained in the commitment letter delivered by any Lender to Borrower with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Parent or any of its Subsidiaries.

      To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Parent and Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4  Set-Off; Security Interest in Deposit Accounts.

      In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Borrower against and on account of the obligations and liabilities of Borrower to that Lender under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Borrower hereby further grants to Administrative Agent and each Lender a security interest in all deposits and accounts maintained with Administrative Agent or such Lender as security for the Obligations.

10.5  Ratable Sharing.

      Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the


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Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of the Letters of Credit and the IRB Reimbursement Agreement, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "Aggregate Amounts Due" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

10.6  Amendments and Waivers.

      No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Parent or Borrower therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that any such amendment, modification, termination, waiver or consent which: increases the amount of any of the Commitments or reduces the principal amount of any of the Loans; increases the maximum amount of Letters of Credit; increases the Maximum Exposure Under IRB Reimbursement Agreement; changes in any manner the definition of "Class" or the definition of "Pro Rata Share" or the definition of "Requisite Class Lenders" or the definition of "Requisite Lenders"; changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; postpones the date or reduces the amount of any scheduled payment (but not prepayment) of principal of any of the Loans; postpones the date on which any interest or any fees are payable; decreases the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder; increases the maximum duration of Interest Periods permitted hereunder; reduces the amount or postpones the due date of any amount payable in respect of, or extends the required expiration date of any Letter of Credit; changes in any manner the obligations of Lenders relating to the purchase of participations in Letters of Credit; changes in any manner the obligations of Lenders relating to the IRB Reimbursement Agreement; releases any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral; releases Parent from its obligations under the Parent Guaranty or releases all or substantially all of the Subsidiary Guarantors from their


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obligations under the Subsidiary Guaranty other than in accordance with the terms of the Loan Documents; or changes in any manner the provisions contained in subsection 8.1 or this subsection 10.6 shall be effective only if evidenced by a writing signed by or on behalf of all Lenders. In addition, (i) any amendment, modification, termination or waiver of any of the provisions contained in Section 4 shall be effective only if evidenced by a writing signed by or on behalf of Administrative Agent and Requisite Lenders, (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (iii) no amendment, modification, termination or waiver of any provision of subsection 2.1A(v) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (iv) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent, and (v) no amendment, modification, termination or waiver of any provision of subsection 2.4 which has the effect of changing any interim scheduled payments, voluntary or mandatory prepayments, or Commitment reductions applicable to either Class (the "Affected Class") in a manner that disproportionately disadvantages such Class relative to the other Class shall be effective without the written concurrence of Requisite Class Lenders of the Affected Class (it being understood and agreed that any amendment, modification, termination or waiver of any such provision which only postpones or reduces any interim scheduled payment, voluntary or mandatory prepayment, or Commitment reduction from those set forth in subsection 2.4 with respect to one Class but not the other Class shall be deemed to disproportionately disadvantage such one Class but not to disproportionately disadvantage such other Class for purposes of this clause (v)). Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Parent or Borrower in any case shall entitle Parent or Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Parent, on Parent and, if signed by Borrower, on Borrower.

      If any changes in accounting principles from those used in the preparation of the Financial Statements referred to in subsection 5.3 occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the Accounting Principles Board of the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) result in a change in the method of calculation of financial covenants, standards or terms found in Sections 1, 6 and 7 hereof, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating Parent and its Subsidiaries' financial condition shall be the same after such changes as if such changes had not been made.


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10.7  Independence of Covenants.

      All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8  Notices.

      Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Parent, Borrower and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

10.9  Survival of Representations, Warranties and Agreements.

      A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder and the execution of the IRB Reimbursement Agreement.

      B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Parent and Borrower, as applicable, set forth in subsections 2.6D, 2.7, 3.5A, 3.6, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in subsections 9.2C, 9.4 and 10.5 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, the termination of the IRB Reimbursement Agreement and the reimbursement of any IRB Reimbursement Amount, and the termination of this Agreement.

10.10  Failure or Indulgence Not Waiver; Remedies Cumulative.

      No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.


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10.11  Marshalling; Payments Set Aside.

      Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12  Severability.

      In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13  Obligations Several; Independent Nature of Lenders' Rights.

      The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.14  Headings.

      Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.15  Applicable Law.

      THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE

GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

10.16  Successors and Assigns.

      This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to subsection 10.1). Neither Parent's nor Borrower's rights or obligations hereunder nor any interest therein may be assigned or delegated by Parent or Borrower without the prior written consent of all Lenders.

10.17  Consent to Jurisdiction and Service of Process.

      ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST PARENT OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF PARENT AND BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

            (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

            (II)  WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

            (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO PARENT OR BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

            (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER PARENT AND BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

            (V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST PARENT AND BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND

            (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND

      ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.18  Waiver of Jury Trial.

      EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION
10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.19  Confidentiality.

      Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential by Borrower in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Borrower that in any event a Lender may make disclosures to Affiliates of such Lender or disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participations therein or disclosures required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Parent, Borrower or any of its Subsidiaries.

10.20  Counterparts; Effectiveness.

      This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.21  Maximum Amount.

      A. It is the intention of Loan Parties and Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between Loan Parties and Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to Lenders or to Administrative Agent on behalf of Lenders as interest hereunder or under the other Loan Documents or in any other security agreement given to secure the Obligations, or in any other document evidencing, securing or pertaining to the indebtedness evidenced hereby or thereby, exceed the maximum amount permissible under applicable usury or such other laws (the "Maximum Amount"). If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder, in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the indebtedness of Borrower evidenced hereby, outstanding from time to time shall, to the extent permitted by applicable law, be amortized, pro-rated, allocated and spread from the date of disbursement of the proceeds of the Loans until payment in full of all of such indebtedness, so that the actual rate of interest on account of such indebtedness is uniform through the term hereof. The terms and provisions of this subsection shall control and supersede every other provision of all agreements between Borrower, Administrative Agent and the Lenders.

      B. If under any circumstances Lenders shall ever receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the principal amount of the Loans and shall be treated as a voluntary prepayment under subsection 2.4B(i), and shall be so applied in accordance with subsection 2.4B(iv) hereof, or if such excessive interest exceeds the unpaid balance of the Loans and any other indebtedness of

Borrower in favor of Lenders, the excess shall be deemed to have been a payment made by mistake and shall be refunded to Borrower.

                  [Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

            BORROWER:

                              CFP HOLDINGS, INC.


                              By:   ______________________________________
                                    Eric W. Ek
                                    Vice President and
                                    Chief Financial Officer


                              Notice Address:

                              CFP Holdings, Inc.
                              1117 West Olympic Boulevard
                              Montebello, California 90640
                              Attention: Eric Ek
                              Fax No.:  213-727-0412


            PARENT:

                              CFP GROUP, INC.


                              By:   ______________________________________
                                    Eric W. Ek
                                    Vice President and
                                    Chief Financial Officer

                              Notice Address:

                              CFP Group, Inc.
                              1117 West Olympic Boulevard
                              Montebello, California 90640
                              Attention: Eric Ek
                              Fax No.:  213-727-0412

            LENDERS:

                              NATIONSBANK OF TEXAS, N.A.,
                              individually and as Administrative Agent


                              By:   ______________________________________
                                    Barry Bobrow
                                    Authorized Signatory


                              Notice Address:

                              NationsBank of Texas, N.A.
                              13th Floor
                              901 Main Street
                              Dallas, Texas  75201
                              Attention:  Joyce Gilbert
                              Fax No.:  214-508-2118

                              and to:

                              NationsBank, N.A.
                              Suite 4100
                              444 South Flower Street
                              Los Angeles, California 90071
                              Attention: Charles McDonell
                              Fax No.: 213-624-5812

                              NATIONSBANC CAPITAL MARKETS INC,
                              as Arranging Agent and Syndication Agent


                              By:   ______________________________________
                                    Barry Bobrow
                                    Director


                              Notice Address:

                              NationsBanc Capital Markets, Inc.
                              NationsBank Corporate Center
                              100 North Tryon Street
                              Charlotte, North Carolina 28255
                              Attention: Barry Bobrow
                              Fax No: 704-388-0612

                              HELLER FINANCIAL, INC.


                              By:   ______________________________________
                                    Name:
                                    Title:


                              Notice Address:

                              Heller Financial, Inc.
                              500 West Monroe Street
                              Chicago, Illinois 60661
                              Attention: Portfolio Manager
                              Fax No.: 312-441-7367

                              FLEET NATIONAL BANK,
                              individually and as Documentation Agent


                              By:   ______________________________________
                                    Andy Sassine
                                    Vice President


                              Notice Address:

                              Fleet National Bank
                              One Federal Street
                              Mail Code:  MA OF DO3C
                              Boston, Massachusetts  02110
                              Attention:  Andy Sassine
                              Fax No.:  617-346-4806

                                                                       EXECUTION

================================================================================

                                CREDIT AGREEMENT

                          DATED AS OF DECEMBER 30, 1996

                                      AMONG

                               CFP HOLDINGS, INC.,
                                  as Borrower,

                                CFP GROUP, INC.,
                                   as Parent,

                           THE LENDERS LISTED HEREIN,
                                   as Lenders,

                                       and

                           NATIONSBANK OF TEXAS, N.A.,
                            as Administrative Agent,

                                       and

                       NATIONSBANC CAPITAL MARKETS, INC.,
                               as Arranging Agent
                                       and
                               Syndication Agent,

                                       and

                              FLEET NATIONAL BANK,
                             as Documentation Agent

================================================================================

                                 CFP GROUP, INC.
                               CFP HOLDINGS, INC.

                                CREDIT AGREEMENT

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
     Section 1.   DEFINITIONS..............................................  2
            1.1   Certain Defined Terms....................................  2
            1.2   Accounting Terms; Utilization of GAAP for Purposes of
                  Calculations Under Agreement.............................. 43
            1.3   Other Definitional Provisions and Rules of Construction.. 43

     Section 2.   AMOUNTS AND TERMS OF COMMITMENTS AND LOANS............... 43
            2.1   Commitments; Making of Loans; the Register; Notes........ 43
            2.2   Interest on the Loans.................................... 52
            2.3   Fees..................................................... 56
            2.4 Repayments, Prepayments and Reductions in Revolving Loan Commitments; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under
                  Subsidiary Guaranty...................................... 57
            2.5   Use of Proceeds.......................................... 68
            2.6   Special Provisions Governing Eurodollar Rate Loans....... 69
            2.7   Increased Costs; Taxes; Capital Adequacy................. 71
            2.8   Obligation of Lenders and Issuing Lender to Mitigate..... 76

     Section 3.   LETTERS OF CREDIT; IRB REIMBURSEMENT AGREEMENT........... 77
            3.1 Issuance of Letters of Credit, Execution of IRB Reimbursement Agreement and Lenders' Purchase of
                  Participations Therein................................... 77
            3.2   Letter of Credit Fees.................................... 80
            3.3   Drawings and Reimbursement of Amounts Paid Under Letters
                  of Credit and the IRB Reimbursement Agreement............ 81
            3.4   Obligations Absolute..................................... 84
            3.5   Indemnification; Nature of Issuing Lender's Duties....... 85
            3.6   Increased Costs and Taxes Relating to Letters of Credit.. 87

     Section 4.   CONDITIONS TO LOANS AND LETTERS OF CREDIT................ 88
            4.1   Conditions to Term Loans, Initial Revolving Loans, Swing
                  Line Loans and Acquisition Letter of Credit.............. 88
            4.2   Conditions to All Loans.................................. 97
            4.3   Conditions to Letters of Credit.......................... 98


                                    (i)

                                                                            Page
                                                                            ----
     Section 5.   BORROWER'S REPRESENTATIONS AND WARRANTIES................ 99
            5.1   Organization, Powers, Qualification, Good Standing,
                  Business, Subsidiaries and Restructuring................. 99
            5.2   Authorization of Borrowing, etc..........................100
            5.3   Financial Condition......................................101
            5.4   No Material Adverse Change; No Restricted Junior
                  Payments.................................................101
            5.5   Title to Properties; Liens; Real Property................102
            5.6   Litigation; Adverse Facts................................102
            5.7   Payment of Taxes.........................................103
            5.8   Performance of Agreements; Materially Adverse Agreements;
                  Material Contracts.......................................103
            5.9   Governmental Regulation..................................103
            5.10  Securities Activities....................................103
            5.11  Employee Benefit Plans...................................104
            5.12  Certain Fees.............................................104
            5.13  Environmental Protection.................................105
            5.14  Employee Matters.........................................105
            5.15  Solvency.................................................106
            5.16  Matters Relating to Collateral...........................106
            5.17  Related Agreements.......................................107
            5.18  Disclosure...............................................107

     Section 6.   PARENT'S AND BORROWER'S AFFIRMATIVE COVENANTS............108
            6.1   Financial Statements and Other Reports...................108
            6.2   Corporate Existence, etc.................................114
            6.3   Payment of Taxes and Claims; Tax Consolidation...........114
            6.4   Maintenance of Properties; Insurance; Application of Net
                  Insurance/Condemnation Proceeds..........................115
            6.5   Inspection Rights; Audits of Inventory and Accounts
                  Receivable; Lender Meeting...............................117
            6.6   Compliance with Laws, etc................................118
            6.7 Environmental Review and Investigation, Disclosure, Etc.; Parent's and Borrower's Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations
                  of Environmental Laws....................................118
            6.8 Execution of Subsidiary Guaranty and Personal Property Collateral Documents by Certain Subsidiaries and Future
                  Subsidiaries.............................................120
            6.9   Conforming Leasehold Interests; Matters Relating to
                  Additional Real Property Collateral......................121
            6.10  Interest Rate Protection.................................124
            6.11  Deposit Accounts.........................................124
            6.12  Determination of Borrowing Base..........................124
            6.13  Keeping of Books.........................................125
            6.14  Compliance with Terms of Leaseholds......................125


                                      (ii)

                                                                            Page
                                                                            ----
            6.15  Performance of Related Agreements........................126
            6.16  Performance of Material Contracts........................126
            6.17  Audit of Inventory and Accounts Receivable...............126

     Section 7.   NEGATIVE COVENANTS.......................................126
            7.1   Indebtedness.............................................127
            7.2   Liens and Related Matters................................128
            7.3   Investments; Joint Ventures..............................130
            7.4   Contingent Obligations...................................131
            7.5   Restricted Junior Payments...............................132
            7.6   Financial Covenants......................................133
            7.7   Restriction on Fundamental Changes; Asset Sales and
                  Acquisitions.............................................137
            7.8   Consolidated Capital Expenditures........................138
            7.9   Sale or Discount of Receivables..........................139
            7.10  Transactions with Shareholders and Affiliates............139
            7.11  Disposal of Subsidiary Stock.............................139
            7.12  Conduct of Business......................................140
            7.13 Amendments or Waivers of Certain Related Agreements; Amendments of Documents Relating to Bridge Financing and Permitted Securities Issuance; Designation of "Designated
                  Senior Indebtedness".....................................140
            7.14  Fiscal Year..............................................141
            7.15  Charter Amendments.......................................141
            7.16  Amendment, Etc. of Material Contracts....................141
            7.17  Partnerships, Etc........................................141
            7.18  Speculative Transactions.................................141

     Section 8.   EVENTS OF DEFAULT........................................141
            8.1   Failure to Make Payments When Due........................141
            8.2   Default in Other Agreements..............................142
            8.3   Breach of Certain Covenants..............................142
            8.4   Breach of Warranty.......................................142
            8.5   Other Defaults Under Loan Documents......................142
            8.6   Involuntary Bankruptcy; Appointment of Receiver, etc.....142
            8.7   Voluntary Bankruptcy; Appointment of Receiver, etc.......143
            8.8   Judgments, Attachments, etc..............................143
            8.9   Dissolution..............................................144
            8.10  Employee Benefit Plans...................................144
            8.11  Material Adverse Effect..................................144
            8.12  Change in Control........................................144
            8.13  Invalidity of Guarantees; Failure of Security; Repudiation
                  of Obligations...........................................144
            8.14  Action Relating to Certain Indebtedness..................145
            8.15  Conduct of Business By Parent and Borrower...............145
            8.16  Preferred Distribution Stock.............................145



                                      (iii)

                                                                            Page
                                                                            ----
     Section 9.   ADMINISTRATIVE AGENT.....................................146
            9.1   Appointment..............................................146
            9.2   Powers and Duties; General Immunity......................147
            9.3   Representations and Warranties; No Responsibility For
                  Appraisal of Creditworthiness............................149
            9.4   Right to Indemnity.......................................150
            9.5   Successor Agent and Swing Line Lender....................150
            9.6   Collateral Documents and Guaranties......................151
            9.7   Arranging Agent, Syndication Agent and Documentation
                  Agent....................................................151

     Section 10.  MISCELLANEOUS............................................152
            10.1  Assignments and Participations in Loans, Letters of Credit
                  and IRB Reimbursement Agreement..........................152
            10.2  Expenses.................................................155
            10.3  Indemnity................................................156
            10.4  Set-Off; Security Interest in Deposit Accounts...........157
            10.5  Ratable Sharing..........................................157
            10.6  Amendments and Waivers...................................158
            10.7  Independence of Covenants................................160
            10.8  Notices..................................................160
            10.9  Survival of Representations, Warranties and Agreements...160
            10.10 Failure or Indulgence Not Waiver; Remedies Cumulative....160
            10.11 Marshalling; Payments Set Aside..........................161
            10.12 Severability.............................................161
            10.13 Obligations Several; Independent Nature of Lenders'
                  Rights...................................................161
            10.14 Headings.................................................161
            10.15 Applicable Law...........................................162
            10.16 Successors and Assigns...................................162
            10.17 Consent to Jurisdiction and Service of Process...........162
            10.18 Waiver of Jury Trial.....................................163
            10.19 Confidentiality..........................................163
            10.20 Counterparts; Effectiveness..............................164
            10.21 Maximum Amount...........................................164

Signature pages                                                            S-1


                                      (iv)

                                    EXHIBITS


I           FORM OF NOTICE OF BORROWING
II          FORM OF NOTICE OF CONVERSION/CONTINUATION
III         FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT
IV          FORM OF ACQUISITION LETTER OF CREDIT
V-A         FORM OF TERM LOAN A NOTE
V-B         FORM OF TRANCHE A TERM NOTE
VI          FORM OF TRANCHE B TERM NOTE
VII         FORM OF REVOLVING NOTE
VIII        FORM OF SWING LINE NOTE
IX          FORM OF COMPLIANCE CERTIFICATE
X-A         FORM OF OPINION OF O'SULLIVAN GRAEV & KARABELL, LLP
X-B         FORM OF OPINION OF FALK & SHARP
XI          FORM OF OPINION OF O'MELVENY & MYERS LLP
XII         FORM OF ASSIGNMENT AGREEMENT
XIII-A      FORM OF LANDLORD CONSENT AND ESTOPPEL (CALIFORNIA
            AND KENTUCKY)
XIII-B      FORM OF LANDLORD CONSENT AND ESTOPPEL (WAREHOUSE)
XIV         FORM OF CERTIFICATE RE NON-BANK STATUS
XV          FORM OF FINANCIAL CONDITION CERTIFICATE
XVI         FORM OF COLLATERAL ACCOUNT AGREEMENT
XVII        FORM OF BORROWER PLEDGE AGREEMENT
XVIII       FORM OF BORROWER SECURITY AGREEMENT
XIX         FORM OF SUBSIDIARY GUARANTY
XX          FORM OF SUBSIDIARY PLEDGE AGREEMENT
XXI         FORM OF SUBSIDIARY SECURITY AGREEMENT
XXII        FORM OF SUBSIDIARY PATENT SECURITY AGREEMENT
XXIII       FORM OF SUBSIDIARY TRADEMARK SECURITY AGREEMENT
XXIV        FORM OF PARENT GUARANTY
XXV         FORM OF PARENT PLEDGE AGREEMENT
XXVI        FORM OF PARENT SECURITY AGREEMENT
XXVII       FORM OF MORTGAGE
XXVIII      FORM OF BORROWING BASE CERTIFICATE
XXIX        FORM OF IRB REIMBURSEMENT AGREEMENT
XXX         FORM OF MELF INTERCREDITOR AGREEMENT


                                       (v)

                                    SCHEDULES

2.1     LENDERS' COMMITMENTS AND PRO RATA SHARES
4.1C    CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP; MANAGEMENT
4.1E    INDEBTEDNESS REPAID AT CLOSING
4.1H    CLOSING DATE MORTGAGED PROPERTIES AND CERTAIN LEASEHOLD INTERESTS
4.1K    FACILITIES REQUIRING ENVIRONMENTAL REPORTS
5.1     SUBSIDIARIES OF BORROWER
5.2B    THIRD PARTY CONSENTS
5.2C    GOVERNMENTAL CONSENTS
5.4     CERTAIN RESTRICTED JUNIOR PAYMENTS
5.5     REAL PROPERTY
5.6     LITIGATION
5.8     MATERIAL CONTRACTS
5.11    CERTAIN EMPLOYEE BENEFIT PLANS
5.13    ENVIRONMENTAL MATTERS
5.16C   PERMITTED UCC FILINGS
7.1     CERTAIN EXISTING INDEBTEDNESS
7.2     CERTAIN EXISTING LIENS
7.2(vii)PIDA COMMITMENT LETTER
7.3     CERTAIN EXISTING INVESTMENTS
7.4     CERTAIN EXISTING CONTINGENT OBLIGATIONS
9.2     TERMS OF PNC BANK LETTER OF CREDIT


                                      (vi)